EXHIBIT 10.2
EXECUTION COPY

U.S. $150,000,000
RECEIVABLES LOAN AND SECURITY AGREEMENT
Dated as of November 21, 2008
Among
LEAF III C SPE, LLC,
as the Borrower,
LEAF FUNDING, INC.,
as the Originator,
LEAF FINANCIAL CORPORATION,
as the Servicer,
LEAF EQUIPMENT LEASING INCOME FUND III, L.P.
as the Seller,
AUTOBAHN FUNDING COMPANY LLC,
as a Lender,
DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
FRANKFURT AM MAIN,
as the Agent,
LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services),
as the Backup Servicer,
and
U.S. BANK NATIONAL ASSOCIATION,
as the Custodian and the Agent’s Bank.

TABLE OF CONTENTS
(cont.)

TABLE OF CONTENTS
(cont.)
 iii

     This RECEIVABLES LOAN AND SECURITY AGREEMENT is made as of November 21, 2008, among:
(1)	LEAF III C SPE, LLC, a Delaware limited liability company (the “Borrower”);

(2)	LEAF FUNDING, INC. (“LEAF”), as Originator (the “Originator”)

(3)	LEAF FINANCIAL CORPORATION (“LEAF Financial”), as the Servicer (as defined herein);

(4)	AUTOBAHN FUNDING COMPANY LLC (“Autobahn”), as a Lender (as defined herein);

(5)	LEAF EQUIPMENT LEASING INCOME FUND III, L.P. ( “LEAF III” or the “Partnership”), as a Seller (the “Seller”)

(6)	DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN (“DZ BANK”), as agent for the Lender (the “Agent”);

(7)	LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank Portfolio Services) (“Lyon”), as the Backup Servicer; and

(8)	U.S. BANK NATIONAL ASSOCIATION, as the Custodian and the Agent’s Bank (as each such term is defined herein).

IT IS AGREED as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.
          (b) As used in this Agreement and the exhibits and schedules hereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Acquisition Loan” any loan financing the acquisition of a business enterprise by the Obligor.
          “Adjusted EBITDA” means, with respect to the Servicer and its consolidated Subsidiaries for any twelve month trailing period, the EBITDA for such period plus any amounts excluded from Interest Expense pursuant to clause (iii) of the definition thereof.
          “Adverse Claim” means a lien, security interest, charge, encumbrance or other right or claim of any Person other than, with respect to the Pledged Assets, (i) any lien, security interest, charge, encumbrance or other right or claim in favor of the Lender (or the Agent on behalf of the Lender), (ii) any rights with respect to Equipment granted to the related Obligor under the related Contract or (iii) a Permitted Lien.
          “Affected Party” has the meaning assigned to that term in Section 2.11.
          “Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Agent” has the meaning assigned to that term in the preamble hereto.
          “Agent’s Bank” means U.S. Bank National Association and its successors and assigns that are Eligible Depository Institutions.
          “Agent’s Bank Fee” means, for any Remittance Period, an amount payable out of Collections on the Pledged Receivables and amounts applied to the payment of, or treated as payments on, the Pledged Receivables, equal to the sum of the fees and expenses due and owing to the Agent Bank pursuant to Exhibit F for such Remittance Period.
          “Aggregate Net Investment” means the aggregate Net Investment of all Pledged Receivables.
          “Agreement” means this Receivables Loan and Security Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.
          “Assigned Documents” has the meaning assigned to that term in Section 2.12.
          “Assignment” has the meaning set forth in the Purchase and Contribution Agreement.
          “Assignment and Acceptance” has the meaning assigned to that term in Section 9.04.
          “Authorized Officer” means, as to any Person, any of the chief executive officer, any president, any senior vice president, any executive vice president or any vice president or the treasurer thereof, as the case may be, or, if such Person is managed by another Person (such other Person, a “manager”), any of the chief executive officer, any president, any senior vice president, any executive vice president or any vice president or the treasurer of such manager, or the manager of such manager.
          “Autobahn” has the meaning assigned to that term in the preamble hereto.

          “Backup Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services), a Minnesota corporation, or any successor Backup Servicer appointed hereunder by the Agent.
          “Backup Servicer Fee” means, for any Remittance Period, an amount equal to the fees and expenses due and owing to the Backup Servicer pursuant to Exhibit F for such Remittance Period.
          “Backup Servicer Monthly Certification” means a certification to the Agent in substantially the form attached hereto as Exhibit G with respect to the requirements in Section 6.14.
          “Balloon Payment” means, as to a Pledged Receivable, a final Scheduled Payment in an amount equal to 10% or more of the original cost of the Related Equipment which is due on such Receivable from the related Obligor at the end of the term of the related Contract.
          “Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended.
          “Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either:
          (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
          (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.
          “Base Rate” means, on any day, a floating rate equal to the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans at large U.S. money center commercial banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent). Each change in any interest rate provided for in this Agreement based upon the Base Rate shall take effect at the time of such change in the Base Rate.
          “Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
          “Borrower” has the meaning assigned to that term in the preamble hereto.
          “Borrowing” means a borrowing of Loans under this Agreement.
          “Borrowing Base Certificate” means a report, in substantially the form of Exhibit A, prepared by the Borrower for the benefit of Lender pursuant to Section 6.11(d).
          “Borrowing Base Deficiency” means, at any time that the Capital Limit is less than the Facility Amount, an amount equal to the amount of such deficiency.
          “Borrowing Date” means, with respect to any Borrowing, the date on which such Borrowing is funded, which date, other than in the case of the initial Borrowing, shall be a Subsequent Borrowing Date.
          “Brokered Contract” means a Contract with respect to which the related equipment was sold by or leased on behalf of LEAF through a broker in exchange for a fee as payment for an introduction to the related Obligor.
          “Business Day” means a day of the year other than a Saturday or a Sunday or any other day on which banks are authorized or required to close in New York, New York or St. Paul, Minnesota.
          “Calculated Swap Amortizing Balance” means, with respect to a Qualifying Interest Rate Hedge and as of any date of determination, the projected scheduled amortizing balance, through the scheduled maturity date, of the related Pledged Receivables which were Pledged on the date on which such Qualifying Interest Rate Hedge became effective, determined by the Servicer and accepted by the Agent based upon the projected Loans Outstanding, adjusted by the Servicer for prepayments using an absolute prepayment rate, recovery rate and default rate which, in the sole judgment of the Agent, are representative of expected prepayment rates, default rates and recovery rates on the Pledged Receivables.
          “Capital Limit” means, an amount equal to the sum of (A) the lesser of (1) the Maximum Facility Amount or (2) the lesser of (i) 95% of the Aggregate Net Investment at such time, (ii) 87% of the Eligible Receivables Balance at such time and (iii) the positive difference between the Eligible Receivables Balance at such time and $3,000,000 and (B) the amount of Collections on deposit in the Collection Account and the Master DDA Account at such time to be applied in accordance with Section 2.06 on the next Remittance Date, minus the portion of such Collections which are required to be maintained for the payment of accrued Yield and accrued and unpaid Fees and Liquidation Fees pursuant to Section 2.05(a) hereof.

          “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, contingent share issuances, economic membership interests, participations or other equivalents of or interest in equity (however designated) of such Person.
          “Change of Control” means that at any time (i) the Seller shall fail to own directly or indirectly 100% of all Capital Stock or voting power of the Borrower (other than any interest of the Independent Manager under the Borrower’s limited liability company agreement), (ii) without the prior written consent of the Agent (such consent not to be unreasonably withheld), the Seller merges or consolidates with any Person other than LEAF Financial or any person or group that owns a majority of the beneficial ownership of a LEAF Party on the date of this Agreement and after giving effect to such merger or consolidation, the Seller is not the surviving entity, (iii) any event or condition occurs which results in any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a person or group that owns the majority of the Capital Stock of the Seller as of the date of this Agreement, shall become or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding Capital Stock of the Seller or (iv) either Crit Dement or Miles Herman is not employed in a senior management position at the Seller, is not involved in the day-to-day operations of the Seller or is not able to perform substantially all of his duties as an employee of the Seller during any three month period and, in each case, has not been replaced by a person approved by the Agent in writing within one-hundred and twenty (120) days of any such event.
          “Closing Date” means November 21, 2008.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral Account Agreement” means the Collateral Account Agreement dated as of the Closing Date among the Agent’s Bank, the Borrower and the Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
          “Collateral Receipt” has the meaning assigned to that term in the Custodial Agreement.
          “Collection Account” means a special trust account (account number 129322000 at the Agent’s Bank) in the name of “LEAF III C SPE, LLC, for the benefit of DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt Am Main, as Agent” and under the sole dominion and control of the Agent for the benefit of DZ Bank and Autobahn; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any taxes payable with respect to the Collection Account.
          “Collection Date” means the date on which the aggregate outstanding principal amount of the Loans have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Lender shall have no further obligation to make any additional Loans.

          “Collections” means, without duplication, (i) with respect to any Receivable that is Pledged hereunder, all Scheduled Payments, all prepayments, all overdue payments, all Guaranty Amounts, all Insurance Proceeds, all Servicing Charges, all Recoveries, all amounts paid to the Borrower pursuant to the terms of the Purchase and Contribution Agreement and all other payments and proceeds received with respect to the Contract related to such Receivable, (ii) any amounts paid to the Borrower under or in connection with any Qualifying Interest Rate Hedge or the hedging arrangements contemplated thereunder and (iii) all cash receipts and proceeds in respect of the Other Conveyed Property, Pledged Assets and Related Security; provided, however, that “Collections” shall not include sales and property tax remittances received during the related Remittance Period.
          “Commercial Paper Remittance Report” means a report, in substantially the form of Exhibit B, furnished by the Borrower to the Agent for the Lender.
          “Commitment Fee” has the meaning set forth in the Fee Letter.
          “Commitment Percentage” has the meaning assigned to that term in Section 9.04(b).
          “Computer Tape or Listing” means the computer tape or listing (whether in electronic form or otherwise) generated by the Servicer on behalf of the Borrower, which provides information relating to the Receivables included in the Eligible Receivables Balance and all other information necessary to prepare the Monthly Remittance Report.
          “Continued Errors” has the meaning assigned to that term in Section 6.14(h).
          “Contract” means a Lease Contract or an Installment Contract, as applicable, containing terms and conditions which comply with the requirements set forth in this agreement or any other form of secured Receivables financing approved by Agent.
          “CP Disruption Event” means, at any time, the inability of the Lender to raise (whether as a result of a prohibition or any other event or circumstance whatsoever) funds through the issuance of commercial paper notes in the United States commercial paper market, including, without limitation, by virtue of (i) any disruption in the commercial paper market, (ii) insufficient availability under the liquidity or enhancement facility entered into by the Issuer with respect to this Agreement or (iii) a downgrade of the rating of one or more financial institutions extending credit to or for the account of the Issuer or having a commitment to extend credit to the Lender under a liquidity or enhancement facility which relates to this Agreement to a level lower than that required by the Rating Agencies.
          “CP Rate” means, with respect to any Fixed Period for all Loans allocated to such Fixed Period, (A) the per annum rate equivalent to the per annum rate (or if more than one rate, the weighted average of the rates) at which commercial paper notes of the Issuer having a term equal to such Fixed Period and to be issued to fund, in whole or in part, the applicable Loans (and, at the election of the Issuer, other loans by the Issuer) by the Issuer may be sold by any placement agent or commercial paper dealer selected by the Issuer, as agreed between each such agent or dealer and the Issuer and notified by the Issuer to the Agent and the Borrower; provided, however, if the rate (or rates) as agreed between any such agent or dealer and the Issuer with respect to any Fixed Period for the applicable Loans is a discount rate (or rates), the CP Rate for such Fixed Period shall be the rate (or, if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum; provided, further, however, that such rate (or rates) shall reflect and give effect to borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market to the extent that such amounts are reasonably allocated, in whole or in part, to such Loans, plus (B) the Lender Margin; provided, however, that if the Lender shall have notified the Agent and the Borrower that a CP Disruption Event has occurred, the CP Rate shall be equal to the Non-CP Rate (until the Lender shall have notified the Agent that such CP Disruption Event has ceased).
          “CP Rollover Fixed Period” means any Fixed Period other than any Fixed Period (i) applicable to the Loan arising as a result of the Borrowing on the initial Borrowing Date which shall have been requested in the Notice of Borrowing delivered in connection with such Borrowing, (ii) applicable to any new Loan arising as a result of a Borrowing on a Subsequent Borrowing Date which shall have been requested in the Notice of Borrowing delivered in connection with such Borrowing or (iii) applicable to any Loan accruing Yield at the Non-CP Rate.
          “Credit and Collection Policy” means the “Credit and Collection Policy” of LEAF Financial, as annexed hereto as Schedule IV as such policy may hereafter be amended, modified or supplemented from time to time in compliance with Section 5.01(j), or in the case of a successor Servicer, a credit and collection policy maintained in accordance with customary and usual procedures of institutions which service equipment lease contracts and receivables and, to the extent more exacting, the credit and collection policy which such successor Servicer applies with respect to all comparable equipment lease contracts and receivables that it services for itself or others.
          “Cumulative Net Loss Rate” means, as of any date of determination, an amount (expressed as a percentage) equal to (x) the aggregate Discounted Balances, at time of default, of all Pledged Receivables which became Defaulted Receivables since the Closing Date (or were or would have become Defaulted Receivables had such Defaulted Receivables not been resold by the Borrower other than repurchases pursuant to Section 4.03 as a result of such Receivable not being an Eligible Receivable) minus (y) the amount of Recoveries received with respect to such Receivables since the Closing Date, divided by (z) the sum of the aggregate Discounted Balances at time of Pledge of all Pledged Receivables since the Closing Date.
          “Custodial Agreement” means that certain Custodial and Collateral Agency Agreement dated as of the Closing Date among the Servicer, the Borrower, the Agent and the Custodian, together with all instruments, documents and agreements executed in connection therewith, as such Custodial Agreement may from time to time be amended, restated, supplemented and/or otherwise modified in accordance with the terms thereof.
          “Custodian” means U.S. Bank National Association or any substitute Custodian appointed by the Agent pursuant to the Custodial Agreement.

          “Custodian Fee” means, for any Remittance Period, an amount equal to the aggregate fees listed in Exhibit F hereto which relate to such Remittance Period.
          “Cut-Off Date” has the meaning given such term in the Purchase and Contribution Agreement.
          “Debt” of any Person means debt (as reflected in its financial statements) as calculated in accordance with GAAP minus any cash then on deposit in any collection accounts (other than amounts representing accrued interest and related fees and expenses with respect to such collection accounts).
          “Default Funding Rate” means an interest rate per annum equal to one and one-half percent (1.50%) per annum plus the Base Rate.
          “Defaulted Receivable” means, as of any time of determination, any Pledged Receivable:
     (i) with respect to which the first Scheduled Payment is outstanding from the related Obligor for a period greater than or equal to 31 days after the due date therefor set forth in the Contract (notwithstanding any Partnership Advance made in respect of such Contract); or
     (ii) with respect to which any part of any Scheduled Payment, sales tax or use tax or similar tax payment, insurance premiums or other charges (excluding late fees) under the related Contract is deemed to be outstanding by the Servicer pursuant to the Credit and Collection Policy for a period greater than or equal to 121 days after the due date therefor set forth in such Contract; or
     (iii) with respect to which any payment or other material terms of the related Contract have been restructured or modified in any way (other than in accordance with the Credit and Collection Policy or with the consent of Agent) to avoid or cure any Pledged Receivable from being a Delinquent Receivable or Defaulted Receivable after such Contract was acquired by the Borrower; or
     (iv) which has been or should be charged off in accordance with the Credit and Collection Policy as a result of the occurrence of a Bankruptcy Event with respect to the related Obligor or which has been or should otherwise be deemed uncollectible by the Servicer in accordance with the Credit and Collection Policy; or
     (v) with respect to which the Servicer has repossessed the related Equipment.
          “Delinquency Rate” means, as of the last day of any Remittance Period, an amount (expressed as a percentage) equal to (i) the aggregate Discounted Balances of all Delinquent Receivables (other than Receivables that have been repurchased as a result of a LEAF Purchase Event) as of the last day of the immediately preceding Remittance Period divided by (ii) the Pledged Receivables Balance as of the last day of the immediately preceding Remittance Period.

          “Delinquent Receivable” means, as of any time of determination, any Pledged Receivable with respect to which 10% or more of any Scheduled Payment (notwithstanding any Partnership Advances made in respect of such Contract), sales tax or use tax or similar tax payment, insurance premiums or other charges (excluding late fees) under the related Contract is deemed to be outstanding for a period greater than or equal to 31 days (but less than 121 days) after the due date therefor set forth in such Contract as determined by the Servicer in accordance with the Credit and Collection Policy.
          “Depository Institution” means a depository institution or trust company, incorporated under the laws of the United States or any State thereof, that is subject to supervision and examination by federal and/or State banking authorities.
          “Discount Rate” means, a per annum rate, expressed as a percentage, equal to the sum of (a) the Weighted Average Hedged Rate, (b) the Lender Margin, (c) the Servicing Fee Rate, and (d) 0.10%.
          “Discounted Balance” means, with respect to any Receivable or Contract, as of any date of determination, the net present value of the aggregate amount of Scheduled Payments (including any PUT Payment received from any Obligor but excluding the residual book value with respect to such Receivable) due or to become due under the terms of the related Contract, which remain unpaid as of such date of determination, calculated by discounting such aggregate amount of Scheduled Payments to such date of determination at an annual rate equal to the Discount Rate for such Contract.
          “DZ Bank” has the meaning assigned to that term in the preamble hereto.
          “Early Amortization Commencement Date” means the earliest of (i) the date of occurrence of any event described in Section 7.01(a) hereof, (ii) the date of the declaration of the Early Amortization Commencement Date pursuant to Section 7.01, or (iii) the date of the declaration of the Early Amortization Commencement Date by, and at the option of, the Lender upon the occurrence of an Early Amortization Event.
          “Early Amortization Event” means the occurrence of any of the following events:
     (i) a regulatory, tax or accounting body has ordered that the activities of the Lender or any Affiliate of the Lender contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Lender contemplated hereby may reasonably be expected to cause the Lender, the Person, if any, then acting as the administrator or the manager for the Lender, or any of their respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences; any event described in this clause (i) with respect to Autobahn shall be deemed waived after giving effect to any assignment by Autobahn to DZ Bank in accordance with Section 2.19.
     (ii) an Event of Default has occurred and is continuing;
     (iii) the Facility Maturity Date shall have occurred; or

     (iv) the Facility Amount exceeds the Capital Limit and such event shall remain unremedied for two (2) Business Days after the earlier of (A) the Borrower’s knowledge of such event or (B) the Borrower’s receipt of notice of such event.
          “EBITDA” means with respect to the Servicer and its consolidated subsidiaries, with reference to any trailing twelve-month period, Net Income, calculated in accordance with GAAP, for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense for such period, plus (ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period.
          “Eligible Depository Institution” means a Depository Institution the short term unsecured senior indebtedness of which is rated at least “Prime-1” by Moody’s, “A-1” by S&P and “F1” by Fitch, if rated by Fitch.
          “Eligible Receivable” means, a Pledged Receivable with respect to which each of the representations and warranties with respect to the Contract related to such Pledged Receivable contained in Schedule III hereto is true and correct at the time of its Conveyance by the Seller to the Borrower, the time of its Pledge or any Borrowing Date (except as set forth under paragraph 53A of Schedule III).
          “Eligible Receivables Balance” means, at any time (i) the Pledged Receivables Balance, minus (ii) the Overconcentration Amount at such time.
          “Equipment” means the equipment, Vehicle and software leased or sold to an Obligor, or serving as collateral under a Contract, together with any replacement parts, additions and repairs thereof, and any accessories incorporated therein and/or affixed thereto.
          “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.
          “Errors” has the meaning assigned to that term in Section 6.14(h).
          “Event of Default” has the meaning assigned to that term in Section 7.01.
          “Expiration Date” has the meaning set forth in Section 2.04(a).
          “Facility” means the lending facility evidenced by this Agreement.
          “Facility Amount” means, at any time, the sum of (i) the face amount of outstanding commercial paper notes (net of the amount of all interest scheduled to accrue thereon through their respective stated maturity if such commercial paper notes are issued on a discount basis) of the Lender issued to fund Loans hereunder, plus (ii) aggregate Loans Outstanding hereunder (including under the Liquidity Purchase Agreement) bearing interest at the Non-CP Rate, plus (iii) accrued and unpaid Yield and Fees with respect to the amounts described in the foregoing clauses (i) and (ii).

          “Facility Fees” means all Fees which are due and payable on a Remittance Date pursuant to Section 2.10.
          “Facility Maturity Date” means the fifth anniversary of the date of this Agreement.
          “Fee Letter” means that certain Fee Letter, dated as of the Closing Date, among the Borrower, Seller, the Lender and the Agent as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Fees” has the meaning assigned to that term in Section 2.10(a).
          “First Priority Assets” has the meaning assigned to that term in Section 3.02(c)(v).
          “Fitch” means Fitch, Inc. (or its successors in interest).
          “Fixed Period” means, for any outstanding Loans, (i) if Yield in respect of all or any part thereof is computed by reference to the CP Rate, a period of up to and including 270 days as determined pursuant to Section 2.04 or (ii) if Yield in respect of all or any part thereof is computed by reference to the Non-CP Rate, the applicable Remittance Period.
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States.
          “General Business Loan” means any Contract which (a) the primary financing purpose for the related Obligor was neither a financing nor a purchase of equipment and (b) is not an Acquisition Loan; such General Business Loans to be coded as “General Business Loans” under the Servicer’s lease accounting system “Infolease System” under the field “Equipment Description”
          “Government Contract” means a Contract with an Obligor or a guarantor thereunder that is a Government Entity.
          “Government Entity” means any State or any municipality thereof, any political subdivision of a State or any municipality thereof and any agency or instrumentality of any State or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. This definition of “Government Entity” does not include the United States federal government or any political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the United States federal government.
          “Guaranty Amounts” means any and all amounts paid by any guarantor with respect to the applicable Contract (excluding payments made by the Seller pursuant to the LEAF III Guaranty).
          “Hedged Rate” means with respect to any Qualifying Interest Rate Hedge, (i) the annual rate of interest (expressed as a percentage) which the Borrower, as the fixed-rate payor, is required to pay under such Qualifying Interest Rate Hedge in order to receive the floating rate of interest provided for under such Qualifying Interest Rate Hedge or (ii) the strike rate price (expressed as a percentage) which the Borrower is required to pay in respect of any interest rate cap.
          “Hedging Liabilities” means, with respect to any Person and its consolidated subsidiaries, Debt, obligations and liabilities of such Person attributable to (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, cap, collar or floor or other interest rate hedge arrangement, to which the Partnership or any of its subsidiaries is a party or a beneficiary, (b) any foreign exchange contract, currency option, currency swap, cap, collar or floor or other similar agreement or arrangement designed to protect the Partnership or any of its subsidiaries against fluctuations in currency values or (c) any commodity option, commodity forward contract, commodity swap, cap, collar or floor or similar agreement or arrangement designed to protect such Person or Persons against fluctuations in commodity prices.
          “Increased Costs” has the meaning set forth in Section 2.11.
          “Indemnified Amounts” has the meaning assigned to that term in Section 8.01.
          “Indemnified Party” has the meaning assigned to that term in Section 8.01.
          “Independent Accountants” shall mean Grant Thornton LLP or a firm of nationally recognized independent certified public accountants acceptable to the Agent.
          “Independent Manager” has the meaning assigned to such term in Section 5.01(b).
          “Installment Contract” means, collectively, a “Loan and Security Agreement”, finance agreement or other documents of similar import, pursuant to which LEAF makes a loan to an Obligor secured by Equipment purchased or owned by such Obligor (and, in certain cases, fixtures), as well as any other assets of the Obligor securing such loan, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.
          “Insurance Certificate” means, with respect to any Receivable, the insurance certificate related to the Insurance Policy with respect to such Receivable (which contains a successors and assigns clause and, if the Equipment related to such Receivable had an original cost of $100,000 or more, such insurance certificate shall list the Borrower as a lender loss payee and as an additional insured).
          “Insurance Policy” means, with respect to any Equipment, any insurance policy or policies maintained by or on behalf of the Obligor pursuant to the related Contract that covers physical damage to the related Equipment and general liability (including policies procured by the Borrower or the Servicer, or any agent thereof, on behalf of the Obligor).
          “Insurance Proceeds” means, with respect to an item of Equipment, any amount paid under an Insurance Policy or any other insurance policy issued with respect to such Equipment and the related Contract, net of any proceeds which are required by law or the related Contract to be paid to the related Obligor.

          “Interest Coverage Ratio” means, as of the last day of any calendar quarter, the ratio of Adjusted EBITDA to Interest Expense for the same period.
          “Interest Expense” means, with respect to the Servicer and its consolidated subsidiaries for any period, without duplication for any item set forth below, (i) the aggregate interest expense of the Servicer and its consolidated subsidiaries for such period including the portion of capitalized leases allocable to Interest Expense, (ii) plus any payments made in respect of Hedging Liabilities, minus (iii) the sum of any paid-in-kind interest expenses for such period as determined on a consolidated basis in accordance with GAAP consistently applied.
          “Investment Company Act” means the Investment Company Act of 1940, as amended.
          “IRC” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
          “Issuer” means, collectively, Autobahn and any presently existing or future Person administered by DZ Bank or otherwise, whose principal business consists of issuing commercial paper or other securities to (i) fund or maintain loans secured by receivables, accounts, instruments, chattel paper, general intangibles and other similar assets or (ii) fund its acquisition and maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.
          “LEAF” means LEAF Funding, Inc., a Delaware corporation.
          “LEAF III” and “Partnership” has the meaning set forth in the preamble.
          “LEAF III Guaranty” means that certain Guaranty, dated as of the Closing Date, by the Partnership in favor of the Agent for the benefit of the Lender, as amended, supplemented or otherwise modified in accordance with the terms thereof.
          “LEAF Blanket Policy” means the “Lease Equipment Insurance Policy”, policy number 35335823, maintained with the Chubb Corporation, as supplemented with that certain “Loss Payee” endorsement providing for the addition of the Agent as a loss payee as its interests may appear and for the addition of the Borrower as an insured, a copy of which is attached hereto as Exhibit H, or a similar policy approved in writing by the Agent.
          “LEAF Parties” means the Borrower, LEAF Financial, the Seller and LEAF.
          “LEAF Purchase Event” has the meaning given to such term in the Purchase and Contribution Agreement.
          “Lease Contract” means, collectively, a lease contract, finance agreement or other document of similar import pursuant to which Equipment is leased to an Obligor by LEAF, together with all schedules, supplements and amendments thereto and each other document and instrument related to such lease contract. For the avoidance of doubt, if an Obligor has executed a “Master Lease” with one or more “Lease Schedules”, each “Lease Schedule” shall constitute a separate “Lease Contract” for all purposes hereunder.

          “Lender” means, collectively, Autobahn and/or any other Person (including, without limitation, any present or future Affiliate of DZ Bank) that agrees, pursuant to the pertinent Assignment and Acceptance, to make Loans secured by Pledged Assets pursuant to Article II of this Agreement. For the purposes of enforcing rights and remedies hereunder, the term “Lender” is used as described in Section 9.04(b).
          “Lender Amortization Event” means the occurrence of an event described in clause (i) of the definition of Early Amortization Event which remains in effect for more than nine (9) months after notice of such event is given to Borrower.
          “Lender Margin” has the meaning ascribed to such term in the Fee Letter.
          “Leverage Ratio” means, with respect to the Seller, the ratio obtained by dividing the Seller’s Debt by the Seller’s Partner’s Capital as of the last day of each fiscal quarter end.
          “LIBOR” or “One-Month LIBOR” means the London interbank offered rate (rounded to the nearest 1/100th of one basis point) for deposits in U.S. dollars having a one month maturity which appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the related LIBOR Determination Date. If the rates used to determine LIBOR do not appear on the Reuters Screen LIBOR01 Page, the rates for that day will be determined as the arithmetic mean (rounded to the nearest 1/100th of one basis point) of the rates at which deposits in U.S. dollars, having a one month maturity and in a principal amount of not less than U.S. $1,000,000, are offered by four major banks in the London interbank market at approximately 11:00 a.m., London Time, on such LIBOR Determination Date to prime banks in the London interbank market.
          “LIBOR Determination Date” means the date that is two (2) Business Days prior to the related Borrowing Date.
          “Lien Certificate” means such documentation, for notice of the lien of a secured party with respect to a Vehicle, as is provided under applicable law for issuance by the Registrar of Titles of the applicable State.
          “Lienholder Nominee Agreement” means any Vehicle Lienholder Nominee Agreement in the form of Exhibit L attached hereto, between the lienholder named therein, the Borrower, and the Agent, as each such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
          “Liquidation Fee” means, for Loans allocated to any Fixed Period during which such Loans are repaid (in whole or in part) prior to the end of such Fixed Period, the breakage costs (if any) related to such repayment plus the amount (if any) by which (i) Yield (calculated without taking into account any Liquidation Fee) which would have accrued on the amount of the repayment of such Loans during such Fixed Period (as so computed) if such payment had not been made exceeds (ii) the sum of (A) Yield actually received by the Lender in respect of such Loans for such Fixed Period and (B) the income (if any) received by the Lender from the Lender’s investing the proceeds of such repayments.

          “Liquidation Proceeds” means, with respect to a Receivable with respect to which the related Equipment has been repossessed, foreclosed upon (in the case of real estate), disposed of or otherwise realized upon by the Servicer, all amounts realized with respect to such Receivable net of (i) reasonable expenses of the Servicer incurred in connection with the collection, repossession, foreclosure and/or disposition of the related Equipment and (ii) amounts that are legally required to be refunded to the Obligor on such Receivable; provided, however, that the Liquidation Proceeds with respect to any Receivable shall in no event be less than zero.
          “Liquidity/Credit Enhancement Facility” means one or more Liquidity Purchase Agreements or similar agreements, to be entered into on the Closing Date among the Issuer, the financial institutions party thereto (including, if applicable at any time, financial institutions which are not Affiliates of DZ Bank) and the Agent and/or a letter of credit or similar instrument or agreement by the financial institutions party thereto (including, if applicable at any time, financial institutions which are not Affiliates of DZ Bank) in favor of the Issuer, together with any related agreements, in each case, to be entered into on the Closing Date.
          “Liquidity Purchase Agreement” means that certain Asset Purchase Agreement dated as of the date hereof between the Lender, the Liquidity Providers, and DZ Bank, as Liquidity Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Liquidity Provider” means any of the financial institutions from time to time that are “purchasers” pursuant to the Liquidity Purchase Agreement.
          “Loan” means each loan advanced by the Lender to the Borrower on a Borrowing Date pursuant to Article II.
          “Loans Outstanding” means the sum of the principal amounts of Loans loaned to the Borrower for the initial and any subsequent borrowings pursuant to Sections 2.01 and 2.02, reduced from time to time by Collections received and distributed as repayment of principal amounts of Loans outstanding pursuant to Section 2.06 and any other amounts received by the Lender to repay the principal amounts of Loans outstanding pursuant to Section 2.16 or otherwise; provided, however, that the principal amounts of Loans outstanding shall not be reduced by any Collections or other amounts if at any time such Collections or other amounts are rescinded or must be returned for any reason.
          “Lockbox” means P.O. Box 4006, Cincinnati, Ohio 45264 to which Collections are remitted for retrieval by the Master DDA Securities Intermediary for deposit into the Master DDA Account (account number 153910088597).
          “Lockbox Utilization Rate” means, in respect of any Remittance Period, a fraction, expressed as a percentage, (i) the numerator of which is equal to the aggregate amount of all payments under the Contracts paid by the Obligors under Pledged Receivables that were paid during such Remittance Period by means of a check being delivered by such Obligor to the Lockbox or an electronic transfer of funds being made by such Obligor to the Master DDA Account and (ii) the denominator of which is equal to the aggregate amount of all payments under the Contracts paid by the Obligors under Pledged Receivables that were paid during such Remittance Period by any means.
          “Lyon” has the meaning assigned to that term in the preamble hereto.
          “Master DDA Account” means the depositary account maintained by the Master DDA Securities Intermediary pursuant to the Master DDA Control Agreement or any successor securities account maintained pursuant to the Master DDA Control Agreement.
          “Master DDA Control Agreement” means the Lockbox Agency and Control Agreement, dated as of July 31, 2006, among LEAF Financial, LEAF, the Master DDA Securities Intermediary, the Additional LEAF Entities (as defined therein), the Secured Party (as defined therein) and the Creditor Parties (as defined therein), as amended, supplemented or otherwise modified from time to time.
          “Master DDA Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of April 18, 2005, together with the joinders thereto, including with respect to making Borrower a party thereto, among Sovereign Bank, a national banking association, OFC Capital, a division of ALFA Financial Corporation, an Alabama corporation, National City Commercial Capital Corporation f/k/a Information Leasing Corporation, an Ohio corporation, WestLB AG, New York Branch, Commerce Bank, National Association, a national banking association, National City Bank, a national banking association, Merrill Lynch Equipment Finance LLC, a Delaware limited liability company, Merrill Lynch Commercial Finance Corp., a Delaware corporation, LEAF Institutional Direct Management, LLC, a Delaware limited liability company, Lease Equity Appreciation Fund I, L.P., a Delaware limited partnership, Lease Equity Appreciation Fund II, L.P., a Delaware limited partnership, LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership, LEAF Funding, Inc., a Delaware corporation, LEAF Fund I, LLC, a Delaware limited liability company, LEAF Fund II, LLC, a Delaware limited liability company, RCC Commercial, Inc., a Delaware corporation, Resource Capital Funding, LLC, a Delaware limited liability company, Black Forest Funding Corporation, Bayerische Hypo- Und Vereinsbank AG, New York Branch, LEAF Financial Corporation, a Delaware corporation, Key Equipment Finance Inc., a Michigan corporation, DZ Bank, and U.S. Bank National Association, a national banking association, as amended, supplemented or otherwise modified from time to time.
          “Master DDA Securities Intermediary” means U.S. Bank National Association, or any other securities intermediary that maintains the Master DDA pursuant to the Master DDA Control Agreement.
          “Material Adverse Effect” means a material adverse effect on (i) the ability of any of the Borrower, the Originator, the Seller or the Servicer to conduct its respective business, (ii) the ability of any of the Borrower, the Originator, the Seller or the Servicer to perform its respective obligations under this Agreement and/or any other Transaction Document to which it is a party, (iii) the validity or enforceability of this Agreement and/or any other Transaction Document to which the Borrower, the Originator, the Seller or the Servicer is a party, (iv) the rights and remedies of the Lender and/or the Agent under this Agreement and/or any of the

Transaction Documents and/or (v) the validity, enforceability or collectibility of all or any material portion of the Pledged Receivables.
          “Maximum Facility Amount” means $150,000,000.
          “Maximum Substitution Amount” means an amount equal to (a) five percent (5%) multiplied by (b) the maximum principal amount of Loans Outstanding under this facility on any date since the Closing Date.
          “Minimum Partner’s Capital” means, with respect to the Seller, $75,000,000.
          “Minimum Servicer Tangible Net Worth” means the sum of (a) the Subordinated Debt of LEAF Financial and its consolidated subsidiaries and (b) a Tangible Net Worth in an amount equal to the sum of (i) $25,000,000, and (ii) fifty percent (50%) of the Net Income of LEAF Financial and its consolidated subsidiaries earned subsequent to the Closing Date (but (x) without giving effect to any adjustments related to the valuation of any interest rate swaps, interest rate caps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board or (y) without deducting therefrom any cumulative, consolidated net deficit for any fiscal year) as determined on a consolidated basis in accordance with GAAP (as in effect on the Closing Date).
          “Monthly Remittance Report” means a report, in substantially the form of Exhibit C, furnished by the Servicer to the Agent (for itself and the Lender) and the Backup Servicer pursuant to Section 6.11(b).
          “Monthly Report Date” means the date that is three (3) Business Days before each Remittance Date.
          “Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
          “Net Income” means, for any period, the net income of any Person for such period as determined in accordance with GAAP.
          “Net Investment” means, with respect to any Contract, the amortized total cost of the equipment related to such Contract as determined in accordance with GAAP and as set forth on the Servicer’s lease accounting system “Infolease System” under the field “Blended Net Investment”.
          “New SBSS Exempt Contract” means any Subsequent Borrowing Contract which is not an SBSS Eligible Contract.

          “Non-CP Rate” means, with respect to any Fixed Period for any Loan allocated to such Fixed Period, an interest rate per annum equal to One-Month LIBOR plus 0.50% plus the Lender Margin.
          “Notice of Borrowing” has the meaning assigned to that term in Section 2.02(b) hereof.
          “Notice of Pledge” has the meaning assigned to that term in the Custodial Agreement.
          “Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lender or the Agent arising under this Agreement and each other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Loans, indemnifications and other amounts due or to become due by the Borrower to the Lender or the Agent under this Agreement and each other Transaction Document, including, without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
          “Obligor” means, collectively, each Person obligated to make payments under a Contract.
          “Obligor Financing Statement” means a UCC financing statement filed by LEAF against an Obligor under a Contract substantially in the form attached hereto as Exhibit E.
          “Officer’s Certificate” means a certificate signed by the president, the secretary, the chief financial officer, controller or any vice president of any Person.
          “Opinion of Counsel” means a written opinion of independent counsel reasonably acceptable to the Agent, which opinion, if such opinion or a copy thereof is required by the provisions of this Agreement or any other Transaction Document to be delivered to the Borrower or the Agent, is acceptable in form and substance to the Agent.
          “Originator” has the meaning assigned to that term in the preamble hereto.
          “Originator Checklist” means a checklist substantially in the form attached as Exhibit K hereto.
          “Other Conveyed Property” means, with respect to any Receivable, all of the Borrower’s right, title and interest in, to and under (i) all monies at any time received or receivable with respect to such Receivable after the applicable Cut-Off Date, (ii) the Equipment related to such Receivable (to the extent of the Borrower’s ownership rights therein), (iii) any and all agreements, documents, certificates and instruments evidencing the Borrower’s security interest or other interest in and to the related Equipment and Related Security, including, without limitation, any Lien Certificate, (iv) the security interest in the Equipment and Related Security related to such Receivable granted by the related Obligor to the Seller under the related Contract and assigned by the Seller to the Borrower under the Purchase and Contribution Agreement,

(v) the Obligor Financing Statement, if any, related to such Receivable, (vi) the Insurance Policy and any Insurance Proceeds relating to such Receivable, including rebates of premiums not otherwise due to an Obligor, (vii) the LEAF Blanket Policy to the extent it covers the Equipment related to such Receivable and any proceeds from such insurance policy or policies relating to such Receivable, including rebates of premiums allocable to the Equipment related to such Receivable, (viii) the related Contract and all other items required to be contained in the related Receivable File, any and all other documents or electronic records that the Borrower keeps on file in accordance with its customary procedures relating to such Receivable, the related Equipment or the related Obligor, (ix) all property (including the right to receive future Liquidation Proceeds) that secures such Receivable and that has been acquired by or on behalf of the Borrower pursuant to the liquidation of such Receivable, and (x) all present and future rights, claims, demands, causes and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds and investments of any kind and nature in respect of any of the foregoing.
          “Other Taxes” has the meaning set forth in Section 2.18(b).
          “Overall Hedge Position” means, as of any date of determination, the hedge position determined by the Agent, in its sole discretion, based on the amortizing balances of all Loans Outstanding as of such date of determination, adjusted for prepayments and defaults on Pledged Receivables using an absolute prepayment rate, recovery rate and default rate which, in the sole judgment of the Agent, is representative of the expected prepayment rates, recovery rates and default rates on the Pledged Receivables and to maintain Qualifying Interest Rate Hedges with respect to no less than 95% (and no more than 105%) of the Loans Outstanding.
          “Overconcentration Amount” means, at any time, without duplication, the sum of:
     (i) the amount by which the sum of the Discounted Balances of all Eligible Receivables related to any one Obligor (and each Affiliate thereof) at such time exceeds 2.25% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (ii) the amount by which the sum of the Discounted Balances of all Eligible Receivables arising from the largest ten (10) Obligors (or any Affiliates thereof) in the aggregate at such time exceeds 15% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (iii) the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Equipment is located in any one State (other than the State of California) at such time exceeds 15% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (iv) the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Equipment is located in California at such time exceeds 25% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;

     (v) the amount by which the sum of the Discounted Balances of all Delinquent Receivables for which any Scheduled Payment under the related Contract has been outstanding for more than 61 days exceeds 2.5% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (vi) the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Contract provides for a Balloon Payment at such time exceeds 10% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (vii) the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Contract provides for a Balloon Payment in an amount which is greater than 30% of the original fair market value of the related Equipment at such time exceeds 2% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (viii) the amount by which the sum of the Discounted Balances of all Eligible Receivables which are Brokered Contracts with any one broker (and each Affiliate thereof) at such time exceeds 5% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (ix) the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Equipment was sold to or leased on behalf of the Originator through any one vendor or manufacturer (and each Affiliate thereof), at such time exceeds 15% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (x) the amount by which the sum of the Discounted Balances of all Eligible Receivables arising from Government Contracts at such time exceeds 3% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (xi) the amount by which the aggregate Discounted Balances of SSBS Eligible Contracts that have (i) no SBSS Score, (ii) an SBSS Score less than 170 or (iii) an SBSS Score of 998, as of such date exceeds (a) if the aggregate Discounted Balances of all SBSS Eligible Contracts is $30,000,000 or less, the lesser of $3,000,000 or 15% of the aggregate Discounted Balances of all SBSS Eligible Contracts at such time or (b) if the aggregate Discounted Balances of all SBSS Eligible Contracts is greater than $30,000,000, 10% of the aggregate outstanding Discounted Balances of all SBSS Eligible Contracts at such time;
     (xii) the amount by which the aggregate Discounted Balances of New SBSS Exempt Contracts as of such date exceeds (a) if the aggregate outstanding Discounted Balances of all Subsequent Borrowing Contracts is $60,000,000 or less, the lesser of $15,000,000 or 30% of the aggregate Discounted Balances of all Subsequent Borrowing Contracts at such time or (b) if the aggregate outstanding Discounted Balances of all Subsequent Borrowing Contracts is greater than $60,000,000, 25% of the aggregate outstanding Discounted Balances of all Subsequent Borrowing Contracts at such time;

     (xiii) the amount by which the aggregate outstanding broker fees paid on all Brokered Contracts exceeds 3% of the greater of (A) the aggregate original Equipment cost for all Pledged Receivables and (B) $25,000,000;
     (xiv) the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the related Obligors are operating in any single industry (based on three digit SIC Codes attached hereto as Exhibit I as identified on the InfoLease system), at such time exceeds 20% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000;
     (xv) the amount by which the sum of the Discounted Balances of all Eligible Receivables with respect to which the remaining term is greater than 84 months at such time exceeds 20% of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000; and
     (xvi) the amount by which the sum of the Discounted Balances of all Eligible Receivables which were either (a) Acquisition Loans or (b) General Business Loans, at such time exceeds (i) 12% through May 31, 2009 or (ii) 10% thereafter, of the greater of (A) the Pledged Receivables Balance at such time and (B) $25,000,000.
          “Overdue Payment” means, with respect to a Remittance Period, all payments due in a prior Remittance Period that the Servicer receives from or on behalf of an Obligor during such Remittance Period, including any Servicing Charges.
          “Partnership” has the meaning assigned to that term in the preamble hereto.
          “Partnership Advances” means, in the event that any Obligor fails to remit the Scheduled Payment, sales tax or use tax or similar tax payment, insurance premiums or other charges (excluding late fees) due from it under the related Contract (other than a Contract related to a Defaulted Receivable) with respect to a Remittance Period, an advance by the Partnership, in its sole discretion, from its own funds on or prior to the Remittance Date, of an amount equal to such unpaid Scheduled Payment.
          “Partner’s Capital” means partner’s capital (excluding any mark-to-market gain or loss on Hedging Liabilities) plus “Due to General Partner” plus Subordinated Debt and intercompany balances.
          “Permitted Investments” means any one or more of the following:
     (i) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;
     (ii) repurchase obligations (the collateral for which is held by a third party or the Agent’s Bank), with respect to any security described in clause (i) above, provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by Moody’s and S&P in one of their two highest long-term rating categories and if rated by Fitch, in one of its two highest long-term rating categories;
     (iii) certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company incorporated under the laws of the United States or any State thereof or the District of Columbia, provided that the short-term commercial paper of such bank or trust company (or, in the case of the principal depository institution in a depository institution holding company, the long-term unsecured debt obligations of the depository institution holding company) at the date of acquisition thereof has been rated by Moody’s and S&P in their highest short-term rating category, and if rated by Fitch, in its highest short-term rating category;
     (iv) commercial paper (having original maturities of not more than 270 days) of any corporation incorporated under the laws of the United States or any State thereof or the District of Columbia, having a rating, on the date of acquisition thereof, of no less than “P-1” by Moody’s, “A-1” by S&P and “F1” if rated by Fitch; and
     (v) money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, of no less than “Aaa” by Moody’s, “AAA” by S&P and “AAA” if rated by Fitch (any such fund may be managed by the Agent Bank or its Affiliates);
provided, that no such instrument shall be a Permitted Investment if such instrument evidences the right to receive either (a) interest only payments with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument, where the principal and interest payments with respect to such instrument provide a yield to maturity exceeding 120% of the yield to maturity at par of such underlying obligation. Each Permitted Investment may be purchased or managed by the Agent’s Bank or through an Affiliate of the Agent’s Bank.
          “Permitted Liens” means (i) liens in favor of the Agent, for the benefit of the Lender, granted pursuant to the Transaction Documents, (ii) the interests of an Obligor, arising under the Contract to which it is a party, in the Equipment related to such Contract and (iii) liens for taxes either not yet due or being contested in good faith and by appropriate proceedings; provided, that no penalty shall result from such contest and appropriate reserves shall have been established in accordance with GAAP with respect to any such taxes either not yet due or being contested in good faith and by appropriate proceedings.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.
          “Pledge” means the pledge of any Receivable pursuant to Article II.
          “Pledged Assets” has the meaning assigned to that term in Section 2.13.
          “Pledged Receivables” has the meaning assigned to that term in Section 2.13(a).

          “Pledged Receivables Balance” means, at any time the aggregate Discounted Balances of all Pledged Receivables which are Eligible Receivables at such time.
          “Predecessor Servicer Work Product” has the meaning assigned to that term in Section 6.14(h).
          “Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement, dated as of the Closing Date, between the Seller, as seller, and the Borrower, as purchaser, together with all instruments, documents and agreements executed in connection therewith, as such Purchase and Contribution Agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.
          “Purchase Date” means each “Conveyance Date” set forth in the Purchase and Contribution Agreement.
          “PUT Payment” means, with respect to any Contract, the payment made pursuant to a provision in such Contract obligating the Obligor to purchase the related Equipment upon the termination of such Contract.
          “Qualified Institutional Buyer” has the meaning given to such term in Rule 144A under the Securities Act of 1933, as amended from time to time.
          “Qualifying Interest Rate Hedge” means (x) an interest rate swap agreement or interest rate cap agreement acceptable to the Agent (i) between the Borrower and a Qualifying Hedge Counterparty, (ii) under which the Borrower shall receive a floating rate of interest based on One-Month LIBOR acceptable to the Agent in exchange for the payment by the Borrower of (a) in the case of a swap, a fixed rate of interest equal to the applicable Hedged Rate, or (b) in the case of a cap, a premium payable at cap inception or on a monthly basis, (iii) the effective date of which is a Borrowing Date, (iv) having a varying notional balance which is, as of the effective date thereof, in an amount not less than the principal amount of the Loan being advanced by the Lender hereunder on the effective date of such Qualifying Interest Rate Hedge and (v) which shall otherwise be on such terms and conditions and pursuant to such documentation as shall be acceptable to the Agent or (y) an alternative interest rate hedging agreement agreed to in writing by the Borrower and the Agent.
          “Qualifying Hedge Counterparty” means (a) DZ Bank or (b) any other financial institution that is in the business of entering into interest rate swap transactions or interest rate cap transactions, is acceptable to the Agent and has a short-term debt rating of at least “A-1” from S&P and “P-1” from Moody’s and a long-term debt rating of at least “A” from S&P and “A2” from Moody’s.
          “Rating Agencies” means Moody’s, S&P and Fitch, if and so long as they have rated and are continuing to rate commercial paper notes of the Lender, or such other nationally recognized statistical rating organizations as may be designated by the Agent.
          “Receivable” means the rights to all payments from an Obligor under a Contract including, without limitation, any right to the payment with respect to (i) Scheduled Payments, (ii) any prepayments or overdue payments made with respect to such Scheduled Payments,

(iii) any Guaranty Amounts, (iv) any Insurance Proceeds, (v) any Servicing Charges and (vi) any Recoveries (except with respect to any nonconforming Receivables that have been resold to the Seller in accordance with a LEAF Purchase Event).
          “Receivable File” means:
          (A) with respect to any Contract other than a Contract identified as an Acquisition Loan on the Originator Checklist,
     (i) the original or certified copy of the installment note and security agreement or original lease contract, together with any purchase or assignment agreement relating thereto with any third party originator thereof (provided, however, that a faxed copy shall be stamped “ORIGINAL” and the Original Checklist shall contain a notation that the Receivable File contains such faxed copy); and
     (ii) an original or copy of the delivery/installation certificate or acknowledgment and acceptance of delivery certificate for leases (which may be part of the Contract) for Contracts with an original cost greater than $50,000;
     (iii) if required in the original credit approval as indicated on the Receivable Schedule, an original or faxed copy of a personal, corporate or other guaranty (which may be part of the Contract), if any shall exist;
     (iv) a file stamped copy of the UCC financing statement filed in the applicable jurisdiction for any Receivable with respect to which the related Equipment had an original cost of $50,000 or more or, if such Contract provides for a “nominal” value purchase option, $25,000 or more;
     (v) evidence of insurance (which shall list the Seller and its assignees as lender loss payee) covering the Equipment related to such Receivable, (unless the LEAF Blanket Policy is in effect for the Equipment related to such Receivable); provided, that the requirements of this clause (v) shall not apply to any Receivable with respect to which the related Equipment had an original cost of $100,000 or less; and
     (vi) with respect to any Subsequent Borrowing Contract, an original or copy of a bill of sale for the Equipment related to such Contract and, if such Contract is an SSBS Eligible Contract, supporting documentation for the calculation of the SBSS Score;
     (vii) except as set forth under paragraph 53A of Schedule III, if the Equipment related to such Receivable is a Vehicle, prior to the 180th day after such Receivable became a Pledged Receivable, a copy of the application for certificate of title or Lien Certificate with respect to such Vehicle and (a) if such Vehicle was leased to an Obligor pursuant to a Lease Contract (other than a Lease Contract which provides for a “nominal value” purchase option), on and after the date that is 180 days after such Receivable became a Pledged Receivable, the original copy of the certificate of title or Lien Certificate with respect to such Vehicle, which such certificate of title or Lien Certificate indicates the owner of such Vehicle as being the Obligor or the Borrower or the secured party of such Vehicle as being the Borrower or the Custodian pursuant to the Lienholder

Nominee Agreement and (b) if such Vehicle was sold to an Obligor pursuant to an Installment Contract or a Lease Contract which provides for a “nominal value” purchase option, on and after the date that is 180 days after such Receivable became a Pledged Receivable, the original copy of the certificate of title or Lien Certificate for such Vehicle which such certificate of title or Lien Certificate indicates the Obligor, as owner and the Borrower, the Servicer, the Custodian or another lienholder (for the benefit of the Agent and the Borrower) thereunder as lienholder or secured party;
     (viii) in addition, with respect to any Contract, each of the following may be present in the Receivable File and noted on the Originator Checklist, provided, however, that the absence of any item listed in (A) through (E) below shall not be reported as a Deficiency on any Deficiency Report (each as defined in the Custodial Agreement):
               (A) an original or faxed copy of a corporate resolution and secretary’s certificate, as appropriate for the transaction;
               (B) an original or faxed copy of a bill of sale, in the case of a sale lease back transaction;
               (C) copies of photo identification;
               (D) an original or copy of a landlord or mortgagee waiver; and
               (E) original or copy of an invoice relating to the Subject Equipment;
(B) with respect to any Contract identified as an Acquisition Loan on the Originator Checklist, the term “Receivable File”, unless the Originator Checklist otherwise indicates (by an asterisk or other mark) that additional items shall be required, means:
     (i) an original, certified copy or faxed copy of a loan Contract or master loan Contract;
     (ii) an original, certified copy or faxed copy (if not part of the loan Contract and so noted on the Originator Checklist) of a term note;
     (iii) an original or certified copy of a security agreement;
     (iv) an original or copy of a sale agreement between seller and buyer of the Equipment, if applicable;
     (v) evidence of insurance for Contracts with a loan amount which is greater than $100,000 (unless otherwise not required and so indicated on the Originator Checklist); and
     (vi) copies of UCC filings for loans with a loan amount which is greater than $25,000, as determined by the amount listed on the Originator Checklist or information found in the Receivable File;

     (vii) in addition, with respect to any Acquisition Loan, the file may contain each of the following, which may be noted on the Originator Checklist, provided, however, that the absence of any item listed in (A) through (M) below shall not be reported as a Deficiency on any Deficiency Report (each as defined in the Custodial Agreement):
               (A) an original or faxed copy of a corporate resolution and secretary’s certificate as appropriate for the transaction;
               (B) an original or faxed copy of a bill of sale;
               (C) an original or faxed copy of an escrow agreement;
               (D) copies of photo identification;
               (E) copies of lien searches and applicable releases;
               (F) an original or copy of a landlord or mortgagee waiver;
               (G) a copy of an office lease or sublease;
               (H) evidence of insurance coverage with respect to (1) liability insurance and (2) malpractice insurance;
               (I) copies of licenses;
               (J) a copy of wire instructions for funding proceeds of the term note;
               (K) an original or certified copy of the assignment of office lease;
               (L) a copy of the site inspection report; and
               (M) original or copy of an invoice relating to the Equipment.
          “Receivables Schedule” has the meaning assigned to that term in the Custodial Agreement.
          “Records” means all documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to Receivables, Pledged Assets and the related Obligors, in which the Borrower has acquired an interest pursuant to the Purchase and Contribution Agreement or in which the Borrower has otherwise obtained an interest.
          “Recoveries” means, for any Remittance Period during which, or any Remittance Period after the date on which any Receivable becomes a Defaulted Receivable and with respect to such Defaulted Receivable, all payments that the Servicer received from or on behalf of the related Obligor during such Remittance Period in respect of such Defaulted Receivable or from the liquidation or re-leasing of the related Equipment, including but not limited to Scheduled

Payments, Overdue Payments, Guaranty Amounts, Liquidation Proceeds and Insurance Proceeds.
          “Registrar of Titles” means with respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
          “Related Security” means with respect to any Receivable:
     (i) any and all security interests or liens in assets supporting or securing payment of such Receivable;
     (ii) all guarantees, indemnities, warranties, letters of credit, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable; and
     (iii) all proceeds of the foregoing.
          “Release Fee” has the meaning set forth in the Fee Letter.
          “Release Price” means, with respect to a Pledged Receivable and the Related Security relating solely to such Pledged Receivable to be released hereunder, an amount equal to the Discounted Balance of such Pledged Receivable at the time of such release minus any Partnership Advances made in respect thereof which have not been reimbursed.
          “Remittance Date” means the twenty-first (21st) day of each month beginning December 2008, or, if such date is not a Business Day, the next succeeding Business Day; provided, that the final Remittance Date shall occur on the Collection Date.
          “Remittance Period” means, (i) as to the initial Remittance Date, the period beginning on, and including, the Closing Date and ending on, and including, the last day of November 2008 (or such other date as the Agent and the Borrower may agree) and (ii) as to any subsequent Remittance Date, the period beginning on, and including, the first day of the calendar month immediately preceding such Remittance Date and ending on, and including, the last day of such calendar month; provided, that the final Remittance Period shall begin on, and include, the first day of the calendar month containing the Collection Date and shall end on the Collection Date.
          “Replacement Receivable” has the meaning set forth in Section 2.08 hereof.
          “Restricted Cash” means, as of any date of determination, with respect to any Person and its consolidated subsidiaries, the amount of cash and cash equivalents of such Person and its consolidated subsidiaries, determined on a consolidated basis on such date that is (i) restricted in withdrawal or use by or any such subsidiary or (ii) subject to any Adverse Claim.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or its successors in interest).

          “SBSS Eligible Contract” means, any Subsequent Borrowing Contract for which the original equipment cost of the related Equipment is less than or equal to $250,000.
          “Scheduled Payments” means, with respect to any Receivable, the periodic payments payable under the terms of the related Contract (not including any payments to the extent paid in advance by the related Obligor at the inception of such Receivable), excluding, without limitation, any sales and use tax or similar tax payments, insurance premiums, maintenance premiums, administrative charges, documentation fees or other charges or fees due under the terms of the related Contract.
          “Secured Parties” shall mean the Lender, the Agent and any Qualifying Hedge Counterparty.
          “Securities Account Agreement” means the Master DDA Control Agreement or the Collateral Account Agreement, as applicable.
          “Security Deposit” means any amount paid to the Seller or the Borrower by an Obligor as a security deposit or as security for or in respect of a payment of any amounts to become due under a Contract, which has previously not been refunded to such Obligor or applied to such Obligor’s obligations under a Contract.
          “Servicer” means LEAF Financial or any Person then authorized, pursuant to Section 6.01, to service, administer and collect Pledged Receivables as “Servicer”.
          “Servicer Default” means the occurrence of any of the following events:
     (i) (a) the failure of the Servicer to deliver any Collections, payments, or proceeds which it is obligated to deliver under the terms hereof or of any other Transaction Document at the times it is obligated to make such deliveries under the terms hereof or of any other Transaction Document or (b) the failure by the Servicer to direct the Master DDA Securities Intermediary or Agent’s Bank to so deliver any Collections, payments or proceeds in the manner required by any Transaction Document and, in each case, such failure continues for a period of two (2) Business Days;
     (ii) the failure of the Servicer to perform or observe any of its reporting, enforcement, certification, notification or documentation requirements under the terms hereof or of any other Transaction Document or the failure of the Servicer to observe or perform any material term, covenant or agreement hereunder or under any other Transaction Document (other than those described in clause (i) above) and such failure shall remain unremedied for a period of 15 days after the earlier to occur of (a) the discovery of such failure by the Borrower, the Seller or the Servicer or (b) notice of such failure given by the Agent or the Custodian to the Servicer;
     (iii) any representation, warranty or statement of the Servicer made herein or in any other Transaction Document shall prove to be incorrect in any material respect, and, solely if such incorrect representation, warranty or statement can be remedied, such representation, warranty or statement is not made true within 15 days after the earlier to occur of (a) the discovery of such failure by the Borrower, the Servicer or the Seller or (b) notice of such failure given by the Agent or the Custodian to the Servicer;
     (iv) the occurrence of any Bankruptcy Event in respect of the Servicer;
     (v) the occurrence of any Event of Default described in Section 7.01(d) or 7.01(e) of this Agreement;
     (vi) the failure of LEAF Financial to maintain, as of the last day of any calendar quarter, a minimum Interest Coverage Ratio of 1.10; or
     (vii) the failure of LEAF Financial to maintain, as of the last day of any calendar quarter, the Minimum Servicer Tangible Net Worth.
          “Servicer Indemnified Amounts” has the meaning assigned to that term in Section 8.02.
          “Servicing Charges” means the sum of (a) all late payment charges paid by Obligors under Contracts after payment in full of any Scheduled Payments due in a prior Remittance Period and Scheduled Payments for the then current Remittance Period and (b) any other incidental charges or fees received from an Obligor, including, but not limited to, late fees, collection fees and bounced check charges.
          “Servicing Fee” means, for any Remittance Period, an amount equal to the Servicing Fee Rate multiplied by the Eligible Receivables Balance as of the first day of such Remittance Period, calculated on the basis of a 360-day year for the actual number of days elapsed.
          “Servicing Fee Rate” means a rate equal to 1.00%.
          “Servicing Officer” means any officer of the Servicer involved in, or responsible for, the administration and servicing of the Pledged Receivables, whose name appears on a list of servicing officers furnished to the Agent by the Servicer, as such list may from time to time be amended.
          “SIC Code” means a classification pursuant to the Standard Industrial Classification Manual issued by the United States office of Management and Budget.
          “State” means one of the fifty states of the United States, the District of Columbia or the Commonwealth of Puerto Rico.
          “Subordinated Debt” means, with respect to the Seller or LEAF Financial, Debt funded or committed to such Person which by its terms (including, without limitation, the maturity date of such Debt) provides that repayment of such Debt is junior and subordinated to repayment in full of the Seller’s or LEAF Financial’s obligations under the Transaction Documents and the termination of the Transaction Documents in accordance with their terms in accordance with GAAP.

          “Subsequent Borrowing” means a Borrowing which occurs on a Subsequent Borrowing Date.
          “Subsequent Borrowing Contract” means, any Contract which is pledged to the Agent on a Subsequent Borrowing Date.
          “Subsequent Borrowing Date” means each day after the initial Borrowing Date on which an additional Borrowing is funded.
          “Substituted Receivable” has the meaning set forth in Section 2.08 hereof.
          “Take-Out Securitization” means a financing transaction undertaken by the Borrower or an Affiliate of the Borrower, the Seller or LEAF, involving the direct or indirect sale or other conveyance of Receivables, Related Security and the Other Conveyed Property related thereto to a Person that shall privately or publicly sell securities, notes or certificates backed by such Receivables, Related Security and the Other Conveyed Property related thereto.
          “Tangible Net Worth” means, with respect to LEAF Financial, the amount calculated in accordance with GAAP (but without giving effect to any adjustments related to the valuation of any interest rate swaps, interest rate caps or similar derivative instruments required pursuant to the Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board) as the aggregate value of its Capital Stock plus retained earnings plus paid-in-surplus, minus treasury stock, minus the consolidated intangibles of LEAF Financial and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with GAAP.
          “Transaction Documents” means this Agreement, the Purchase and Contribution Agreement, each Securities Account Agreement, the Fee Letter, the Custodial Agreement, the Master DDA Intercreditor Agreement, the LEAF III Guaranty, the Lienholder Nominee Agreement, and each Qualifying Interest Rate Hedge and each document and instrument related to any of the foregoing.
          “UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
          “Underwriting Guidelines” means the underwriting guidelines of the Originator attached to this Agreement as Exhibit J.
          “United States” means the United States of America.
          “Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
          “Unused Fee” has the meaning ascribed to such term in the Fee Letter.

          “Vehicle” means a new or a used automobile, minivan, sports utility vehicle, light duty truck, heavy duty truck or any other type of asset which requires a security interest therein to be noted on the certificate of title with respect thereto in order to be perfected.
          “Weighted Average Expected Net Loss Rate” means a rate, expressed as a percentage, equal to: (i) the sum, for each Remittance Period, of (a) the product of (x) the aggregate Discounted Balances at the time of Pledge to the Facility of all Receivables originated in each respective Remittance Period since the Closing Date; and (y) the applicable expected cumulative net loss rate as set forth in Schedule VI hereto; divided by (ii) the sum of the aggregate Discounted Balances at the time of Pledge to the Facility of all Pledged Receivables pledged to the Facility since the Closing Date.
          “Weighted Average Hedged Rate” means, as of any date of determination, the weighted average (weighted solely based on the Calculated Swap Amortizing Balances of such Qualifying Interest Rate Hedges as of such date of determination) of the Hedged Rates of the Qualifying Interest Rate Hedges in effect on such date of determination.
          “Whole Loan Sale” means a financing transaction undertaken by the Borrower or an Affiliate of the Borrower, Seller or LEAF, involving the direct or indirect sale or other conveyance of Receivables and the Related Security and Other Conveyed Property related thereto, to any Person.
          “Yield” means, with respect to a particular Fixed Period for each Loan allocated to such Fixed Period, the product of:

where: YR	=	the Yield Rate for such Fixed Period;

L	=	the aggregate amount of Loans Outstanding allocated to such Fixed Period; and

ED	=	the actual number of days elapsed during such Fixed Period;
provided, however, that (A) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law and (B) Yield shall not be considered paid by any distribution if at any time such distribution is required to be rescinded by the Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

          “Yield Rate” means, with respect to any Fixed Period for any Loan allocated to such Fixed Period:
     (i) to the extent the Lender will be funding the applicable Loan on the first day of such Fixed Period through the issuance of commercial paper, a rate equal to the CP Rate for such Fixed Period;
     (ii) to the extent the Lender will not be funding the applicable Loan on the first day of such Fixed Period through the issuance of commercial paper, a rate equal to the Non-CP Rate for such Fixed Period; and
     (iii) to the extent that such Fixed Period (or any portion thereof) shall occur after the Early Amortization Commencement Date, a rate equal to the Default Funding Rate for such Fixed Period or such other rate as the Agent and the Borrower shall agree to in writing.
          Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.
          Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
ARTICLE II
THE RECEIVABLES FACILITY
          SECTION 2.01. Borrowings. On the terms and conditions hereinafter set forth, the Lender shall make loans (“Loans”) to the Borrower secured by Pledged Assets from time to time during the period from the Closing Date until the earlier of the Early Amortization Commencement Date or the Facility Maturity Date. Under no circumstances shall the Lender make any Loan if (a) the principal amount of such Loan is less than $500,000, or (b) after giving effect to the Borrowing of such Loan, either (i) an Early Amortization Event, an event that but for notice or lapse of time or both would constitute an Early Amortization Event, an Event of Default or an Unmatured Event or Default has occurred and is continuing or (ii) the aggregate Facility Amount hereunder would exceed the Capital Limit.
          SECTION 2.02. The Initial Borrowing and Subsequent Borrowings. (a) Until the occurrence of the earlier of the Early Amortization Commencement Date and the Facility Maturity Date, the Lender will make Loans on any Business Day at the request of the Borrower, with an aggregate principal balance of Loans Outstanding not to exceed the Maximum Facility Amount subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.
          (b) (i) Each Borrowing shall be made on at least two (2) Business Days’ irrevocable written notice from the Borrower to the Agent (each such written notice, a “Notice of Borrowing”), provided that such Notice of Borrowing is received by the Agent no later than

1:00 p.m. (New York City time) on the Business Day of receipt. Any Notice of Borrowing received after 1:00 p.m. (New York City time) shall be deemed received on the following Business Day. Each such Notice of Borrowing shall specify (A) the aggregate amount of such Borrowing, (B) the requested date of such Borrowing, (C) the requested Fixed Period(s) for such Borrowing and the allocations of Loans to each such requested Fixed Period and (D) the Eligible Receivables to be Pledged in connection with such Borrowing (and upon such Borrowing, such Receivables shall be Pledged Receivables hereunder). The Agent shall notify the Borrower as to whether the duration of the Fixed Period(s) described in such Notice of Borrowing is acceptable or, if not acceptable, the Agent shall advise the Borrower of such Fixed Period(s) as may be acceptable. On the date of each Borrowing, the Lender shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Borrower on the applicable Borrowing Date, no later than 3:00 p.m. (New York City time), in same day funds, the amount of such Borrowing (net of amounts payable to or for the benefit of the Lender), by payment into the account which the Borrower has designated to the Agent in writing.
     (ii) Each Notice of Borrowing delivered to the Agent pursuant to this Section 2.02(b) shall be accompanied by a copy of the Notice of Pledge (and the Receivables Schedule attached thereto), which was sent to the Custodian pursuant to the terms of the Custodial Agreement in connection with the pledge of Eligible Receivables to be made in connection therewith.
          (c) In addition to the Loans requested pursuant to Section 2.02(b), the Agent may request Loans on behalf of the Borrower solely to the extent necessary to pay (i) any shortfalls in amounts available in the Collection Account to pay all amounts then due and owing on any Remittance Date and described in Section 2.06(a)(I)(i) through (xi) or Section 2.06(a)(II), as applicable, and actually paid by the Agent on behalf of the Borrower to the Persons described in such Sections and (ii) the amount of any costs and expenses incurred by the Agent in connection with the enforcement, defense or preservation of any rights of the Agent with respect to the Pledged Assets. Upon the request of Borrower, the Partnership may advance from its own funds a Partnership Advance with respect to any Pledged Receivable if the Partnership, in its sole discretion, determines that eventual repayment of such Partnership Advance is likely to be recovered from Collections from or on behalf of the related Obligor, provided, however, that in no event shall the Partnership make a Partnership Advance with respect to a Contract related to a Defaulted Receivable.
          (d) Each Loan shall bear interest at the applicable Yield Rate for such Loan.
          (e) Subject to Section 2.16 and the other terms, conditions, provisions and limitations set forth herein, the Borrower may borrow, repay or prepay and reborrow Loans, on and after the Closing Date and prior to the earlier to occur of the Facility Maturity Date and the Early Amortization Commencement Date.
          (f) Determinations by the Lender of the existence of any CP Disruption Event (any such determination to be communicated to the Borrower by written notice from the Agent promptly after the Agent learns of such event), or of the effect of any CP Disruption Event on its making or maintaining Loans at the CP Rate, shall be conclusive absent manifest error.

          SECTION 2.03. Facility Maturity Date. Any Loans outstanding on the Facility Maturity Date shall mature on such date. On the Facility Maturity Date, the outstanding principal balance of all outstanding Loans, if any, and all Yield and all Fees accrued thereon and all other Obligations shall be immediately due and payable (and the Borrower shall pay all such amounts immediately).
          SECTION 2.04. Selection of Fixed Periods. (a) At all times until the earlier to occur of the Early Amortization Commencement Date and the Facility Maturity Date, the Borrower shall, subject to the Agent’s and the Lender’s approval and the limitations described below, request Fixed Periods and allocations of a portion of the outstanding Loans to each selected Fixed Period, so that all such outstanding Loans are at all times allocated to one or more Fixed Periods. The requested initial Fixed Period applicable to any new Loan arising as a result of a Borrowing shall be requested in the Notice of Borrowing, which Notice of Borrowing also shall be delivered in connection with the applicable Subsequent Borrowing. Subject to the remaining provisions of this Section 2.04, each CP Rollover Fixed Period shall commence on the last day of the immediately preceding Fixed Period (the “Expiration Date”), and the duration of such CP Rollover Fixed Period shall be such as the Borrower shall request in a Commercial Paper Remittance Report and the Agent shall approve; provided, however, that if such Commercial Paper Remittance Report was not received by the Agent by 12:30 p.m. (New York City time) at least one (1) Business Day prior to such Expiration Date or if the Agent and the Borrower shall not have mutually agreed to the applicable Fixed Periods before 2:00 p.m. (New York City time) on such Expiration Date, then, such CP Rollover Fixed Period shall be one day, and the applicable Yield Rate shall be the CP Rate plus 1.00%. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Lender may cease to issue commercial paper notes to fund and maintain Loans hereunder, and the applicable Yield Rate for all Fixed Periods in effect at the time of such occurrence shall convert to, and for all Fixed Periods that come into effect during the continuance of any Event of Default shall be, the Default Funding Rate. Any Fixed Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day. Any Fixed Period which commences before the Early Amortization Commencement Date and would otherwise end on a date occurring after the Early Amortization Commencement Date shall end on the Early Amortization Commencement Date. On and after the Early Amortization Commencement Date, the Agent shall have the right to allocate outstanding Loans, if any, to Fixed Periods of such duration as shall be selected by the Agent in its sole discretion. The Lender shall, on the first day of each Fixed Period with respect to Loans which accrue Yield at the CP Rate, notify the Agent of the applicable Yield Rate for such Loans.
          (b) References herein to Loans which accrue Yield at the Non-CP Rate being allocated to a Fixed Period shall mean all such Loans that are outstanding during such Fixed Period or any portion thereof.
          (c) So long as no Event of Default or Early Amortization Event shall have occurred and be continuing, each of the Lender and the Agent shall make reasonable efforts to allow Loans to accrue Yield at the CP Rate; provided that neither the Lender nor the Agent shall have any obligation to allow Loans to accrue Yield at the CP Rate upon the occurrence of a CP Disruption Event or upon a determination by the Lender, or the Agent on its behalf, that allowing

Loans to accrue Yield at the CP Rate would materially impair its ability to issue commercial paper notes generally or would otherwise be disadvantageous to its business generally.
          SECTION 2.05. Remittance Procedures. The Servicer, as agent for the Agent and the Lender, shall instruct the Agent’s Bank and, if the Servicer fails to do so, the Agent may instruct the Agent’s Bank, to apply funds on deposit in the Collection Account as described in this Section 2.05.
          (a) Yield and Liquidation Fees. With respect to each Business Day (including any Remittance Date), the Servicer shall maintain collected funds on deposit in the Collection Account for transfer at the further direction of the Lender or the Agent or any other duly authorized agent of the Lender (whether on such day or on a subsequent day) in an amount equal to accrued and unpaid Yield and Fees through such day on the Loans and the amount of any accrued and unpaid Liquidation Fees owed to the Lender on such day. On the last day of each Fixed Period, the Agent shall notify the Servicer of the accrued and unpaid Yield for such Fixed Period and the Servicer shall (and if the Servicer fails to do so, the Agent may) direct the Agent’s Bank to pay collected funds in respect of accrued and unpaid Yield pursuant to this Section 2.05(a) to the Lender (or the designee of the Lender) in respect of payment of such accrued and unpaid Yield for such Fixed Period; provided, however, (i) in the case of any Loan accruing Yield at the CP Rate, that the portion of such Yield attributable to the Lender Margin, and (ii) in the case of any Loan accruing Yield at the Non-CP Rate, all such accrued and unpaid Yield, shall remain in the Collection Account until the next Remittance Date, at which time it shall be disbursed pursuant to Section 2.06(a)(I)(xi) or 2.06 (a)(II), as applicable. On any Business Day on which an amount is maintained in respect of Liquidation Fees pursuant to this Section 2.05(a), the Agent shall direct the Agent’s Bank to pay such funds to the Lender in payment of such Liquidation Fees.
          (b) Fixed Period Loan Principal Repayment. The Servicer shall, and if the Servicer fails to do so the Agent may, on the last day of each Fixed Period that is not a Remittance Date, direct the Agent’s Bank to transfer collected funds held by the Agent’s Bank in the Collection Account on such date, to pay the Agent for the account of the Lender in payment (or partial payment) of the outstanding principal amount of all Loans allocated to such Fixed Period, in an amount equal to the least of (i) the amount of such collected funds held in the Collection Account, (ii) the aggregate outstanding principal amount of Loans allocated to such Fixed Period or, (iii) if no Early Amortization Event shall have occurred and be continuing, if lower, an amount equal to the excess, if any, of the Facility Amount immediately prior to such distribution over the Capital Limit (after giving effect to any Borrowing made on such date and any distributions of amounts on deposit in the Collection Account made on such date).
          (c) Remittance Date Transfers From Collection Account. On each Remittance Date, the Servicer shall prepare and distribute to the Agent, the Backup Servicer and the Agent’s Bank a Monthly Remittance Report which includes distributions to be made from the Collection Account in accordance with this Section 2.05(c). The Agent’s Bank will distribute, after approval from the Agent (based on the Monthly Remittance Report or Agent’s written instructions, as applicable), collected funds held by the Agent’s Bank in the Collection Account in accordance with Section 2.06 (in excess of (i) the aggregate amounts maintained and/or paid on such Remittance Date pursuant to Section 2.05(a) and (ii) the amounts withdrawn by the

Servicer, with respect to sales and use taxes and other similar taxes and insurance premium payments pursuant to Section 6.06). Without the prior written consent of the Lender, Collections on deposit in the Collection Account shall not be distributed by the Agent’s Bank other than in accordance with this Section 2.05(c).
          If the Agent’s Bank does not receive a Monthly Remittance Report from the Servicer on any Monthly Report Date, the Agent’s Bank will promptly notify the Agent of such fact and request alternative disbursement directions from the Agent.
          SECTION 2.06. Priority of Payments. (a)(I) As long as no Early Amortization Commencement Date has occurred and is then continuing, funds on deposit in the Collection Account shall be distributed in the following amounts and priority:
     (i) to the Partnership, or, if LEAF Financial Corporation is no longer the Servicer, to the Servicer, all taxes paid pursuant to Section 6.06 and any items not constituting or securing payments in respect of Pledged Receivables (including, without limitation, any sales and use tax or similar tax payment, insurance premiums, indemnities, warranty payments, late fees or other charges or fees due under the terms of the related Contract) deposited into the Collection Account;
     (ii) to the Partnership in an amount equal to any unreimbursed Partnership Advances;
     (iii) pro rata and pari passu, (x) to the Agent’s Bank in an amount equal to the Agent’s Bank Fees and indemnities which were accrued and unpaid as of the last day of the preceding month, together with such out of pocket expenses due pursuant to Section 9.08 and unpaid as of the last day of the preceding month (y) to the Custodian in an amount equal to the Custodian Fees and indemnities which were accrued and unpaid as of the last day of the preceding month together with such reasonable out of pocket expenses as were due to the Custodian under the terms of Custodial Agreement and unpaid as of the last day of the preceding month, and (z) to the Backup Servicer in an amount equal to the Backup Servicer’s Fees and indemnities which are accrued and unpaid as of the last day of the preceding month, together with such out of pocket expenses due pursuant to Section 9.08 and unpaid as of the last day of the preceding month, provided, that the total cumulative amount of indemnities payable after the Closing Date under this clause (iii) will not exceed $100,000 per annum;
     (iv) to the Partnership (as agent for the Servicer), or, if LEAF Financial Corporation is no longer the Servicer, to the Servicer in an amount equal to the Servicing Fee which is accrued and unpaid as of the last day of the preceding month;
     (v) If the Backup Servicer is the Servicer, to the Backup Servicer, the Servicing Fee;
     (vi) to the Agent for the account of the Qualifying Hedge Counterparty under each Qualifying Interest Rate Hedge in an amount equal to (and for the payment of) all amounts which are due and payable by the Borrower to such Qualifying Hedge Counterparty on such Remittance Date (other than fees, expenses, termination payments, indemnification payments, tax payments or other similar amounts), pursuant to the terms of the applicable Qualifying Interest Rate Hedge (net of all amounts which are due and payable by such Qualifying Hedge Counterparty to the Borrower on such Remittance Date pursuant to the terms of such Qualifying Interest Rate Hedge);
     (vii) to the Agent for the account of the Lender in an amount equal to the Facility Fees;
     (viii) to the Agent for the account of the Qualifying Hedge Counterparty under each Qualifying Interest Rate Hedge in an amount equal to (and for the payment of) all fees, expenses, termination payments, indemnification payments, tax payments or other amounts (to the extent not previously paid hereunder) which are due and payable by the Borrower to such Qualifying Hedge Counterparty on such Remittance Date, pursuant to the terms of the applicable Qualifying Interest Rate Hedge;
     (ix) to the Agent for the account of the Lender in an amount equal to the Borrowing Base Deficiency (if any) as of such Remittance Date;
     (x) to the Agent for the account of the Lender in an amount equal to the aggregate amount of all other Obligations (other than the repayment of Loans then outstanding) then due from the Borrower to the Lender, the Agent, the Servicer or any Affected Party hereunder and Yield maintained pursuant to Section 2.06(a) (other than those specified in clause (xii) below);
     (xi) pro rata and pari passu, to the Agent’s Bank, the Custodian and the Backup Servicer, the amounts described in clause (iii) above that remain unpaid; and
     (xii) as long as no event that with the passage of time or the giving of notice or both would constitute an Early Amortization Event has occurred and is then continuing, any amount remaining in the Collection Account shall be distributed (or retained in the Collection Account) as directed by the Borrower as follows: (1) to the Borrower to fund the purchase of Eligible Receivables pledged by the Borrower to the Agent hereunder, (2) to the Lender to reduce the Facility Amount, (3) to the Borrower for general corporate purposes or (4) to be retained in the Collection Account for distribution on the next Remittance Date in the priority set forth in this Section 2.06(a);
(II) if an Early Amortization Commencement Date has occurred and is then continuing, after application of the payments set forth in clause (i) through (xi) of Paragraph (I) above, funds on deposit in the Collection Account shall be distributed in the following amounts and priority:
     (i) to the Agent for the account of the Lender in an amount equal to the aggregate amount of all other Obligations then due from the Borrower to the Lender, the Agent or any Affected Party hereunder; and
     (ii) to the Borrower, all remaining amounts.
          Upon its receipt of funds for the account of the Lender, the Agent shall apply such funds as directed by the Lender or as otherwise provided in this Agreement.

          (b) Agent’s Right to Withdraw from Collection Account. Notwithstanding anything to the contrary contained in this Section 2.06 or in any other provision in this Agreement, if on any day prior to the Collection Date the Agent receives any notice of termination with respect to the LEAF Blanket Policy related to a failure of LEAF or the Borrower to pay any premiums payable by such parties under the LEAF Blanket Policy, the Agent shall have the right to, no earlier than 15 days before the date of such termination, withdraw from the Collection Account funds which shall be sufficient to pay (and which shall be used to pay) such premiums.
          (c) Borrower Deficiency Payments. Notwithstanding anything to the contrary contained in this Section 2.06 or in any other provision in this Agreement, if, on any day prior to the Collection Date, the Facility Amount shall exceed the Capital Limit, then the Borrower shall (X) remit to the Agent, prior to any Borrowing and in any event no later than the close of business on the next Business Day after the Agent notifies Borrower no later than 12:00 p.m., New York City time of such deficiency, a cash payment (to be applied by the Agent to repay Loans selected by the Agent, in its sole discretion), in such amount as may be necessary to reduce the Facility Amount to an amount less than or equal to the Capital Limit or (Y) solely if such date is prior to the Early Amortization Commencement Date, Pledge additional Eligible Receivables hereunder, prior to any Borrowing and in any event no later than the close of business on the next Business Day after the Agent notifies Borrower no later than 12:00 p.m., New York City time of such deficiency in such amount as may be necessary to increase the Capital Limit to an amount equal to or greater than the Facility Amount.
          (d) Instructions to the Agent’s Bank. All instructions and directions given to the Agent’s Bank by the Servicer, the Borrower or the Agent pursuant to this Section 2.06 shall be in writing (including instructions and directions transmitted to the Agent’s Bank by telecopy), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of this Section 2.06. The Servicer and the Borrower shall immediately transmit to the Agent by telecopy a copy of all instructions and directions given by such party to the Agent’s Bank pursuant to this Section 2.06. The Agent shall immediately transmit to the Servicer and the Borrower by telecopy a copy of all instructions and directions given to the Agent’s Bank by the Agent, pursuant to this Section 2.06.
          SECTION 2.07. [RESERVED].
          SECTION 2.08. Substitution of Pledged Receivables. The Borrower may, upon five (5) Business Day’s prior written notice to the Agent, replace any Receivable as a Pledged Receivable (each a “Substituted Receivable”) so long as (i) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Receivable or Receivables (each a “Replacement Receivable”), which (A) at the time of such Pledge are Eligible Receivables, and (B) which have an aggregate Discounted Balance that equals or exceeds the Discounted Balance of the Substituted Receivable being removed and (ii) the aggregate Discounted Balances (calculated at the time of replacement) of all Substituted Receivables (including any previously Substituted Receivables) that are not or were not subject to a LEAF Purchase Event but are either Defaulted Receivables or Delinquent Receivables (at the time of such replacement) will not exceed an amount equal to the Maximum Substitution Amount.

          SECTION 2.09. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Lender. The Borrower shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder (whether owing by the Borrower or the Servicer) at the Default Funding Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be for the account of, and distributed by the Agent to, the Lender. Any Obligation hereunder shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or returned by the Lender to the Borrower or any other Person for any reason. All computations of interest and all computations of Yield, Liquidation Fees and other fees hereunder (including, without limitation, the Fees, the Backup Servicer’s Fee, the Custodian Fee and the Servicing Fee) shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
          (b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield, interest or any fee payable hereunder, as the case may be; provided, however, that with respect to the calculation of Yield, such extension of time shall not be included in more than one Interest Period.
          (c) If any Borrowing requested by the Borrower and approved by the Lender and the Agent pursuant to Section 2.02 or any selection of any Fixed Period requested by the Borrower and approved by the Agent pursuant to Section 2.04 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of the Lender, the Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify and defend the Lender against any loss, cost or expense incurred by the Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct of the Lender, the Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund Loans or maintain Loans during such Fixed Period. The Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.
          SECTION 2.10. Fees. (a) The Borrower shall pay the Lender (either directly or through the Agent the fees (the “Fees”) in the amounts and on the dates set forth in the Fee Letter).
          (b) All of the Fees payable pursuant to this Section 2.10 shall be payable solely from amounts available for application pursuant to, and subject to the priority of, payment set forth in Section 2.06.

          SECTION 2.11. Increased Costs; Capital Adequacy. (a) If, due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application of any law or regulation (including, without limitation, any law or regulation resulting in any interest payments paid to a Lender under this Agreement being subject to United States withholding tax) or any guideline of any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Agent, the Lender, or any Affiliate, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Loan (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be (“Increased Costs”), the Borrower shall, from time to time, within fifteen (15) days after written demand complying with Section 2.09(c) by the Agent, on behalf of such Affected Party, pay to the Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments; provided, however, that such Affected Party shall use reasonable efforts in good faith to mitigate any such Increased Costs including such increased costs as may result from regulatory changes effecting the cost of issuing commercial paper to any Lender. For the avoidance of doubt, any future interpretation and application of Financial Accounting Standards Board Interpretation No. 46 or any other interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute a change in the interpretation, administration or application of a guideline subject to this Section 2.11(a) to the extent such interpretation or application may cause Increased Costs, provided that the Lender shall have used reasonable efforts in good faith to mitigate such Increased Costs.
          (b) If either (i) the introduction of or any change in or in the interpretation, administration or application of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request, from any central bank, any governmental authority or agency or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), the Agent shall be paid, on behalf of such Affected Party (from Collections pursuant to, and subject to the priority of payment set forth in, Section 2.06), such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any future interpretation and application of Financial Accounting Standards Board Interpretation No. 46 or any other any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute a change in the interpretation, administration or application of a guideline subject to this Section 2.11(b) to the extent such interpretation or application may cause Increased Costs, provided that the Lender shall have used reasonable efforts in good faith to mitigate such Increased Costs.
          (c) In determining any amount provided for in this Section 2.11, the Affected Party may use any reasonable averaging and attribution methods. The Agent, on behalf of any Affected Party making a claim under this Section 2.11, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent demonstrable error.
          (d) If, as a result of any event or circumstance similar to those described in Section 2.11(a) or 2.11(b), any Affected Party (that is an Issuer) is required to compensate a bank or other financial institution (including, without limitation, DZ Bank) providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement, then, upon demand by the Agent, on behalf of such Affected Party, the Borrower shall pay to the Agent, on behalf of such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts paid by it.
          SECTION 2.12. Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Agent, for the benefit of the Lender, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Purchase and Contribution Agreement, the LEAF III Guaranty, the Lienholder Nominee Agreement, each Qualifying Interest Rate Hedge, the Contract related to each Pledged Receivable, all other agreements, documents and instruments evidencing, securing or guarantying any Pledged Receivable and all other agreements, documents and instruments related to any of the foregoing (collectively the “Assigned Documents”). Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Agent (or any designee thereof, including, without limitation, the Servicer), following an Event of Default, shall have the right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Agent, the Lender or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. In addition, each of the Servicer and the Borrower confirms and agrees that the Servicer and the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Agent a notice of (i) any breach (other than in an inconsequential respect) of any representation, warranty, agreement or covenant under any such Assigned Document or (ii) events of default, or of any event or occurrence under any other Assigned Documents that, upon notice, or upon the passage of time or both, would constitute such a breach (other than in an inconsequential respect under any such Assigned Document), of which the Borrower or Servicer has knowledge, under Contracts the aggregate Discounted Balance of which exceeds $100,000 since last reported, immediately upon learning thereof; provided, however, that all events of default, or any events or occurrences under any other Assigned Documents that, upon notice, or upon the passage of time or both, would constitute such a breach (other than in an inconsequential respect under any such Assigned Document) under any Contracts, shall be reported no less frequently than on a monthly basis. The parties hereto agree that such assignment to the Agent shall terminate upon the Collection Date.

          SECTION 2.13. Grant of a Security Interest. To secure the prompt and complete payment when due of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement, the Borrower hereby (i) collaterally assigns and pledges to the Agent, on behalf of the Secured Parties (and its successors and assigns) and (ii) grants a security interest to the Agent, on behalf of Secured Parties (and its successors and assigns), all of the following property whether tangible or intangible and whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the “Pledged Assets”) and all of the Borrower’s right, title and interest in, to and under the following Pledged Assets:
          (a) all Receivables purchased by or contributed (or otherwise purported to be transferred or pledged pursuant to the terms of the Purchase and Contribution Agreement) to the Borrower under the Purchase and Contribution Agreement from time to time (the “Pledged Receivables”), all Other Conveyed Property related to the Pledged Receivables purchased by or contributed (or otherwise transferred or pledged pursuant to the terms of the Purchase and Contribution Agreement) to the Borrower under the Purchase and Contribution Agreement, all Related Security related to the Pledged Receivables, all interests of the Borrower in all the Equipment related to the Pledged Receivables (together with all security interests in and Insurance Proceeds related to such Equipment and all proceeds from the disposition of such Equipment, whether by sale to the related Obligors or otherwise), all Collections and other monies due and to become due under the Contracts related to the Pledged Receivables received on or after the date such Pledged Receivables were purchased by or contributed to (or purportedly purchased by or contributed to) the Borrower under the Purchase and Contribution Agreement;
          (b) the Assigned Documents, including, in each case, without limitation, all monies due and to become due to the Borrower under or in connection therewith;
          (c) the Collection Account, the Lockbox, the Master DDA Account and all other bank and similar accounts relating to Collections with respect to Pledged Receivables (whether now existing or hereafter established) and all funds held therein, and all investments in and all income from the investment of funds in the Collection Account, the Master DDA Account, and such other accounts;
          (d) the Records relating to any Pledged Receivables;
          (e) all UCC financing statements filed by the Borrower against the Seller under or in connection with the Purchase and Contribution Agreement;
          (f) each Qualifying Interest Rate Hedge, each other interest rate protection agreement entered into with respect to the transactions contemplated under this Agreement and, in each case, all payments thereunder;
          (g) all Liquidation Proceeds relating to any Pledged Receivables;
          (h) all accounts, receivables, contract rights, general intangibles, instruments, chattel paper, documents and proceeds of the foregoing property described in clauses (a) through (g) above, including interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for or on account of the sale or other disposition of any or all of the then existing Pledged Receivables; and
     (i) all other assets of the Borrower.
          SECTION 2.14. Evidence of Debt. The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in such account(s) of the Lender shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.15. Survival of Representations and Warranties; Repayment Obligations. It is understood and agreed that the representations and warranties set forth in Section 4.01 and Section 4.02 are made and true and correct on the date of this Agreement, at the time of the initial Borrowing, and on each Subsequent Borrowing Date and Remittance Date thereafter. If, as a result of the breach of any of the representations and warranties in Section 4.01 or Section 4.02 or for any other reason there exists or would exist a Borrowing Base Deficiency after giving effect to any repurchase by LEAF of nonconforming Receivables pursuant to Section 4.03, the Borrower shall promptly (and, in any case, by the end of business on the next Business Day after the Business Day on which such Borrowing Base Deficiency occurred) (X) repay to the Agent, for the account of the Lender, the portion of the Loans as is necessary to cure such Borrowing Base Deficiency or (Y) Pledge additional Eligible Receivables in such amount as is necessary to cure such Borrowing Base Deficiency. The Borrower shall promptly reimburse the Agent and the Lender for any Liquidation Fees in respect of any such repayment.
          SECTION 2.16. Release of Pledged Receivables. (a) Subject to Section 2.13 hereof (i) in connection with a proposed sale by the Borrower of any Pledged Receivable(s) to a third party (including, without limitation, in connection with a Take-Out Securitization or a Whole Loan Sale), the Borrower may obtain the release of any Pledged Receivable and, solely to the extent related to such Pledged Receivable, the Related Security and other related Other Conveyed Property from the security interest created hereunder, by depositing into an account designated by the Agent the Release Price therefor on the date of such repurchase plus the Release Fee (as defined in the Fee Letter) payable in connection with such transaction; provided, that the foregoing release shall only be available if, after giving effect thereto and the application of the proceeds thereof together with such other amounts the Borrower shall then have deposited with the Agent on behalf of the Secured Parties in accordance with the terms hereof, there shall not be a Borrowing Base Deficiency, an Early Amortization Event, an event that but for notice or lapse of time or both would constitute an Early Amortization Event, an Event of Default or an Unmatured Event of Default or (ii) upon the substitution of any Pledged Receivable in accordance with Section 2.08, the Borrower may, with the consent of the Agent, obtain the release of such Substituted Receivables and, solely to the extent related to such Substituted Receivable, the Related Security and other related Other Conveyed Property (including, without limitation, the release of any security interest of the Agent or the Borrower therein). The Borrower shall notify the Agent of any Release Price to be paid pursuant to this Section 2.16 at least five (5) Business Days prior to the date on which such Release Price shall be paid specifying the Pledged Receivables to be released and the Release

Price. Amounts paid by the Borrower pursuant to this Section 2.16 on account of Pledged Receivables shall be treated as payments on Pledged Receivables hereunder.
          (b) At the close of business on the Collection Date, the Lender and the Agent, in accordance with their respective interests, hereby automatically re-assign and transfer to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Pledged Assets, free and clear of any Adverse Claim resulting solely from an act by the Lender or the Agent but without any other representation or warranty, express or implied, by or recourse against the Lender or the Agent.
          (c) Upon the request of the Borrower, and at the Borrower’s expense, the Agent hereby authorizes the filing and/or execution of such documents as reasonably requested by the Borrower in order to effect any reassignment and resale of Pledged Receivables repurchased or substituted by the Seller pursuant to the Purchase and Contribution Agreement or paid in full by the related Obligor and shall notify the Custodian pursuant to the Custodial Agreement to release the related Receivable File to the Borrower or the Seller, as applicable.
          SECTION 2.17. Prepayment. Except as expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, any repayment in connection with Section 4.03, or any repayment from Collections on Pledged Receivables (including Collections related to the prepayment of such Pledged Receivables), any Loan may be repaid prior to the Early Amortization Commencement Date and with payment of any applicable Release Fee. The Borrower shall not terminate this Agreement without the Agent’s prior written consent, which consent may be withheld in the Agent’s sole discretion.
          SECTION 2.18. Taxes. (a) Any and all payments by the Borrower or the Servicer hereunder shall be made, in accordance with Section 2.09, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (a) in the case of the Lender and the Agent, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on the Lender or the Agent by the state or foreign jurisdiction under the laws of which either Lender or the Agent (as the case may be) is organized, in which its principal office is located, or in the case or any Lender, in which its applicable lending office is located or any political subdivision thereof and (b) all taxes imposed as a result of the Lender failing to comply with Section 2.18(e), (f) and (g) hereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or the Servicer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender or the Agent, (i) the Borrower shall make an additional payment to the Lender or the Agent, as the case may be, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18), the Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder (hereinafter referred to as “Other Taxes”).
          (c) The Borrower will indemnify and defend the Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.18) paid by the Lender or the Agent (as the case may be) in connection with the Pledged Assets, any obligation to make Loans hereunder, or any other payment made to the Lender and/or the Agent hereunder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the Lender or the Agent, as appropriate, making a demand for indemnity payment shall promptly provide the Borrower, at its address set forth under its name on the signature pages hereof, with a certificate from the relevant taxing authority or from a responsible officer of the Lender or the Agent stating or otherwise evidencing that either Lender or the Agent has made payment of such Taxes and Other Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes and Other Taxes. This indemnification shall be made within ten days from the date the Lender or the Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Agent, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.
          (e) The Lender shall, to the extent that it may then do so under applicable laws and regulations, deliver to the Borrower and the Agent Bank (with, in the case of the Lender, a copy to the Agent) (i) within 15 days after the date hereof, two (or such other number as may from time to time be prescribed by applicable laws or regulations) duly completed copies of IRS Form W-8 BEN or W-8 ECI (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or applicable laws or regulations), as appropriate, to permit the Borrower to make payments hereunder for the account of the Agent or the Lender, as the case may be, without deduction or withholding of United States federal income or similar taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.18(e), copies (in such numbers as may from time to time be prescribed by applicable laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under applicable laws or regulations to permit the Borrower and the Agent Bank to make payments hereunder for the account of the Agent or the Lender, as the case may be, without deduction or withholding of United States federal income or similar taxes.
          (f) The Lender shall, to the extent that it may then do so under applicable laws and regulations, deliver to the Borrower and the Agent Bank (with a copy to the Agent) any form or document accurately completed and in a manner that the Borrower or the Agent Bank reasonably requires, that may be required or reasonably requested by the Borrower or the Agent Bank, in order to allow it to make payments to the Lender under this Agreement without any deduction or withholding on account of tax or with such a deduction or withholding at a reduced rate.
          (g) Within 30 days of the written request of the Borrower therefor, the Agent and the Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of taxes remitted hereunder.
          (h) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Loans hereunder, the Lender is required to compensate a bank or other financial institution in respect of taxes which would otherwise qualify for indemnification under this Section 2.18 or under Section 9.07 then within ten (10) days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts paid by it.
          (i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the parties contained in this Section 2.18 shall survive the termination of this Agreement.
          SECTION 2.19. Transfer of Commitment upon an Early Amortization Event. In the event that (1) an event described in clause (i) of the definition of Early Amortization Event has occurred and is continuing with respect to Autobahn and (2) no other Early Amortization Event, Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may request that Autobahn assign its commitment to make Loans under this Agreement to DZ Bank pursuant to Section 9.04, and if so requested, DZ Bank shall accept such assignment. After giving effect to such assignment, any then remaining event described in clause (i) of the definition of Early Amortization Event with respect to Autobahn shall be deemed waived.
ARTICLE III
CONDITIONS OF LOANS
          SECTION 3.01. Conditions Precedent to Initial Borrowing. The initial Borrowing hereunder is subject to the conditions precedent that:
          (a) the Structuring Fee (as defined in the Fee Letter), the Due Diligence Fee and the Commitment Fee shall have been paid in full and all other acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws;
          (b) the Lender shall have received the executed legal opinions of counsel to the LEAF Parties, addressing the matters set forth in the forms attached hereto as Schedule V,

dated the Closing Date and otherwise in form and substance acceptable to the Lender and covering such other matters incident to the transactions contemplated by the Transaction Documents as the Lender shall reasonably request; and
          (c) the Agent shall have received on or before the date of such Borrowing the items listed in Schedule I hereto, each in form and substance satisfactory to the Agent and the Lender.
          SECTION 3.02. Conditions Precedent to All Borrowings. Each Borrowing (including the initial Borrowing, except as explicitly set forth below) by the Borrower from the Lender shall be subject to the further conditions precedent that:
          (a) With respect to any such Borrowing (other than the initial Borrowing), on or prior to the date of such Borrowing, the Servicer shall have delivered to the Agent, in form and substance satisfactory to the Agent, the most recent Monthly Remittance Report required by the terms of Section 6.11(b);
          (b) With respect to such Borrowing, at least two (2) Business Days prior to the date of such Borrowing, the Borrower shall have delivered to the Agent, in form and substance satisfactory to the Agent, an Officer’s Certificate of the Borrower which shall demonstrate that, after giving effect to such Borrowing requested by the Borrower, the Facility Amount will not exceed the Capital Limit;
          (c) On the Borrowing Date of such Borrowing, the following statements shall be true and correct, and the Borrower by accepting any amount of such Borrowing shall be deemed to have certified that:
     (i) the representations and warranties contained in Section 4.01 are true and correct in all material respects, both before and after giving effect to the Borrowing to take place on such Borrowing Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date;
     (ii) no event has occurred and is continuing, or would result from such Borrowing, which constitutes an Early Amortization Event hereunder, an event that but for notice or lapse of time or both would constitute an Early Amortization Event, an Event of Default or an Unmatured Event of Default;
     (iii) (a) the principal amount of such Loan (other than the Loan made on the Closing Date) is at least $500,000 and (b) on and as of such Borrowing Date, after giving effect to such Borrowing, the Facility Amount does not exceed the Capital Limit;
     (iv) (A) the Borrower has delivered to the Agent a copy of the Notice of Borrowing and the related Notice of Pledge (together with the attached Receivables Schedule) pursuant to Section 2.02, each appropriately completed and executed by the Borrower, (B) the Borrower has delivered or caused to have been delivered to the Custodian the Notice of Pledge and each item required in the definition of Receivable File with respect to the Receivables being Pledged hereunder two (2) or, in the case of the initial Borrowing Date hereunder, four (4) Business Days, prior to such Borrowing Date,

(C) the Contract related to each Receivable being Pledged hereunder on such Borrowing Date has been duly assigned by the Seller to the Borrower and duly assigned by the Borrower to the Agent and (D) by 4:00 p.m. (New York City time) on the Business Day immediately preceding such Borrowing Date, a Collateral Receipt from the Custodian confirming that, inter alia, the Receivable Files received on or before such Business Day conform with the Receivables Schedule has been delivered to the Custodian and the Agent pursuant to Section 2.02.
     (v) all terms and conditions of the Purchase and Contribution Agreement required to be satisfied in connection with the assignment of each Receivable being Pledged hereunder on such Borrowing Date (and the Other Conveyed Property and Related Security related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Agent, for the benefit of the Lender, (1) a first priority perfected security interest in all of the Borrower’s right, title and interest in the related Contracts, all payments from related Obligors, the related Equipment (with an original equipment cost of $50,000 or more or, if such Contract provides for a “nominal value” purchase option, $25,000 or more) and all rights of the Borrower under the Purchase and Contribution Agreement (collectively the “First Priority Assets”) excluding any Pledged Assets in which a security interest cannot be perfected under the UCC, and (2) except for the First Priority Assets provided for in clause (1), a perfected security interest in the Borrower’s right, title and interest in such Receivables, Related Security and the Other Conveyed Property in which a security interest can be perfected by filing or by possession under the UCC (except with respect to any interest in Vehicles, if required by applicable law, the re-issuance of the related Lien Certificates to show the Agent as secured party) related thereto and the proceeds thereof shall have been made, taken or performed;
     (vi) (A) the Servicer shall have taken or caused to be taken all steps necessary under all applicable law (including the filing of an Obligor Financing Statement) in order to cause (1) a valid, subsisting and enforceable perfected, first priority security interest (or back-up security interest in the case of a true lease) to exist in Seller’s favor as against the related Obligor in the Equipment (with an original equipment cost of $50,000 or more or, if such Contract provides for a “nominal value” purchase option, $25,000 or more) and (2) a valid, subsisting and enforceable security interest (or back-up security interest in the case of a true lease) to exist in Seller’s favor as against the related Obligor in the related Equipment not covered under clause (1) hereunder, securing each Receivable being Pledged hereunder on such Borrowing Date and immediately prior to the Pledge of such Receivable by the Borrower to the Agent (for the benefit of the Lender), (B) Seller shall have assigned the perfected, first priority security interest (except with respect to any interest in Vehicles, if required by applicable law, the re-issuance of the related Lien Certificates to show the Agent as secured party) in the Equipment referred to in clause (A)(1) above (and all proceeds thereof) to the Borrower pursuant to the Purchase and Contribution Agreement and (C) the Borrower shall have assigned the perfected, first priority security interest (except with respect to any interest in Vehicles, if required by applicable law, the re-issuance of the related Lien Certificates to show the Agent as secured party) referred to in clause (A)(1) above to the Agent, for the benefit of the Lender, pursuant to Section 2.11 hereof; and
     (vii) the Borrower shall have taken all steps necessary under all applicable law in order to cause to exist in favor of the Agent, for the benefit of the Lender, a valid, subsisting and enforceable first priority perfected security interest in the Borrower’s right, title and interest in the First Priority Assets related to each Receivable being Pledged hereunder on such Borrowing Date, and a valid, subsisting and enforceable security interest in the Equipment and Related Security not constituting First Priority Assets related to each Receivable being Pledged hereunder on such Borrowing Date.
          (d) No law or regulation shall prohibit, and no order, judgment or decree of any federal, state or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Loans by the Lender in accordance with the provisions hereof;
          (e) The Agent shall have received and found to be satisfactory with respect to any Pledged Receivables being Pledged in connection with such Borrowing, previously pledged to any lender or other financial institutions by LEAF, the Borrower or any Affiliate thereof under any other financing facility, evidence of the release of any liens granted in connection with such financing with respect to any such Pledged Receivables; and
          (f) To the extent required to maintain the Overall Hedge Position, a Qualifying Interest Rate Hedge with respect to such Borrowing, in form and substance satisfactory to the Agent, shall have been duly executed by the Borrower and a Qualifying Hedge Counterparty, and any amounts required to have been paid thereunder as of the related Borrowing Date shall have been paid by the Borrower and any obligations required to have been performed thereunder as of such Borrowing Date shall have been performed.
          (g) The Borrower shall have delivered to the Agent a copy of the executed Assignment (as defined in the Purchase and Contribution Agreement) relating to the Pledged Assets relating to such Borrowing.
          SECTION 3.03. Advances Do Not Constitute a Waiver. No advance of a Loan hereunder shall constitute a waiver of any condition to the Lender’s obligation to make such an advance unless such waiver is in writing and executed by the Lender.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date, on each Borrowing Date, on each Remittance Date and on the first day of each CP Rollover Fixed Period, as follows:
          (a) Each Receivable designated as an Eligible Receivable on any Borrowing Base Certificate, Monthly Remittance Report or Commercial Paper Remittance Report is an Eligible Receivable. Each Receivable included as an Eligible Receivable in any calculation of the Capital Limit or the Eligible Receivables Balance is an Eligible Receivable.

          (b) The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Pledged Receivables requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.
          (c) The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Agent, for the benefit of the Lender, a first priority perfected security interest in all of the Borrower’s right, title and interest to the Pledged Assets on the terms and conditions of this Agreement. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Pledged Receivables, other than such as have been met or obtained.
          (d) The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of formation or limited liability company agreement of the Borrower or any contract or other agreement to which or the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.
          (e) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of Borrower or with respect to this Agreement, which, if adversely determined, could have a material effect on the business, assets or financial condition of the Borrower or which would draw into question the legality, validity or enforceability of this Agreement, any Transaction Document to which the Borrower is a party or any of the other applicable documents forming part of the Pledged Assets.
          (f) In selecting the Receivables to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lender.

          (g) The grant of the security interest in the Pledged Assets by the Borrower to the Agent, for the benefit of the Lender pursuant to this Agreement, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction. No such Pledged Assets have been sold, transferred, assigned or pledged by the Borrower to any Person, other than the Pledge of such Assets to the Agent, for the benefit of the Lender, pursuant to the terms of this Agreement.
          (h) The Borrower has no Debt or other indebtedness other than Debt incurred under or contemplated by the terms of the Transaction Documents.
          (i) The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by the Transaction Documents.
          (j) No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement, any Transaction Document or any other agreement to which the Borrower is a party.
          (k) The Borrower has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person and has paid or made adequate provisions for the payment of all taxes, assessments and other governmental charges due from the Borrower except for those taxes being contested in good faith by appropriate proceedings and in respect of which no penalty may be assessed from such contest and it has established proper reserves on its books. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such tax, assessment or other governmental charge. Any taxes, fees and other governmental charges payable by the Borrower, as applicable, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.
          (l) The chief executive office and principal place of business of the Borrower is located at 110 S. Poplar Street, Suite 101, Wilmington, Delaware 19801 (and the location of all the Borrower’s records regarding the Pledged Receivables (other than those in the possession of the Custodian)) is located at LEAF Financial, One Commerce Square, 2005 Market Street, 15th Floor, Philadelphia, PA 19103, except as either may be changed pursuant to written notice from the Borrower to the Agent, and has been located at such address at all times since the later of (a) the date of formation of the Borrower and (b) the date that is five years prior to the Closing Date.
          (m) (i) The Borrower’s legal name, type of organization and jurisdiction of organization is as set forth in the first paragraph of this Agreement; (ii) the Borrower is not organized under the law of more than one State, (iii) other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.19), the Borrower has not changed its name, type of organization or jurisdiction of organization at any time since its formation; and (iv) the Borrower does not have trade names, fictitious names, assumed names or “doing business as” names other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.19).
          (n) The Borrower is solvent and will not become insolvent after giving effect to the transactions contemplated hereby; the Borrower is paying its debts as they become due; and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.
          (o) The Borrower has no subsidiaries.
          (p) The Borrower has given fair consideration and reasonably equivalent value in exchange for the sale of the Pledged Receivables by the Seller under the Purchase and Contribution Agreement. At the time of the pledge of the Pledged Assets herein contemplated, the Borrower had good and marketable title to the Pledged Assets to be pledged by the Borrower to the Agent hereunder, for the benefit of the Lender (and its successors and assigns), free and clear of all Adverse Claims. This Agreement grants a valid first priority security interest to the Agent, for the benefit of the Lender (and its successors and assigns), of all right, title, and interest of the Borrower in, to and under the First Priority Assets and a perfected security interest in all the Pledged Assets that do not constitute First Priority Assets (to the extent to which attachment, pledge and perfection is governed by the UCC as in effect in the applicable jurisdiction), free and clear of any Adverse Claim of any Person claiming through or under the Borrower.
          (q) No Monthly Remittance Report, Borrowing Base Certificate or Commercial Paper Remittance Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of the Borrower to the Agent or the Lender in connection with this Agreement is or will be inaccurate in any respect as of the date it is or shall be dated or (except as otherwise disclosed in writing to the Agent or the Lender, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein, in the context of the circumstances under which they were made, not misleading.
          (r) No proceeds of any Loans will be used by the Borrower to acquire any security in any transaction, which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.
          (s) There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Pledged Assets contemplated by Section 2.13.
          (t) The Borrower is not an “investment company” or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the Investment Company Act nor is the Borrower otherwise subject to regulation thereunder.
          (u) No Event of Default or Unmatured Event of Default has occurred and is continuing. Since its formation, there has been no change in the business, operations, financial condition, properties or assets of the Borrower which would have a Material Adverse Effect on its ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or materially adversely affect the transactions contemplated under this Agreement or the other Transaction Documents;
          (v) Each of the Pledged Receivables was underwritten and is being serviced in conformance with LEAF Financial’s standard underwriting, credit, collection, operating and reporting procedures and systems (including, without limitation, the Credit and Collection Policy).
          (w) The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the Pension Benefit Guaranty Corporation (or any successor thereto) under ERISA.
          (x) There is not now, nor will there be at any time in the future, any agreement or understanding between (i) the Originator, the Seller or the Servicer (ii) and the Borrower (other than as expressly set forth herein), providing for the allocation or sharing of obligations to make payments or otherwise in respect of any taxes, fees, assessments or other governmental charges.
          (y) Each Contract is owned by the Borrower free and clear of any Adverse Claim; and the Agent (for the benefit of the Lender and its successors and assignees) has acquired (i) a valid and perfected first priority security interest in the First Priority Assets and in the Related Security (including the Equipment), Collections and other Pledged Assets with respect thereto, and (ii) a valid security interest in Borrower’s right, title and interest in and to all the Pledged Assets that do not constitute First Priority Assets, in each case, free and clear of any Adverse Claims; no effective UCC financing statement or other instrument similar in effect is filed in any recording office listing the Borrower as debtor, covering any Contract, Related Security (including the Equipment), Collections or other Pledged Assets; and there is no grant of a lien or financing statement of record that relates to leases, equipment and related assets of the Originator, the Seller or the Borrower that is not limited to a specific list of leases (identified by lease number, lessee and other appropriate identifying information) and assets related thereto.
          SECTION 4.02. Representations and Warranties of the Servicer. The Servicer (so long as the Servicer is not the Backup Servicer or any other Person acting as successor Servicer) hereby represents and warrants, as of the Closing Date, on each Borrowing Date, on each Remittance Date and on the first day of each CP Rollover Fixed Period, as follows:
          (a) The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged (which includes servicing Receivables on behalf of third parties and itself) and is duly qualified and in good standing under the laws of each jurisdiction where its servicing of the Pledged Receivables requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.

          (b) The Servicer has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Servicer of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document, other than such as have been met or obtained.
          (c) The execution, delivery and performance of this Agreement by the Servicer and all other agreements and instruments executed and delivered or to be executed and delivered by the Servicer pursuant hereto or thereto in connection with the Pledge of the Pledged Assets will not (i) create any Adverse Claim on the Pledged Assets or (ii) violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or bylaws of the Servicer or any material contract or other agreement to which the Servicer is a party or by which the Servicer or any of its property or assets may be bound.
          (d) No litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Servicer, threatened against the Servicer or any properties of the Servicer or with respect to this Agreement, which, if adversely determined, could have a material effect on the business, assets or financial condition of the Servicer or which would draw into question the legality, validity or enforceability of this Agreement, or any other Transaction Document to which the Servicer is a party.
          (e) No injunction, writ, restraining order or other order of any nature adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.
          SECTION 4.03. Resale of Receivables Upon Breach of Covenant or Representation and Warranty by Borrower. The Borrower shall, or shall cause the Servicer to, inform the other parties to this Agreement promptly, in writing, upon the discovery of any breach of the representations, warranties and/or covenants contained in Section 4.01; provided, however, that the failure to provide any such notice shall not diminish, in any manner whatsoever, any obligation of the Borrower under this Section 4.03 to resell any Pledged Receivable. Upon the discovery by or notice to the Borrower of any such breach that also constitutes a LEAF Purchase Event, the Borrower shall have an obligation to, and the Borrower shall, resell to the Seller pursuant to the Purchase and Contribution Agreement (and the Agent may directly enforce such obligation of the Borrower to sell) any Pledged Receivable adversely affected by any such breach. The Servicer shall notify the Agent promptly, in writing, of any failure by the Borrower to so resell any such Pledged Receivable. In connection with the resale of such Pledged Receivable, the Borrower shall remit funds in an amount equal to the Release Price for such Pledged Receivable to the Collection Account on the date of such resale. It is understood and agreed that the obligation of the Borrower to resell to the Seller, and the obligation of the Seller to purchase, any Receivables which are adversely affected by a LEAF Purchase Event is not intended to, and shall not, constitute a guaranty of the collectibility or payment of any Receivable which is not collected, not paid or uncollectible solely on account of the insolvency, bankruptcy, or financial inability to pay of the related Obligor.
          SECTION 4.04. Representations and Warranties of the Custodian and the Agent’s Bank. Each of the Custodian and the Agent’s Bank hereby represents and warrants, as of the Closing Date, as follows:
          (a) Such Person is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or (ii) a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Such Person has the power and all licenses necessary to own its assets and to transact the business in which it is engaged (which includes performing its obligations under the Transaction Documents) and is duly qualified and in good standing under the laws of each jurisdiction where its performance under the Transaction Documents requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.
          (b) Such Person has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which such Person is a party constitutes the legal, valid and binding obligation of such Person, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by such Person of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document, other than such as have been met or obtained.
          (c) The execution, delivery and performance of this Agreement by such Person and all other agreements and instruments executed and delivered or to be executed and delivered by such Person pursuant hereto or thereto will not violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or bylaws of such Person or any material contract or other agreement to which such Person is a party or by which such Person or any of its property or assets may be bound.

          (d) To the knowledge of such Person, no litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of such Person, threatened against such Person or any properties of such Person or with respect to this Agreement, which, if adversely determined, could have a material effect on the business, assets or financial condition of such Person or which would draw into question the legality, validity or enforceability of this Agreement or any Transaction Document to which such Person is a party.
          (e) No injunction, writ, restraining order or other order of any nature adversely affects such Person’s performance of its obligations under this Agreement or any Transaction Document to which such Person is a party.
          (f) No information, exhibit, financial statement, document, book, record or report furnished or to be furnished by such Person to the Agent or the Lender in connection with this Agreement is or will be inaccurate in any material respect, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein, in the context of the circumstances under which they were made, not misleading.
          SECTION 4.05. Representations and Warranties of the Seller. As of the Closing Date, on each Borrowing Date, on each Remittance Date and on the first day of each CP Rollover Fixed Period, the Seller represents and warrants to the Lender and each Qualifying Hedge Counterparty as follows:
          (a) The Seller has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to acquire, own and sell the Contracts and the other Pledged Assets that it sold to the Borrower pursuant to the Purchase and Contribution Agreement and pledged to the Agent, for the benefit of the Lender and each Qualifying Hedge Counterparty, pursuant to this Agreement. The Seller is organized solely under the laws of the State of Delaware.
          (b) The Seller is duly qualified to do business as a foreign business entity in good standing and has obtained all necessary licenses, authorizations, consents and approvals, in each state in which any Equipment relating to the Contracts or other Pledged Assets or any Obligor is located, or is not required under applicable law to effect such qualification, except where failure to do so would not have a Material Adverse Effect on (a) the ability of the Seller to perform its obligations under the Transaction Documents or otherwise to conduct its business (including, without limitation, the origination, purchase, ownership, servicing and sale of the Contracts), (b) any of the Contracts, the Receivables or the Equipment relating to the Contracts or the other Pledged Assets, (c) the ability of the Seller, the Borrower or the Agent to realize upon or enforce any of the Contracts, the Receivables or the Equipment relating to the Contracts or the other Pledged Assets or (d) the perfection or priority of any lien in favor of the Borrower and required by the Transaction Documents or any lien created under the Transaction Documents in favor of the Agent.

          (c) The Seller is in compliance with all material requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, laws relating to usury, truth-in-lending, fair credit billing, fair credit reporting, fair debt collection practices, privacy, consumer credit laws and equal credit opportunity and disclosure laws).
          (d) The Seller has the power and authority, and the legal right, to execute, deliver and perform this Agreement and each other Transaction Document to which it is a party; and the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party have been duly authorized by the Seller by all necessary action (corporate and other).
          (e) This Agreement and each other Transaction Document to which the Seller is a party has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
          (f) The execution, delivery and performance of this Agreement and each other Transaction Document to which the Seller is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof shall not conflict with, result in any breach of any of the terms and provisions of or constitute (with or without notice, lapse of time or both) a default under the certificate of limited partnership or the limited partnership agreement of the Seller, or any material indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it is bound, or result in the creation or imposition of any lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument to which the Seller is a party, or violate any material law, order, rule or regulation applicable to the Seller of any court or of any federal or state regulatory body, administrative agency or other Governmental Entity or the United States federal government or any political subdivision thereof having jurisdiction over the Seller or any of its properties or in any way have a Material Adverse Effect on the interest of the Agent, the Lender or the Borrower in any Contract or affect the Seller’s ability to perform its obligations under this Agreement or any other Transaction Document to which the Seller is a party.
          (g) There are no actions, suits or proceedings at law or in equity or investigations pending or, to the best of the Seller’s knowledge, threatened against the Seller, before any court, regulatory body, administrative agency or other tribunal or Government Entity (or the United States federal government or any political subdivision thereof) having jurisdiction over the Seller or the Borrower or its respective properties (A) asserting the invalidity of this Agreement or any of the other Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Documents to which the Seller or the Borrower is a party, or (C) seeking any determination or ruling that would, if adversely decided, reasonably be expected to have a Material Adverse Effect on the performance by the Seller or the Borrower of its respective obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or the business, operations, condition (financial or otherwise) or prospects of the Seller or the Borrower.
          (h) All material licenses, approvals, authorizations, consents, orders or other actions of any person, corporation or other organization, or of any court, governmental bureau, agency, or body or official, required in connection with the conduct of the Seller’s business or the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been or will be taken or obtained on or prior to the Closing Date.
          (i) The Seller is not in default in the performance, observance or fulfillment of any obligation, covenant or condition in any agreement or instrument to which it is a party or by which it is bound the result of which could reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Transaction Documents.
          (j) The complete and exact legal name of the Seller is LEAF Equipment Leasing Income Fund III, L.P. The Seller has not changed its name since formation and is not organized under the law of more than one State other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.19). The Seller does not and has not since its formation used any other legal names, trade names, fictitious names, assumed names or “doing business as” names, other than as disclosed on Schedule II hereto (as such schedule may be updated from time to by the Agent upon receipt of a notice delivered to the Agent pursuant to Section 6.19).
          (k) The Seller has not assigned, pledged, or otherwise conveyed or encumbered (other than Permitted Liens) any of the Pledged Assets to any Person other than the Borrower, and immediately prior to the sale of such Pledged Assets to the Borrower, the Seller was the sole owner of the Pledged Assets and had good and marketable title thereto, free and clear of all Liens (other than Permitted Liens), in each case except for Liens that have been released or are to be released simultaneously with such sale, or for Equipment relating to any Contract that had an original equipment cost of less than (x) $50,000 or (y) if such Contract provides for a “nominal value” purchase option, $25,000. No security agreement, financing statement or other public notice similar in effect with respect to all or any part of the Pledged Assets is or will be on file or of record in any public office, except such as have been or may hereinafter be filed pursuant to this Agreement or a Transaction Document or such as have been released or are to be released simultaneously with the sale of such Pledged Assets to the Borrower.
          (l) The provisions of the Purchase and Contribution Agreement are effective to create in favor of the Borrower a valid and enforceable precautionary security interest in all right, title and interest of the Seller in, to and under the Contracts. The precautionary security interests and Liens granted under the Purchase and Contribution Agreement, if the sales are recharacterized, will constitute fully perfected (to the extent to which attachment, pledge and perfection is governed by the UCC as in effect in the applicable jurisdiction) first-priority security interests in, to and under the Contracts, free and clear of all other Liens (other than Permitted Liens), and such security interests are enforceable against all other Persons, except that

UCC financing statements are not required to have been filed against the related Obligor for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000. There are no agreements in effect adversely affecting the rights of the Seller to sell the Contracts to the Borrower pursuant to the Purchase and Contribution Agreement.
          (m) The Seller has not selected Contracts to be sold to the Borrower in accordance with the terms of the Purchase and Contribution Agreement and the other Transaction Documents through a process that is adverse to the Lender or any Qualifying Hedge Counterparty.
          (n) The sale of the Pledged Assets by the Seller to the Borrower pursuant to the Purchase and Contribution Agreement is in the ordinary course of business for the Seller and does not violate the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.
          (o) No injunction, writ, restraining order or other order of any nature adversely affects the Seller’s performance of its obligations under this Agreement or any other Transaction Document to which the Seller is a party.
          (p) The Seller has filed (on a consolidated basis or otherwise) on a timely basis all tax returns (including, without limitation, all foreign, federal, state, local and other tax returns) required to be filed, is not liable for taxes payable by any other Person (other than Obligors in respect of the related Equipment in accordance with the Contracts and its customary practices) and has paid or made adequate provisions for the payment of all taxes due from the Seller. No tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such taxes except for those being contested in good faith and for which adequate reserves have been made. Any taxes payable by the Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due except for those being contested in good faith and for which adequate reserves have been made.
          (q) As of the Closing Date and immediately after giving effect to each sale of Contracts pursuant to the Purchase and Contribution Agreement, the fair market value of the assets of the Seller is greater than the fair value of its liabilities (including, without limitation, contingent liabilities of the Seller), and the Seller is and will be solvent, is and will be able to pay its debts as they mature and does not and will not have an unreasonably small capital or remaining assets to engage in the business in which it is engaged and proposes to engage. The Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or any of its assets. The Seller is not transferring any Pledged Assets with any intent to hinder, delay or defraud any of its creditors. The Seller has received fair consideration and reasonably equivalent value in exchange for the sale of the Contracts by the Seller under the Purchase and Contribution Agreement.

          (r) The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Seller to the Lender or the Agent in connection with the negotiation, preparation or delivery of this Agreement and the other Transaction Documents or included herein or therein or delivered pursuant hereto or thereto are true and correct in every material respect, or (in the case of projections) are based on reasonable estimates, on the date as of which such information is stated or certified and does not and will not contain an untrue statement of a material fact, or omit to state any material fact necessary to make the statements herein or therein contained, in the light of the circumstances under which they were made, not misleading. There is no fact known to a responsible officer of the Seller that, after due inquiry, would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Transaction Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender and the Agent for use in connection with the transactions contemplated hereby or thereby.
          (s) No part of the proceeds of any sale of Contracts to the Borrower or Loans will be used by the Seller to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act, or used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under, or for any other purpose which violates or would be inconsistent with the provisions of, Regulation T, U or X.
          (t) The Seller is not an “investment company” or “promoter” or “principal underwriter” for an “investment company” as such terms are defined in the Investment Company Act, nor is the Seller otherwise subject to regulation thereunder. The Seller is not subject to regulation under any Federal or state statute or regulation which limits its ability to incur Indebtedness.
          (u) Each of the Contracts was underwritten in conformance with the Seller’s standard underwriting, credit, collection, operating and reporting procedures and systems (including, without limitation, the Credit and Collection Policy of LEAF Financial).
          (v) The Seller is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) to the PBGC (or any successor thereto) under ERISA.
          (w) The Contracts to be pledged as Pledged Receivables were originated or acquired by the Seller, and the origination and collection practices used by the Seller with respect to the Contracts have been, in all respects legal, proper, prudent and customary in the equipment lease origination business.
          (x) The Seller engages in no other business activities other than (i) the origination and the purchase from approved originators of leases of office-, medical-, technology-, industrial- and other miscellaneous equipment, pledging such leases to warehouse finance providers, transferring such leases in connection with securitizations and asset sale transactions and other activities relating to the foregoing to the extent permitted by the organizational documents of the Seller as in effect on the date hereof, or as amended with the prior written consent of the Lender, or (ii) any other business activity, so long as such business activity does not cause a Material Adverse Effect on the business activities specified above.

          (y) The unaudited balance sheets of the Seller as of June 30, 2008 and the related statements of income for the fiscal periods ended on such date, heretofore furnished to Lender, have been prepared in accordance with GAAP.
          SECTION 4.06. Representations and Warranties of the Backup Servicer. The Backup Servicer hereby represents and warrants, as of the Closing Date, as follows:
          (a) The Backup Servicer is (i) a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or (ii) a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. The Backup Servicer has the power and all licenses necessary to own its assets and to transact the business in which it is engaged (which includes performing its obligations under the Transaction Documents) and is duly qualified and in good standing under the laws of each jurisdiction where its performance under the Transaction Documents requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect.
          (b) The Backup Servicer has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party. This Agreement and each of the Transaction Documents to which the Backup Servicer is a party constitutes the legal, valid and binding obligation of the Backup Servicer, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws of general application affecting creditors’ rights generally and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law). No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by the Backup Servicer of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document, other than such as have been met or obtained.
          (c) The execution, delivery and performance of this Agreement by the Backup Servicer and all other agreements and instruments executed and delivered or to be executed and delivered by the Backup Servicer pursuant hereto or thereto will not violate any provision of any existing law or regulation or any order or decree of any court, regulatory body or administrative agency or the certificate of incorporation or bylaws of the Backup Servicer or any material contract or other agreement to which the Backup Servicer is a party or by which the Backup Servicer or any of its property or assets may be bound.
          (d) To the knowledge of the Backup Servicer, no litigation or administrative proceeding of or before any court, tribunal or governmental body is presently pending or, to the knowledge of the Backup Servicer, threatened against the Backup Servicer or any properties of the Backup Servicer or with respect to this Agreement, which, if adversely determined, could have a material effect on the business, assets or financial condition of the Backup Servicer or which would draw into question the legality, validity or enforceability of this Agreement or any other Transaction Document to which the Backup Servicer is a party.
          (e) No injunction, writ, restraining order or other order of any nature adversely affects the Backup Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Backup Servicer is a party.
          (f) No information, exhibit, financial statement, document, book, record or report furnished or to be furnished by the Backup Servicer to the Agent or the Lender in connection with this Agreement is or will be inaccurate in any material respect, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein, in the context of the circumstances under which they were made, not misleading.
ARTICLE V
GENERAL COVENANTS OF THE BORROWER, THE SELLER, THE ORIGINATOR
AND THE SERVICER
          SECTION 5.01. General Covenants. The representations, warranties, covenants and agreements of the Borrower, the Servicer and the Seller under this Agreement shall be several and not joint.
          (a) The Borrower will observe all limited liability company procedures required by its certificate of formation, limited liability company agreement and the laws of its jurisdiction of formation. The Borrower will maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under applicable law.
          (b) The Borrower will at all times ensure that (i) its members act independently and in its interests and in the interests of its creditors, (ii) at all times maintains at least one “Independent Manager” who (A) is not currently and has not been during the five years preceding the date of this Agreement an officer, director or employee of the Borrower or an Affiliate thereof (other than acting as independent manager or in a similar capacity), (B) is not a member of the Borrower or an Affiliate thereof (other than a special member of the Borrower or a limited purpose corporation, business trust, partnership or other entity organized for the purpose of acquiring, financing or otherwise investing, directly or indirectly, in assets or receivables originated, owned or serviced by Seller or an Affiliate thereof), (C) has (1) prior experience as an independent director or manager for an entity whose charter documents require the unanimous consent of all independent directors or managers thereof before such entity could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable state or federal law relating to bankruptcy and (2) at least three years of employment experience with one or more entities that provide (in the ordinary course of their businesses) advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and (D) is otherwise acceptable to the Agent and the Lender, (iii) its assets are not commingled with those of Seller or any other Affiliate of the Borrower, (iv) ensures its members duly authorize all of its limited liability company actions, (v) maintains separate and accurate records and books of account and such books and records are separate from those of Seller and any other Affiliate of the Borrower, (vi) maintains minutes of the meetings and other proceedings of the members, (vii) not permit the direct involvement by Seller or any other Affiliate of Seller in the day-to-day management of the Borrower (other than permitting employees, officers and directors of Seller to serve as officers and directors of the Borrower and to take such acts and do such things in connection therewith as such persons deem reasonable or necessary under the circumstances to faithfully fulfill their duties as officers and directors of Borrower, or as they are required to take or do by any applicable law, rule or regulation, or by the order, decree or judgment of any court, arbitrator or governmental body), (viii) conduct all business correspondence of the Borrower and other communications in the Borrower’s own name on its own stationery, (ix) not pay any expenses, guaranty any obligations or advance funds for the payment of expenses or obligations of Seller or any other Affiliate of Seller, (x) not permit Seller or any other Affiliate of Seller to act as an agent of the Borrower in any capacity and not itself act as an agent for Seller, but instead present itself to the public as a limited liability company separate from Seller, independently engaged in the business of purchasing Contracts, and (xi) other than activities undertaken pursuant to the Purchase and Contribution Agreement and this Agreement and the other Transaction Documents, not engage in intercorporate transactions with Seller or any other Affiliate of Seller, other than transactions in the ordinary course of business between a parent corporation and its subsidiary. The Borrower will pay its operating expenses and liabilities from its own assets; provided, however, that the Borrower’s organizational expenses and the expenses in connection with the negotiation and execution of this Agreement and the other Transaction Documents may be paid by Seller.
          (c) The Borrower will not have any of its indebtedness guaranteed by Seller or any Affiliate of Seller except as otherwise contemplated under the Transaction Documents. Furthermore, the Borrower will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of Seller, and the Borrower will not engage in business transactions with Seller, except on an arm’s-length basis. The Borrower will not hold Seller out to third parties as other than an entity with assets and liabilities distinct from the Borrower. The Borrower will cause any of its financial statements consolidated with those of Seller to state that the Borrower is a separate corporate entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders. The Borrower will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.
          (d) The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Thacher Proffitt & Wood LLP, as special counsel to the Seller and the Borrower, issued in connection with the Purchase and Contribution Agreement and relating to the issues of substantive consolidation and true conveyance of the Pledged Receivables.
          (e) Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pledged Receivable, any Collections related thereto or any other Pledged Assets related thereto, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof. Except as otherwise provided herein or in any other Transaction Document, the Borrower shall not create or suffer to exist any Adverse Claim upon or with respect to any of the Borrower’s assets. Except as otherwise provided herein or in any other Transaction Document, the Servicer shall not create, or permit any action to be taken by any Person to create, any Adverse Claim upon or with respect to any of the Borrower’s assets. Any expenses incurred by the Servicer (if the Servicer is not LEAF Financial) shall be reimbursed to the Servicer by the Borrower pursuant to Section 2.06.
          (f) The Borrower will not merge or consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) other than, with respect to asset dispositions in connection with a Take-Out Securitization or a Whole Loan Sale, or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person except in a foreclosure action against an Obligor without the prior written consent of the Agent.
          (g) The Borrower will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase and Contribution Agreement in any manner other than a sale or capital contribution and absolute assignment of Receivables, Related Security and Other Conveyed Property by the Seller to the Borrower constituting a “true conveyance” for bankruptcy purposes, it being understood that the Loans to the Borrower under this Agreement will be treated as debt on the consolidated financial statements of Seller.
          (h) The Borrower will not amend, modify, waive or terminate any terms or conditions of the Purchase and Contribution Agreement without the written consent of the Agent, and shall perform its obligations thereunder.
          (i) Without the prior written consent of the Agent, the Borrower will not (i) amend, modify or otherwise make any change to its certificate of formation, limited liability company agreement, articles of incorporation or by laws, as applicable, (including, without limitation, any change to its legal name, jurisdiction of organization or type of organization) nor (ii) change the location of its chief executive office or principal place of business or the location of such Person’s records regarding the Pledged Receivables (other than those delivered to the Custodian).
          (j) LEAF Financial will not make or allow to be made and the Borrower will not allow to be made any amendment to LEAF Financial’s Credit and Collection Policy, other than an amendment with no adverse effect on the Lender or Pledged Receivables, Related Security and Other Conveyed Property, without the prior written consent of the Agent, which consent shall not be unreasonably withheld. LEAF Financial and the Borrower will promptly notify the Agent and the Backup Servicer of each amendment to LEAF Financial’s Credit and Collection Policy.

          (k) The Servicer and the Borrower shall direct the Obligor of each Pledged Receivable to remit all Collections owed by such Obligor to the Lockbox or by wire transfer to the Master DDA Account or the Collection Account (and except as provided in the Intercreditor and Lockbox Administration Agreement shall use its best efforts to ensure that only funds constituting Collections shall be deposited into the Lockbox and Master DDA Account). All funds (including, but not limited to, Liquidation Proceeds) shall be identified within five (5) Business Days of their receipt by Servicer. The Servicer will cause all collected and identified funds on deposit in the Master DDA Account to be swept to the Collection Account within one (1) Business Day after identification. The Borrower shall ensure that the Backup Servicer has access to account information with respect to all deposits, withdrawals and reconciliations with respect to the Lockbox, Master DDA Account and the Collection Account.
          (l) If the Borrower receives any Collections, the Borrower will remit such Collections to the Collection Account within one (1) Business Day of the Borrower’s receipt thereof (and shall use its best efforts to ensure that only funds constituting Collections shall be deposited into the Collection Account).
          (m) The Borrower shall deliver or cause to be delivered to the Custodian two (2) Business Days prior to the initial Borrowing Date hereunder and four (4) Business Days prior to any other Borrowing Date hereunder a Notice of Pledge and each item in the possession of the Borrower listed in the definition of Receivable File with respect to the Receivables being Pledged hereunder on such Borrowing Date.
          (n) The Borrower shall deliver to the Agent on each Purchase Date a copy of the Assignment delivered to it on such Purchase Date.
          (o) Each of the Servicer and the Borrower shall promptly (and in any event within two (2) Business Days after such Person has knowledge of the same) notify the Agent of the occurrence of any Servicer Default, Event of Default or Early Amortization Event.
          (p) The Borrower shall, at its expense, cooperate and take all actions reasonably requested by the Agent in connection with obtaining any required ratings with respect to the Facility, including, without limitation providing to each of the Rating Agencies all information (in its possession or reasonably available to it) requested by such Rating Agencies.
          (q) LEAF Financial shall take all actions necessary to obtain and maintain a Lockbox Utilization Rate of at least 90% for each Remittance Period.
          (r) Each of the Servicer, the Seller and the Borrower shall take all actions necessary to ensure that the Originator and its assigns is at all times named as loss payee or additional insured, as applicable, under each Insurance Policy with respect to Equipment related to any Pledged Receivable that had an original equipment cost which is greater than $100,000 and is not covered under the LEAF Blanket Policy.
          (s) The Borrower shall promptly upon receipt thereof deliver to the Agent (i) any notices received that the Lockbox or any Master DDA Account has become subject to any writ, judgment, warrant of attachment, execution or similar process, (ii) the monthly settlement report delivered by the Master DDA Securities Intermediary with respect to the Lockbox and the Master DDA Account and (iii) the monthly bank statement for the Collection Account.
          (t) Each of the Seller, the Servicer (if LEAF Financial or one of its Affiliates) and the Borrower shall take all actions necessary to ensure that (i) prior to the date of the initial Borrowing hereunder, the Borrower is at all times named as an additional insured under the LEAF Blanket Policy and (ii) prior to the date of the initial Borrowing hereunder, the Agent (as its interests may appear) is at all times named as lender loss payee under the LEAF Blanket Policy. Each of the Seller, the Servicer and the Borrower shall take all actions necessary to ensure that (A) the Agent receives a written copy of any notice of termination with respect to the LEAF Blanket Policy which is issued by the related insurer or any agent thereof immediately upon the delivery of such notice to the Servicer or the Borrower and (B) the insurer under the LEAF Blanket Policy does not terminate the LEAF Blanket Policy unless the Agent shall have received 30 days’ notice of and an opportunity to cure such termination. None of the Servicer, the Seller or the Borrower shall voluntarily terminate or, through any action or inaction, cause the termination of the LEAF Blanket Policy.
          (u) The Borrower shall deliver or cause to be delivered each of the reports required to be delivered pursuant to Section 6.12(c), (d), (e) and (f).
          (v) The Borrower shall not engage in any business other than the purchases of Contracts, related Equipment, Related Security and Other Conveyed Property from the Seller pursuant to the Purchase and Contribution Agreement, and such other activities as contemplated by the Transaction Documents.
          (w) The Borrower shall not establish or be party to any Benefit Plan or Multiemployer Plan.
          (x) The Borrower shall not terminate or reject any Contract prior to the end of the term of such Contract, whether such rejection or early termination is made pursuant to an equitable cause, statute, regulation, judicial proceeding or other applicable law (including, without limitation, Section 365 of the Bankruptcy Code), unless (i) with respect to Defaulted Receivables, the Borrower has determined in good faith that such termination or rejection will maximize the recovery thereon, or (ii) with respect to terminations, such termination is the result of a prepayment of the Pledged Receivable, the amount of which equals or exceeds the Discounted Balance of such Pledged Receivable.
          (y) The Borrower shall not enter into, or be a party to, any transaction with any Affiliate of the Borrower, except for:
          (1) the transactions contemplated hereunder, by the Purchase and Contribution Agreement and the other Transaction Documents;
          (2) other transactions in the nature of employment contracts and directors’ fees, upon fair and reasonable terms materially no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate; and

          (3) with respect only to transactions between the Borrower and the Seller, transactions in the ordinary course of business between a parent corporation and its subsidiary.
          (z) The Borrower shall not (i) cancel, terminate, extend, amend, modify or waive (or consent to or approve any of the foregoing) any provision of any Transaction Document (including, without limitation, the Purchase and Contribution Agreement) to which it is a party except as otherwise permitted under Section 9.01 or (ii) take or consent to any other action that may impair the rights of the Agent or the Lender in any Pledged Assets or modify, in a manner adverse to the Lender the right of the Borrower, the Agent or the Lender to demand or receive payment under any Transaction Document.
          (aa) The Borrower and the Servicer (if LEAF Financial or one of its Affiliates) shall take all steps necessary, under all applicable law, in order to (i) cause a valid, subsisting and enforceable first priority perfected security interest (or back-up security interest in the case of a true lease) to exist in favor of the Agent (for the benefit of the Lender) in the Borrower’s interests in the First Priority Assets, and a first priority perfected security interest (or back-up security interest in the case of a true lease) to exist in favor of the Agent (for the benefit of the Lender) in the Borrower’s interests in such Equipment, Related Security and Other Conveyed Property, to the extent not included in the First Priority Assets, related to each Receivable and all other Pledged Assets in which a security interest can be perfected by filing or possession under the UCC (and the proceeds thereof) being Pledged hereunder, to secure a Loan on the Borrowing Date thereof including (A) the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Borrower’s interest in the Equipment, Related Security and Other Conveyed Property and naming the Borrower as debtor and the Agent as the secured party, and (B) filing Obligor Financing Statements against all Obligors (except that UCC financing statements are not required to have been filed against the related Obligor for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000), (ii) ensure that such security interest is and shall be prior to all other liens upon and security interests in the Borrower’s interests in such First Priority Assets (and the proceeds thereof) that now exist, or may hereafter arise or be created other than Permitted Liens, and (iii) ensure that immediately prior to the Pledge of such Receivable by the Borrower to the Agent (for the benefit of the Lender), such Equipment, Related Security and Other Conveyed Property and all other Pledged Assets are free and clear of all Adverse Claims other than Permitted Liens.
          (bb) The Servicer shall (i) pay all material taxes, assessments, fines, fees and other liabilities for which it is obligated of which it has knowledge or notice with respect the Contracts before they become delinquent, and (ii) make all filings in respect of any such taxes, assessments, fines, fees or other liabilities of which it has knowledge or notice on a timely basis. The Servicer shall be reimbursed for any such payments pursuant to Section 6.06.
          (cc) The Servicer, with respect to each Contract, by the Borrowing Date on which such Contract is Pledged hereunder and on each relevant date thereafter, shall cause its master computer records relating to such Contract to be clearly and unambiguously marked to show that such Contract has been transferred to the Borrower under the Purchase and Contribution Agreement and Pledged under this Agreement and shall maintain separate and accurate records and books of account on behalf of the Agent and Lender, respectively.

          (dd) Without the prior written consent of the Agent, the Borrower shall not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of (of whatever kind or nature, whether in cash, property, securities or otherwise) or security for the whole or any part of any subordinated debt, including, without limitation, any letter of credit or similar credit support facility to support payment of the Subordinated Debt.
          (ee) All transactions and dealings between the Seller and its Affiliates will be conducted on an arm’s-length basis.
          (ff) The Originator will not make any amendments to the Underwriting Guidelines or to Section 2.10 of the National City Credit Agreement (other than an amendment with no adverse effect on the Lender or Pledged Receivables and Related Security and Other Conveyed Property) without the prior written consent of Agent, which consent shall not be unreasonably withheld. The Originator will promptly notify the Agent of each amendment to the Underwriting Guidelines or Section 2.10 of the National City Credit Agreement. For purposes of this paragraph (ff), the “National City Credit Agreement” means the credit agreement, dated July 31, 2006 by and among LEAF Financial, the Originator, the lenders party thereto and National City Bank.
          (gg) Prior to the termination of this Agreement and each other Transaction Document and the payment of all outstanding Obligations and any other amounts payable pursuant hereto and thereto, the Seller will not sell all or substantially all of its assets, except to the Borrower, without the prior written consent of the Lender, except for temporary acquisitions and dispositions of assets on arm’s-length terms in the ordinary course of business between Seller and its subsidiaries.
          (hh) the Seller shall at all times hold itself out to the public under the Seller’s own name as a legal entity separate and distinct from its Affiliates.
          (ii) To the extent that the Seller and the Borrower and any of their respective stockholders or Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.
          (jj) the Seller will preserve and maintain its legal existence as a Delaware limited partnership organized solely under the laws of the State of Delaware.
          (kk) the Seller will preserve and maintain all of its material rights, privileges, licenses and franchises.
          (ll) the Seller will comply with the material requirements of all applicable federal, state and local laws, and regulations thereunder (including, without limitation, the Truth in Lending Act and all environmental laws).
          (mm) the Seller will maintain accurate and complete records and books of account with respect to the Pledged Assets and the Seller’s business, in which complete entries will be made in accordance with GAAP.

          (nn) the Seller shall keep all of its property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted). The Seller shall maintain such insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities. Each insurance policy referred to in the preceding sentence shall name the Agent (by name or as assignee of the Seller), for the benefit of the Lender and each Qualifying Hedge Counterparty, as loss payee to the extent of its insurable interest (including its interest in the Pledged Assets).
          (oo) the Seller shall furnish to the Lender, as soon as available, copies of any and all proxy statements, financial statements and reports which the Seller sends to its limited partners, and copies of all (if any) regular, periodic and special reports, and all registration statements filed with the Securities and Exchange Commission or any Governmental Authority which supervises the issuance of securities by any LEAF Party.
          (pp) the Seller shall not permit any senior managers to engage in any business in the leasing industry (other than any trade association activities or leasing business of the LEAF Parties and its Affiliates) so long as such senior managers are employees, officers, managers or directors of the Seller or any other LEAF Party.
          (qq) the Seller shall at all times act as the managing member of the Borrower in accordance with the Borrower’s operating agreement, and the Seller shall not remove the Person who is acting as Independent Manager of the Borrower or otherwise appoint a successor independent manager of the Borrower unless the Lender shall have consented to such removal or appointment in writing within five (5) Business Days of Borrower’s written request for Lender’s consent (Lender’s failure to provide any such written consent within five (5) Business Days shall be deemed a consent to such removal or appointment).
          (rr) the Seller shall (i) not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without the prior written consent of the Lender unless otherwise expressly permitted under the Transaction Documents, and (ii) preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization.
          (ss) [RESERVED].
          (tt) The Lender shall not authorize the Seller to, and the Seller shall not (without the prior written consent of the Lender), enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Person (including, without limitation any Affiliate, any shareholder, director, manager, officer or employee (or any relative thereof) of the Seller or any such Affiliate) unless such transaction is (a) not otherwise prohibited under this Agreement or any other Transaction Document, (b) in the ordinary course of the Seller’s business and (c) upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s-length transaction.

          (uu) Without the prior written consent of the Lender, the Seller will not, nor will it permit or allow others to, amend, modify, terminate or waive any provision of any Contract document, except in accordance with the Transaction Documents or the Credit and Collection Policy. The Seller shall take such reasonable and lawful actions as the Lender shall request to enforce the Seller’s rights under the Contracts, and, following the occurrence of a Default, shall take such actions as are necessary to enable the Lender to exercise such rights in the Lender’s own name.
          (vv) the Seller will observe all corporate procedures required by its certificate of limited partnership, its limited partnership agreement and the laws of its jurisdiction of formation. The Seller will maintain its corporate existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign business entity in any other state in which it does business and in which it is required to so qualify.
          (ww) the Seller will not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of the Borrower and the Seller will not engage in business transactions with the Borrower, except on an arm’s-length basis. The Seller will not hold the Borrower out to third parties as other than an entity with assets and liabilities distinct from the Seller. The Seller will cause any financial statements consolidated with those of the Borrower to state that the Borrower is a separate organizational entity with its own separate creditors who, in any liquidation of the Borrower, will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Seller’s equity holders. The Seller will not act in any other matter that could foreseeably mislead others with respect to the Borrower’s separate identity.
          (xx) the Seller shall take all actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinions of Thacher Proffitt & Wood LLP, special counsel to the Borrower and the Seller, issued in connection with the Purchase and Contribution Agreement and relating to the issues of substantive consolidation and true sale of the Contracts.
          (yy) Except as otherwise provided herein or in any other Transaction Document, the Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Contract, any collections related thereto or any other Pledged Assets related thereto, or upon or with respect to any account to which any collections of any Contract are sent, or assign any right to receive income in respect thereof.
          (zz) the Seller will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by the Purchase and Contribution Agreement in any manner other than the sale or contribution of Contracts and other Pledged Assets by the Seller to the Borrower, it being understood that the Loans to the Borrower under this Agreement will be treated as debt on the consolidated financial statements of the Seller.
          (aaa) the Seller will not amend, modify, waive or terminate any terms or conditions of the Purchase and Contribution Agreement without the prior written consent of the Lender, and shall perform its obligations thereunder.

          (bbb) the Seller shall pay and discharge all taxes and governmental charges upon it or against any of its properties or assets or its income prior to the date after which penalties attach for failure to pay, except (a) to the extent that the Seller shall be contesting in good faith in appropriate proceedings its obligation to pay such taxes or charges, adequate reserves having been set aside for the payment thereof, or (b) with respect to such taxes and charges which are not material in either nature or amount such that any failure to pay or discharge them, and any resulting penalties, either in any one instance or in the aggregate, would not materially and adversely affect the financial condition, operations, business or prospects of the Seller or the interests of the Lender and/or each Qualifying Hedge Counterparty under this Agreement, the Note or any other Transaction Document.
          (ccc) At the request of the Lender, the Seller shall prepare (and execute, if required) such financing statements as Lender determines may be required by law to perfect, maintain and protect the precautionary security interest of Agent, for the benefit of the Lender, and each Qualifying Hedge Counterparty, in the Conveyed Assets and in the Proceeds thereof.
          (ddd) the Seller shall pay and perform, as and when due, all of its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Seller, and except to the extent that the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change.
          (eee) the Seller will provide the Lender with not less than thirty (30) days’ prior written notice of any change in the form of organization, or jurisdiction of formation of the Seller to permit the Lender to make any additional filings necessary to continue the Agent’s perfected security interest in the Pledged Assets, except that UCC financing statements are not required to have been filed against the related Customer for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000.
          (fff) the Seller shall, and shall cause each of its subsidiaries to, comply (i) in all material respects with all requirements of applicable federal, state and local laws, and regulations thereunder and any change therein or in the application, administration or interpretation thereof (including, without limitation any request, directive, guideline or policy, whether or not having the force of law) by any Government Entity, the United States federal government or any political subdivision thereof charged with the administration or interpretation thereof; and (ii) with all indentures, mortgages, deeds of trust, agreements, or other instruments or Obligations to which it is a party, including without limitation, each Transaction Document to which it is a party, or by which it or any of its properties may be bound or affected, or which may affect the Contracts, if the failure to comply therewith could, individually or in the aggregate, result in a Material Adverse Effect.
          (ggg) the Seller shall not enter into any transaction which adversely affects the Pledged Assets or the Lender’s or each Qualifying Hedge Counterparty’s rights under this Agreement, the Note or any other Transaction Document.

          (hhh) the Seller shall not grant or otherwise create any Adverse Claim on its membership interest in the Borrower.
ARTICLE VI
ADMINISTRATION AND SERVICING; CERTAIN COVENANTS
          SECTION 6.01. Appointment and Designation of the Servicer. (a) The Borrower, the Lender and the Agent hereby appoint the Person designated by the Agent from time to time (with the approval of the Lender), pursuant to this Section 6.01 (the “Servicer”), as their agent to service, administer and collect the Pledged Receivables and otherwise to enforce their respective rights and interests in and under the Pledged Receivables and the other Pledged Assets. The Servicer shall collect such Pledged Receivables under the conditions referred to above by means of the collection procedures as set forth in the Credit and Collection Policy, to the extent consistent with the provisions of this Article VI. Unless otherwise specified by the Borrower, the Servicer’s authorization under this Agreement shall terminate on the Collection Date. Until the Agent gives notice to the Borrower of a designation of a new Servicer or consents in writing to the appointment by the Borrower of a new Servicer, LEAF Financial Corporation is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer, pursuant to the terms hereof at all times until the earlier of the Agent’s designation of a new Servicer, the delivery by the Agent of its written consent to the appointment by the Borrower of a new Servicer or the Collection Date. The Agent may at any time designate as Servicer any Person to succeed LEAF Financial or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof. Each of the Borrower and LEAF Financial hereby grants to any successor Servicer an irrevocable power of attorney to take any and all steps in the Borrower’s or the Servicer’s name, as applicable, and on behalf of the Borrower or LEAF Financial, necessary or desirable, in the determination of such successor Servicer, to service, administer or collect any and all Pledged Receivables and other Pledged Assets.
          (b) The Servicer is hereby authorized to act for the Borrower, the Seller and the Agent and, in such capacity, shall manage, service, administer and make collections on the Pledged Receivables and other Pledged Assets and perform the other actions required by the Servicer under this Agreement for the benefit of the Borrower, the Agent and the Lender, as applicable. The Servicer agrees that its servicing of the Pledged Receivables shall be carried out in accordance with customary and usual procedures of institutions which service equipment lease contracts and receivables and, to the extent more exacting, the degree of skill and attention that the Servicer exercises from time to time, with respect to all comparable equipment lease contracts and receivables that it services for itself or others in accordance with the Credit and Collection Policy and, to the extent more exacting, the requirements of this Article VI. The Servicer’s duties shall include, without limitation, collecting and posting of all Collections, responding to inquiries of Obligors on the Pledged Receivables, investigating delinquencies, sending invoices, payment statements or payment books to Obligors, reporting any required tax information to Obligors, policing the collateral, enforcing the terms of the Contracts (and any documents related thereto) related to any Pledged Receivables and Pledged Assets, complying with the terms of the Master DDA Intercreditor Agreement applicable to the Receivables or this

Transaction, accounting for Collections, furnishing monthly and annual statements to the Agent with respect to distributions, performing such other related duties as reasonably requested by the Borrower, the Agent or the Lender and performing the other duties specified herein.
          (c) To the extent consistent with the standards, policies and procedures otherwise required hereby, the Servicer shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administration and collection that it may deem necessary or desirable. The Servicer is authorized to release liens on Equipment in order to collect Insurance Proceeds with respect thereto and to liquidate such Equipment or otherwise realize upon any Related Security in accordance with its Credit and Collection Policy, policies and procedures; provided, however, that, notwithstanding the foregoing, the Servicer shall not (i) except pursuant to an order from a court of competent jurisdiction, release an Obligor from payment of any unpaid amount under any Pledged Receivable or (ii) waive the right to collect the unpaid balance of any Pledged Receivable from such Obligor, except that, subject to Section 6.02(a), the Servicer may forego collection efforts if the amount which the Servicer, in its reasonable judgment, expects to realize in connection with such collection efforts is determined by the Servicer, in its reasonable judgment, to be less than the reasonably expected costs of pursuing such collection efforts and if the Servicer would forego such collection efforts in accordance with its customary procedures. The Servicer is hereby authorized to commence, in its own name (in its capacity as Servicer) to the extent possible, or in the name of the Borrower, the Agent or the Lender (provided that if the Servicer is acting in the name of the Borrower, the Agent or the Lender, the Servicer shall have obtained the Borrower’s, the Agent’s or the Lender’s consent, as the case may be, which consent shall not be unreasonably withheld), a legal proceeding to enforce any Pledged Receivable (or any terms or provisions of the related Contract) or to commence or participate in any other legal proceeding (including, without limitation, a bankruptcy proceeding) relating to or involving a Pledged Receivable or any related Contract, Obligor, Equipment, Related Security or Pledged Assets. If the Servicer commences or participates in such a legal proceeding in its own name, the Borrower, the Agent or the Lender, as the case may be, shall thereupon be deemed to have automatically assigned such Pledged Receivable to the Servicer solely for purposes of commencing or participating in any such proceeding as a party or claimant, and the Servicer is authorized and empowered by the Borrower, the Agent or the Lender, as the case may be, to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. The Borrower, the Agent or the Lender, as the case may be, shall furnish the Servicer with any powers of attorney and other documents which such Person may reasonably request in writing and which such Person deems necessary or appropriate and take any other steps which such Person may deem necessary or appropriate to enable such Person to carry out its servicing and administrative duties under this Agreement. If, however, in any suit or legal proceeding it is held that such Person may not prosecute such suit or legal proceeding on the grounds that it is not an actual party in interest or a holder entitled to enforce such suit or legal proceeding, the Borrower shall take such steps as such Person deems necessary to prosecute such suit or legal proceeding, including bringing suit in its name.
          (d) The Servicer will defend the Pledged Assets against, and will take such other action as is necessary to remove, any Lien, security interest or claim on or to the Pledged Assets, other than the security interests created under this Agreement and the rights of Obligors under the related Contracts, and the Servicer will defend the right, title and interest of the Agent, for the benefit of the Lender and each Qualifying Hedge Counterparty, in and to any of the Pledged Assets against the claims and demands of all Persons whomsoever.
          (e) Notwithstanding the foregoing provisions or any other provision herein, after the occurrence and during the continuation of an Event of Default or Servicer Default, the Servicer (i) shall not amend, waive or otherwise modify any Pledged Receivable or Contract in any manner without the prior written consent of the Agent, (ii) shall take (or refrain from taking, as applicable) such actions regarding the enforcement of the Pledged Receivables and Contracts and other contracts with the Obligors as directed by the Agent and (iii) shall (or shall refrain from, as applicable) contact the Obligors of the Pledged Receivables as directed by the Agent.
          (f) While in possession of the Contracts, Receivable Files and other Pledged Assets, the Servicer agrees that it does not and will not have or assert any beneficial ownership interest in any Contracts, the Receivable Files, Records or other documents related to the Contracts, the related Equipment, Related Security or other Pledged Assets.
          SECTION 6.02. Collection of Receivable Payments; Modification and Amendment of Receivables. (a) Consistent with and subject to the standards, policies and procedures required by this Agreement, the Servicer shall collect all payments called for under the terms and provisions of the Contracts related to the Pledged Receivables (and the terms and provisions of any documents related thereto) as and when the same shall become due and shall follow such collection procedures with respect to the Pledged Receivables and the related Contracts and Insurance Policies as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower and the Lender with respect thereto.
          (b) The Servicer will remit all Collections received by it to the Collection Account within the later of (i) one (1) Business Day after receipt or (ii) one (1) Business Day after available funds are identified in respect thereof (and shall ensure that only funds constituting Collections shall be deposited into the Collection Account) and shall hold all Collections in trust for the benefit of the Agent pending deposit of the same into the Collection Account.
          (c) The Servicer may, in accordance with its Credit and Collection Policy, waive any Servicing Charges or any other fees that may be collected in the ordinary course of servicing any Contract. The Servicer may waive, modify or vary any other terms of any Contract or consent to the postponement of strict compliance with any such term, in accordance with the Credit and Collection Policy, if in the Servicer’s reasonable and prudent determination such waiver, modification or postponement is not adverse to the Agent or the Lender; provided, however, except in accordance with the Credit and Collection Policy, the Servicer shall not, without the consent of the Agent, (A) forgive any payment of a Scheduled Payment, (B) decrease the amount of any Scheduled Payment, (C) extend the maturity date of any Contract or (D) extend the time for performance for any payment under such Contract.
          SECTION 6.03. Realization Upon Receivables. Consistent with the standards, policies and procedures required by this Agreement, the Servicer shall use its best efforts to repossess (or otherwise comparably convert the ownership of) and liquidate any

Equipment securing a Pledged Receivable with respect to which the Servicer has determined that payments thereunder are not likely to be resumed, as soon as is practicable after default on such Pledged Receivable but in no event later than would be customary under the circumstances involved (as determined in accordance with the Credit and Collection Policy) and, in any case, in a manner as will, in the reasonable judgment of the Servicer, maximize the amount to be received by the Borrower and the Lender with respect thereto; provided, however, that the Servicer need not repossess (or otherwise comparably convert the ownership of) and liquidate the Equipment securing such a Pledged Receivable if, in the reasonable opinion of the Servicer, the value of such Equipment does not exceed the cost to repossess (or otherwise comparably convert the ownership of) and liquidate such Equipment. The Servicer is authorized to follow such customary practices and procedures as it shall deem necessary or advisable, consistent with the standard of care required by Section 6.01, which practices and procedures may include reasonable efforts to realize upon any guaranties or other Related Security, selling the related Equipment at public or private sale, the submission of claims under an Insurance Policy and other actions by the Servicer, including without limitation, repossession (or otherwise comparably converting the ownership) of the Equipment and obtaining a substitute Obligor on such Receivable, in order to realize upon such Pledged Receivable. The foregoing is subject to the provision that, in any case in which the Equipment shall have suffered damage, the Servicer shall not expend funds in connection with any repair or towards the repossession of such Equipment, unless it shall determine in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the related Pledged Receivable by an amount greater than the amount of such expenses. All Liquidation Proceeds shall be remitted directly by the Servicer to the Collection Account without deposit into any intervening account as soon as practicable, but in no event later than the later of (i) one (1) Business Day after receipt thereof and (ii) one (1) Business Day after available funds are identified in respect thereof. The Servicer shall pay on behalf of the Borrower any personal property taxes assessed on repossessed Equipment, and the Servicer shall be entitled to reimbursement for the payment of such taxes as provided in Section 6.06.
          SECTION 6.04. Insurance Regarding Equipment. (a) Without limiting the effect of any other provision hereof, the Servicer shall monitor the status of the Insurance Policies required under the Contracts in accordance with the terms of the Credit and Collection Policy and its customary servicing procedures. The Servicer shall determine whether each Obligor has obtained and maintains a physical loss and damage insurance policy (except to the extent that the equipment related to such Receivable had an original cost of less than $100,000), a general public liability (if the Equipment is a Vehicle or such other type of Equipment which would be required to be covered by a general public liability insurance policy in accordance with the Credit and Collection Policy) and, if any Obligor has failed to do so, the Servicer shall make all commercially reasonable efforts to enforce all rights under the related Contract to ensure that such Obligor obtains such insurance policies; provided, however, that, notwithstanding any other provision hereof, in the event that such Obligor fails to obtain any such insurance policies, the Servicer shall obtain such insurance policies on the Obligor’s behalf and at the Obligor’s expense within thirty (30) days of the execution of such Contract (and, the Servicer shall be entitled to reimbursement of any funds expended to obtain such insurance policies as provided in Section 6.06; provided, that, the Servicer had first used good faith efforts to obtain such reimbursement from such Obligor for at least ninety (90) days).

          (b) The Servicer may, and upon the request of the Agent shall, sue to enforce or collect upon the Insurance Policies, in its own name (but in its capacity as Servicer), if possible, or as agent of the Borrower, the Agent and the Lender. If the Servicer elects to commence a legal proceeding to enforce an Insurance Policy, the act of commencement shall be deemed to be an automatic assignment of the rights of the Borrower, the Agent and the Lender under such Insurance Policy to the Servicer for purposes of collection only. If, however, in any enforcement suit or legal proceeding it is held that the Servicer may not enforce an Insurance Policy on the grounds that it is not an actual party in interest or a holder entitled to enforce the Insurance Policy, the Borrower shall take such steps as the Servicer deems necessary to enforce such Insurance Policy, including bringing suit in its name.
          SECTION 6.05. Maintenance of Security Interests in Pledged Assets. (a) The Servicer (if LEAF Financial or one of its Affiliates) shall take all steps necessary, under all applicable law, in order to (i) cause a valid, subsisting and enforceable first priority perfected security interest (or back-up security interest in the case of a true lease) to exist in favor of the Agent (for the benefit of the Lender) in the Borrower’s right, title and interest in and to the First Priority Assets and the other Pledged Receivables and in the Borrower’s right, title and interest in and to Equipment, Related Security and Other Conveyed Property related to the foregoing and all other Pledged Assets in which a security interest can be perfected by filing or possession under the UCC (and the proceeds thereof) being Pledged hereunder, to secure a Loan on the Borrowing Date thereof including (A) the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Borrower’s interest in the Equipment, Related Security and Other Conveyed Property and naming the Borrower as debtor and the Agent as the secured party, and (B) filing Obligor Financing Statements against all Obligors (except that UCC financing statements are not required to have been filed against the related Obligor for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000), (ii) ensure that such security interest is and shall be prior to all other liens upon and security interests in the Borrower’s right, title and interest in and to such First Priority Assets and other Pledged Receivables (and the proceeds thereof) that now exist, or may hereafter arise or be created other than Permitted Liens, and (iii) ensure that immediately prior to the Pledge of such Receivables by the Borrower to the Agent (for the benefit of the Lender), such Equipment, Related Security and Other Conveyed Property and all other Pledged Assets is free and clear of all Adverse Claims other than Permitted Liens; and
          (b) The Servicer shall take all steps, as are necessary (subject to Section 6.05(a)), to maintain perfection of the security interest in the Borrower’s right, title and interest in and to the Equipment, Related Security and Other Conveyed Property related to each Pledged Receivable and all other Pledged Assets (and the proceeds thereof) in favor of the Agent, for the benefit of the Lender, including but not limited to, obtaining the execution by the Borrower and the recording, registering, filing, re-recording, refiling, and reregistering of all security agreements, financing statements and continuation statements as are necessary to maintain and/or perfect such security interests granted by the Borrower. Without limiting the generality of the foregoing, the Borrower and the Agent each hereby authorizes the Servicer, and the Servicer agrees, to take any and all steps necessary to re-perfect the security interest in the Borrower’s interests in any Equipment (and the Borrower’s interests therein), Related Security and Other Conveyed Property related to each Pledged Receivable and all other Pledged Assets

(and the proceeds thereof) in favor of the Agent, for the benefit of the Lender, as may be necessary, due to the relocation of the Equipment and all other Pledged Assets or Obligor or for any other reason, except to the extent that UCC financing statements were not required to have been filed against the related Obligor for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000.
          (c) At any time after the occurrence of an Event of Default, upon the request of the Lender (or the Agent on behalf of the Lender), the Servicer (or, if the Servicer is unable or refuses to act, the Agent) shall promptly take all such additional steps, if any, as are necessary to create and maintain perfection of the security interest in any Vehicle related to each Pledged Receivable (and the proceeds of such Vehicle) on behalf of the Borrower and to create and maintain perfection of the security interest in the Borrower’s security interest in any Vehicle related to each Pledged Receivable (and the proceeds of such Vehicle) on behalf of the Agent, for the benefit of the Lender, including, if required by applicable law, having a notation of the Borrower’s and/or the Agent’s respective security interest recorded on such Vehicle’s certificate of title (unless a Lien Certificate showing Borrower, Servicer or Custodian under the Lienholder Nominee Agreement as secured party with respect to the related Vehicle from the applicable Registrar of Titles is effective for such purpose).
          SECTION 6.06. Taxes and Insurance Premiums Payable from Collections. (a) The Servicer is hereby authorized to withdraw from the Collection Account, from time to time, with contemporaneous notice and delivery of a Borrowing Base Certificate to the Agent, Collections (i) paid in respect of sales and use taxes and other similar taxes payable under the terms of the related Contract; provided, that such taxes are due and payable at the time of such withdrawal and that the Servicer promptly uses such withdrawn Collections to pay such taxes, (ii) in an amount necessary to maintain the insurance policies required to be maintained by the Servicer pursuant to Section 6.04(a), and (iii) any amounts paid pursuant to Section 5.01(bb); provided, that, the Servicer had first used good faith efforts to obtain such reimbursement from such Obligor for at least thirty (30) days and that the Servicer promptly uses such withdrawn Collections to maintain such insurance policies.
          (b) The Servicer hereby agrees to (i) withdraw, in accordance with paragraph (a) above, from the Collection Account from time to time Collections paid in respect of sales and use taxes and other similar taxes payable under the terms of the related Contract and (ii) use the Collections so withdrawn to pay such taxes when they become due and payable.
          SECTION 6.07. [RESERVED]
          SECTION 6.08. No Rights of Withdrawal. Until the Collection Date, the Borrower shall have no rights of direction or withdrawal, with respect to amounts held in the Collection Account (other than amounts remaining after giving effect to the application of Section 2.06(a)(I)(i) through (xi) and Sections 2.06(a)(II)(i) of this Agreement) or the Master DDA Account, except with respect to funds not related to any Pledged Assets, which were incorrectly deposited into any such account.

          SECTION 6.09. Permitted Investments. The Borrower shall, pursuant to written instruction, direct the Agent’s Bank (and if the Borrower fails to do so, the Agent may, pursuant to written instruction, direct the Agent’s Bank) to invest, or cause the investment of, funds on deposit in the Collection Account in Permitted Investments, from the date of this Agreement until the Collection Date. Absent any such written instruction, the Agent’s Bank shall invest, or cause the investment of, such funds in Permitted Investments described in clause (v) of the definition thereof. A Permitted Investment acquired with funds deposited in the Collection Account shall mature not later than the Business Day immediately preceding any Remittance Date, and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Securities Intermediary (as defined in the applicable Securities Account Agreement) or its nominee for the benefit of the Lender, and otherwise comply with assumptions of the legal opinion of Thacher Proffitt & Wood LLP dated the Closing Date, delivered in connection with this Agreement. All income and gain realized from any such investment, as well as any interest earned on deposits in the Collection Account, shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Agent’s Bank or the Agent shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in the Collection Account.
          SECTION 6.10. Servicing Compensation. As compensation for its activities hereunder, the Servicer shall be entitled to be paid the Servicing Fee from the Collection Account as provided in Section 2.06(a). Except as otherwise set forth herein, the Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor, except with respect to reasonable expenses of the Servicer incurred in connection with the repossession and disposition of any Equipment and documented extraordinary out-of-pockets expenses of the Servicer incurred in the reasonable judgment of the Servicer in enforcing collection of any Defaulted Receivable or Delinquent Receivable (which the Servicer may retain from the proceeds of the disposition of such Equipment or Collections from such enforcement actions).
          SECTION 6.11. Reports to the Agent; Account Statements; Servicing Information. (a) The Borrower will deliver to the Agent, (i) within one (1) Business Day after the Early Amortization Commencement Date, a report identifying the Pledged Receivables (and any information with respect thereto requested by the Agent) as of the day immediately preceding the Early Amortization Commencement Date, and (ii) promptly upon the Agent’s reasonable request, a report identifying the Pledged Receivables (and any information with respect thereto, reasonably requested by the Agent) as of date of such request.
          (b) No later than the Monthly Report Date occurring immediately prior to each Remittance Date, the Servicer shall prepare and deliver, or have delivered to: (i) the Agent (for itself and the Lender) and the Backup Servicer, a Monthly Remittance Report and any other information reasonably requested by the Agent or the Backup Servicer, relating to all Pledged Receivables (including, if requested, a Computer Tape or Listing in a format acceptable to the Agent and the Backup Servicer), all information in the Monthly Remittance Report and all other such information to be accurate as of the last day of the immediately preceding Remittance

Period and (ii) to the Backup Servicer, a computer tape or a diskette or any other electronic transmission in a format acceptable to the Backup Servicer containing the information with respect to the Pledged Receivables during such Remittance Period which was necessary for preparation of such Monthly Remittance Report or is otherwise reasonably requested by the Backup Servicer.
          (c) No later than the Monthly Report Date occurring immediately prior to each Remittance Date and on each other date requested by the Agent, the Servicer shall prepare and deliver or have delivered to the Agent for the Lender, in an electronic format mutually acceptable to the Servicer and the Agent, all information reasonably requested by the Agent relating to all Pledged Receivables (including a Computer Tape or Listing in a format acceptable to the Agent and the Backup Servicer), information on the Pledged Assets and Collections and other information necessary to produce the Monthly Remittance Report. If any Monthly Remittance Report indicates the existence of a Borrowing Base Deficiency, the Borrower shall, within one (1) Business Day after the date of delivery of such Monthly Remittance Report, prepay to the Agent, for the account of the Lender, a portion of the Loans or Pledge additional Eligible Receivables, in either case, to the extent necessary to cure such Borrowing Base Deficiency.
          (d) By no later than 1:00 p.m. (New York City time) on the Business Day immediately preceding a Borrowing, the Borrower shall also prepare and deliver to the Agent for the Lender a Borrowing Base Certificate containing information accurate as of the date of delivery of such Borrowing Base Certificate. If any Borrowing Base Certificate indicates the existence of a Borrowing Base Deficiency, the Borrower shall within one (1) Business Day after the date of delivery of such Borrowing Base Certificate prepay to the Agent, for the account of the Lender, a portion of the Loans or Pledge additional Eligible Receivables, in either case, to the extent necessary to cure such Borrowing Base Deficiency.
          (e) On the Business Day immediately preceding the last day of each Fixed Period, the Borrower shall prepare and deliver, or have delivered to the Agent for the Lender, a Commercial Paper Remittance Report containing information accurate as of the date of delivery of such Commercial Paper Remittance Report.
          (f) The Borrower shall deliver to the Agent all reports it receives pursuant to the Purchase and Contribution Agreement within one Business Day of the receipt thereof.
          (g) The Servicer shall deliver to the Agent and the Backup Servicer on each Remittance Date as part of the Monthly Remittance Report, information regarding insurance policies covering the Equipment related to all Pledged Receivables as of such date, which shall contain a summary list of all Equipment covered (i) under individual insurance policies and (ii) under the LEAF Blanket Policy.
          (h) Each of the Seller, the Borrower and the Servicer shall provide:
          (1) Written notice (which may be fulfilled by timely delivery of the Remittance Report, in the case of Delinquent Receivables) with respect to the following events of which it has actual knowledge: (i) any change in the name of the Obligor of any Contract included in the Pledged Assets, (ii) the default or violation of any provision of any Contract included in the Pledged Assets or other related documents by the Obligor thereof, and (iii) any litigation or any other matters or events concerning the Seller, the Borrower, the Servicer which might adversely affect the Seller’s, the Borrower’s or the Servicer’s or any of the Agent’s or Lenders’ rights under this Agreement, both (A) in connection with each Monthly Remittance Report and (B) between Remittance Dates no later than three (3) Business Days after one or more such events have occurred and of which such party has knowledge (or, with respect to any LEAF Party, of which an Authorized Officer of such LEAF Party has knowledge) with respect to Contracts the aggregate Discounted Balance of which equals or exceeds $100,000 and for which notification has not been previously provided.
          (2) As soon as reasonably practicable and in any event within one (1) Business Day after it has actual knowledge thereof, each of the Seller, the Borrower and Servicer shall provide notice of the occurrence of any proceedings or other matters or events concerning the Seller, the Borrower, the Servicer which could have a Material Adverse Effect.
          (3) As soon as reasonably practicable and in any event within one (1) Business Day after occurrence, notice of any Early Amortization Event, Event of Default or material changes to the Servicer’s Credit and Collection Policy.
          (4) As soon as reasonably practicable and in any event within two (2) Business Days after occurrence, notice of any change in (i) the name, account number, or similar information pertaining to the Lockbox, the Master DDA Account and/or the Collection Account, (ii) the Custodial Agreement as it relates to the Collection Account or (iii) any other documents, agreement or arrangement concerning any of the above-mentioned accounts.
          (5) As soon as reasonably practicable, from time to time, each of the Seller, the Originator, the Borrower and the Servicer shall provide such other information, documents, records or reports respecting the Contracts or the conditions or operations, financial or otherwise of the Seller, the Borrower, the Originator or the Servicer, as the Agent may from time to time reasonably request in order to protect the interests of the Agent or the Lender under or as contemplated by this Agreement.
          (i) The Servicer shall provide, as soon as reasonably practicable, from time to time, such other information, documents, records or reports within its possession respecting the Contracts included in the Pledged Assets or the conditions or operations, financial or otherwise, of the Servicer as the Agent may from time to time reasonably request in order to protect the interests of the Agent, the Lender or any Liquidity Provider under or as contemplated by this Agreement.
          (j) If the Backup Servicer has assumed the responsibilities of the Servicer, the Backup Servicer, shall cause to be delivered to the Agent and the Lender, on or before March 31 of each year, beginning 2009, an “SAS 70 Audit”, at the expense of the Borrower, addressed to the Agent and the Lender with respect to the Backup Servicer’s performance of its duties as Servicer hereunder during the twelve (12) months ended the immediately preceding December 31.

          SECTION 6.12. Statements as to Compliance; Financial Statement.
          (a) The Servicer shall deliver to the Agent, the Backup Servicer, the Borrower and the Lender on or before January 31 of each year, beginning with 2009, an Officer’s Certificate stating, as to each signatory thereof, that (x) a review of the activities of the Servicer during the Servicer’s preceding fiscal year and of its performance under this Agreement has been made under such officer’s supervision, and (y) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such fiscal year (or portion thereof, as the case may be) or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof and the action being taken to cure such default.
          (b) No later than the Monthly Report Date occurring immediately prior to a Remittance Date, the Servicer shall deliver to the Backup Servicer, the Lender and the Agent a copy of the Monthly Remittance Report containing information accurate as of such date.
          (c) As soon as available and no later than fifty (50) days after the end of each calendar quarter in each fiscal year of the Borrower, the Borrower shall deliver or cause to be delivered to the Lender and the Agent two copies of:
     (i) an unaudited consolidating balance sheet of the Seller as of the end of such calendar quarter, setting forth, with respect to the Borrower, in comparative form, the corresponding figures for the most recent year-end for which an audited balance sheet has been prepared, which such balance sheet shall be prepared and presented in accordance with GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Seller stating that such balance sheet presents fairly the financial condition of the Borrower and has been prepared in accordance with GAAP consistently applied; and
     (ii) unaudited consolidating statements of income, stockholders’ equity and cashflow of the Seller for such calendar quarter and, if applicable, for the quarter of the calendar year ending with such calendar month, in each case, setting forth, in comparative form, the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of the Seller stating that such statements present fairly the financial condition and results of operations of the Borrower and have been prepared in accordance with GAAP consistently applied.
          (d) As soon as available and no later than 105 days after the end of each fiscal year of the Borrower, the Borrower shall deliver or cause to be delivered to the Lender and the Agent two copies of:
     (i) a consolidating balance sheet of the Seller as of the end of the fiscal year, setting forth, in comparative form, with respect to the Borrower, the figures for the previous fiscal year and accompanied by an opinion of Independent Accountants stating that such balance sheet presents fairly the financial condition of the Borrower and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur);
     (ii) a consolidating balance sheet of the Seller as of the end of such calendar month and year to date, setting forth, in comparative from, with respect to the Borrower, the corresponding figures for the most recent year end for which an audited balance sheet has been prepared; and
     (iii) consolidating statements of income, stockholders’ equity and cash flow of the Seller for such fiscal year, setting forth, in comparative form, with respect to the Seller, the figures for the previous fiscal year and accompanied by an opinion of a firm of independent certified public accountants of nationally recognized standing acceptable to the Agent stating that such financial statements present fairly the financial condition of the Borrower and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).
          (e) As soon as available and no later than fifty (50) days after the end of each calendar quarter in each fiscal year of LEAF Financial, the Borrower shall deliver or cause to be delivered to the Lender and the Agent two copies of:
     (i) an unaudited consolidated balance sheet of LEAF Financial and its consolidated subsidiaries as of the end of such calendar month and year to date, setting forth in comparative form the corresponding figures for the most recent year-end for which an audited balance sheet has been prepared, which such balance sheet shall be prepared and presented in accordance with GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of LEAF Financial stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied; and
     (ii) unaudited consolidated statements of income, stockholders’ equity and cashflow of LEAF Financial and its consolidated subsidiaries for such calendar month and year to date and, if applicable, for the quarter of the calendar year ending with such calendar month, in each case, setting forth in comparative form the corresponding figures for the comparable period one year prior thereto (subject to normal year-end adjustments), which such statements shall be prepared and presented in accordance with GAAP and shall be accompanied by a certificate signed by the financial vice president, treasurer, chief financial officer or controller of LEAF Financial stating that such financial statements present fairly the financial condition and results of operations of the companies being reported upon and have been prepared in accordance with GAAP consistently applied.
          (f) As soon as available and no later than 105 days after the end of each fiscal year of LEAF Financial, the Borrower shall deliver to the Lender and the Agent two copies of:
     (i) a consolidated balance sheet of LEAF Financial and its consolidated subsidiaries as of the end of the fiscal year, setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of Independent Accountants stating that such balance sheet presents fairly the financial condition of the companies being reported upon and has been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur); and
     (ii) consolidated statements of income, stockholders’ equity and cash flow of LEAF Financial and its consolidated subsidiaries for such fiscal year, in each case setting forth in comparative form the figures for the previous fiscal year and accompanied by an opinion of Independent Accountants stating that such financial statements present fairly the financial condition of the companies being reported upon and have been prepared in accordance with GAAP consistently applied (except for changes in application in which such accountants concur).
          SECTION 6.13. Access to Certain Documentation; Obligors. (a) The Lender or the Agent (and their respective agents or professional advisors) shall at the expense of the Borrower, have the right under this Agreement, twice during each calendar year (providing not less than five (5) Business Days’ prior notice if the Backup Servicer is the Servicer), to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, financial statements or other information of the Servicer and/or the Borrower, or held by another for the Servicer or the Borrower or on its behalf, concerning this Agreement, provided, that the Borrower shall not be responsible for the expenses of the Agent and the Lender to the extent that such expenses exceed $30,000 in the aggregate in any calendar year unless an Event of Default or Servicer Default has occurred. Notwithstanding the foregoing, the Lender or the Agent (and their respective agents or professional advisors) shall, at the expense of the Borrower and as frequently as the Lender or the Agent may desire, have the right under this Agreement after the occurrence and during the continuance of an Event of Default, Early Amortization Event or Servicer Default to examine and audit, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records or other information of the Servicer or the Borrower, or held by another for the Servicer or the Borrower or on its behalf, concerning this Agreement. The Lender and the Agent (and their respective agents and professional advisors) shall treat as confidential any information obtained during the aforementioned examinations which is not already publicly known or available; provided, however, that the Lender or the Agent may disclose such information if required to do so by law or by any regulatory authority.
          (b) The Lender or the Agent (and their respective agents or professional advisors) shall, at their own expense, have the right under this Agreement once each calendar quarter to contact a reasonable number of Obligors with respect to any Receivables which are Pledged hereunder in order to procure such information related to such Obligor, the related Contract, and the Receivables and the other Pledged Assets as the Lender or the Agent deems reasonable under the circumstances to perform positive confirmations on the Receivables in accordance with procedures mutually agreed upon by the Agent and the Servicer. The Servicer and the Borrower hereby agree to cooperate with the Lender and the Agent (and their respective agents or professional advisors) in connection with any attempt thereby to contact any such Obligor and shall provide to the Lender and the Agent such information as is needed in order to facilitate such contact. The Lender and the Agent (and their respective agents and professional advisors) shall treat as confidential any information obtained during any such contact with any such Obligor which is not already publicly known or available; provided, however, that the Lender or the Agent (and their respective agents or professional advisors) may disclose such information if required to do so by law or by any regulatory authority.
          (c) From time to time, and at the sole expense of Borrower, the Agent or its designee may request that the Borrower conduct background checks and investigations of Borrower’s principals or key employees, using an established and reputable commercial background check company acceptable to Agent.
          SECTION 6.14. Backup Servicer.
          (a) Within one (1) Business Day prior to each Remittance Date, provided that the Backup Servicer shall have received the information specified in Section 6.11(b) within the time specified therein, the Backup Servicer shall compare the information on the computer tape or diskette (or other means of electronic transmission acceptable to the Backup Servicer) most recently delivered to the Backup Servicer with respect to such Remittance Date to the corresponding Monthly Remittance Report delivered to the Backup Servicer by the Servicer as specified in Section 6.11(b) and shall:
     (1) confirm that such Monthly Remittance Report is complete on its face;
     (2) confirm the distributions to be made on such Remittance Date pursuant to Section 2.05(c) hereof to the extent the Backup Servicer is able to do so given the information provided to it by the Servicer (it being hereby agreed that the Backup Servicer shall promptly notify the Servicer and the Agent if such information is insufficient and that such Servicer shall promptly provide to the Backup Servicer any additional information required by the Backup Servicer);
     (3) confirm the following information on such Monthly Remittance Report: (i) Eligible Receivables Balance, (ii) the Delinquency Rate, (iii) the Cumulative Net Loss Rate, (iv) the Overconcentration Amount, (v) the Pledged Receivables Balance and (vi) the Capital Limit; and
     (4) confirm such other information as the Agent and the Backup Servicer may agree;
          (b) Upon completion of such review, the Backup Servicer will provide the Agent and the Servicer with a Backup Servicer Monthly Certification (in substantially the form attached hereto as Exhibit G) certifying that the Backup Servicer has completed the confirmations described in subparagraphs (1) through (4) and reporting any discrepancies between the information set forth in subparagraphs (2) or (3) above as calculated by the Servicer and that determined or calculated by the Backup Servicer. In the event of a discrepancy as described in the preceding sentence, the Backup Servicer shall attempt to reconcile such discrepancy with the Servicer prior to the related Remittance Date, but in the absence of a reconciliation, distributions on the related Remittance Date shall be made consistent with the information calculated by the Servicer, the Backup Servicer shall attempt to reconcile such discrepancy prior to the next Remittance Date, and the Backup Servicer shall promptly report to the Agent regarding the progress, if any, which shall have been made in reconciling such discrepancy. If the Backup Servicer is unable to reconcile such discrepancy with respect to such Monthly Remittance Report by the next Remittance Date that falls in March, June, September or December, the Backup Servicer may, if so required by the Agent, at the Borrower’s expense, retain independent accountants to examine such Monthly Remittance Report and attempt to reconcile such discrepancy at the earliest possible date (and the Backup Servicer shall promptly provide the Agent with a report regarding such event). The effect, if any, of such reconciliation shall be reflected in the Monthly Remittance Report for the next succeeding Remittance Date.
          (c) Other than as specifically set forth in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no liability for any action taken or omitted by the Servicer.
          (d) If a Servicer Default shall occur and is continuing, then the Agent may, by written notice to the Servicer, the Backup Servicer and the Borrower, terminate all of the rights and obligations of the Servicer under this Agreement. Upon the delivery to the Servicer and the Backup Servicer of such notice (or at such other time as set forth in such notice), all authority and power of the Servicer under this Agreement, whether with respect to the Pledged Assets or otherwise, shall pass to and be vested in the Backup Servicer pursuant to and under this Section (unless the Agent shall have appointed a different successor Servicer pursuant to Section 6.01 hereof or the Backup Servicer is unable to act as Servicer and a successor is appointed as provided in Section 6.14(f)), and, without limitation, the Backup Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney in fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the duties of the Servicer under this Agreement. After a Servicer Default has occurred and is continuing, the Servicer agrees to use commercially reasonable efforts to cooperate with the Agent and the Backup Servicer in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, providing notification to the Obligors of the assignment of the servicing function, providing the Backup Servicer with all records, in electronic or other form, reasonably requested by it to enable the Backup Servicer to assume the servicing functions hereunder and the transfer to the Backup Servicer for administration by it of all cash amounts which at the time should be or should have been deposited by the Servicer in the Collection Account or thereafter be received by the Servicer with respect to the Pledged Receivables and the Pledged Assets related thereto and providing the Backup Servicer with reasonable access to the Servicer’s premises and employees and providing a list of contact information for key servicing employees. Neither the Agent nor the Backup Servicer shall be deemed to have breached any obligation hereunder as a result of a failure to make or delay in making any distribution as and when required hereunder caused by the failure of the initial Servicer to remit any amounts received by it or to deliver any documents held by it with respect to the Pledged Assets.
          (e) Any obligations of LEAF Financial under any Transaction Document other than in its capacity as Servicer shall continue in effect notwithstanding LEAF Financial’s termination as Servicer.
          (f) On and after the time the Servicer receives a notice of termination pursuant to this Section 6.14 (or at such other time as set forth in such notice), the Backup

Servicer shall be (and the Backup Servicer hereby agrees to be) the successor in all respects to the Servicer in its capacity as Servicer under this Agreement and the transactions set forth or provided for herein and shall have all the rights and powers and be subject thereafter to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the initial Servicer’s failure to provide information required by this Section 6.14 shall not be considered a default by the Backup Servicer hereunder; provided, further, however, that the Backup Servicer, as successor Servicer, shall have (i) no liability with respect to any obligation which was required to be performed by the terminated Servicer prior to the date that the Backup Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any repurchase obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer (provided that the Backup Servicer shall pay any income taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer and (vi) no advancing obligation under this Agreement. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Backup Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Article IV, no obligation to make any payments with respect to any losses on investments made by or at the direction of the Servicer, no liability with respect to the performance of any sub-servicers appointed by any prior Servicer, no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers in which in its reasonable opinion subjects it to any liability in connection with any such legal action unless it shall have been assured to its reasonable satisfaction that it will be indemnified for such liabilities, no obligation to file or record any financing statements or other documents in order to perfect or continue any security interests contemplated hereunder unless it has been directed by the Agent to make such filing or recordation, and no liability with respect to any action performed, or breaches or defaults caused by any prior Servicer prior to its appointment, or any claim of a third party based on any alleged action of any prior Servicer. Notwithstanding the above, the Agent may, if the Backup Servicer shall be unwilling to so act, or shall, if the Backup Servicer is unable to so act, or if the Lender so requests in writing to the Agent, appoint itself, or appoint any other established servicing institution acceptable to the Agent, in its sole discretion, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Pending appointment of a successor to the Servicer hereunder, and after the Agent notifies the Servicer to discontinue performing servicing functions under this Agreement, the Backup Servicer (or the Agent if there is no Backup Servicer) shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Agent may make such arrangements for the compensation of such successor out of payments on Pledged Receivables as it and such successor shall agree; provided, however, that, except as provided herein, no such compensation shall be in excess of that permitted the Servicer hereunder, unless agreed to by the Lender and such compensation is on commercially competitive terms and rates. The Borrower, the Agent and such successor

Servicer shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.
          (g) The Backup Servicer, as successor Servicer, undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the successor Servicer hereunder. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer hereunder pursuant to Section 6.01(a), and, unless otherwise determined by the Agent, shall pass to and be vested in the Backup Servicer, as successor Servicer, and, without limitation, the Backup Servicer, as successor Servicer, is hereby authorized and empowered to on and after the date of such succession execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Backup Servicer, as successor Servicer, is authorized to accept and rely on all accounting records (including computer records) and work product of the prior Servicer hereunder relating to the Pledged Assets without any audit or other examination unless the Backup Servicer shall have actual knowledge or reasonable belief that the accounting records or work product of the prior Servicer are inaccurate. The Backup Servicer, as successor Servicer, shall notify the Agent of such inaccuracies.
          (h) Notwithstanding anything contained in this Agreement to the contrary, the Backup Servicer acting as the successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the Servicer relating to the Contracts (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and the Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the Servicer. If any error, inaccuracy, omission or incorrect or nonstandard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Servicer making or continuing any Errors (collectively, “Continued Errors”), the Servicer shall have no duty, responsibility, obligation or liability to perform servicing for such Continued Errors; provided, however, that the Servicer agrees to use commercially reasonable efforts to prevent further Continued Errors. In the event that the Servicer becomes aware of Errors or Continued Errors, the Servicer shall, with the prior consent of the Agent, use its commercially reasonable efforts to reconstruct and reconcile such data to correct such Errors and Continued Errors and to prevent future Continued Errors.
          (i) Notwithstanding anything to the contrary herein, if the Backup Servicer becomes the successor Servicer, it may resign as Servicer upon ninety (90) days’ prior written notice to the parties hereto.
          (j) The Backup Servicer may resign as Backup Servicer upon ninety (90) days’ prior written notice to the parties hereto
          (k) The Backup Servicer shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the parties hereto,

it being understood by the parties hereto that there are no implied duties or obligations of the Backup Servicer under this Agreement.
          (l) The Backup Servicer shall not be liable for any action or omission to act hereunder, except for its own bad faith, willful misconduct or gross negligence. In no event shall the Backup Servicer in its capacity as Backup Servicer or successor Servicer, or any of its directors, officers, agents and employees be liable for any special, indirect or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.
          (m) The Backup Servicer will not have any liability for failure to perform or delay in performing duties set forth herein if the failure or delay is due to an event of force majeure. A force majeure is an event or condition beyond the Backup Servicer’s control, such as a natural disaster, civil unrest, state of war, or act terrorism. The Backup Servicer will make reasonable efforts to prevent performance delays or disruptions in the event of such occurrences.
          (n) The Backup Servicer shall be under no obligation to pay any taxes required to be paid by the Servicer or any other party hereto.
          (o) The Backup Servicer is authorized to accept and rely on all records (including computer records) and work product of the Servicer hereunder without any audit or other examination.
          (p) The Backup Servicer may, at its own cost and expense, allow a subservicer to perform any and all of its duties and responsibilities hereunder, including but not limited to its duties as successor Servicer hereunder, should the Backup Servicer become the successor Servicer pursuant to the terms of this Agreement; provided, however, that the Backup Servicer shall remain liable for the performance of its duties and obligations hereunder to the same extent as if no such subservicing had occurred.
          (q) The amounts invested in Permitted Investments may be invested in bonds or funds managed or administered by the Backup Servicer. If Permitted Investments are invested in funds managed or administered by the Backup Servicer, the Backup Servicer will be entitled to receive a fee from such funds in which the Permitted Investment are invested. Such fees are in addition to any fees payable hereunder. The Agent hereby acknowledges that various potential and actual conflicts of interest that may exist with respect to the Backup Servicer as described above; provided, however, that nothing in this Section 6.14(q) shall be construed as altering the duties of the Backup Servicer, including, but not limited to its duties as successor Servicer, as set forth in this Agreement or the Transaction Documents nor the requirements of any law, rule, or regulation applicable to the Backup Servicer.
          SECTION 6.15. Additional Remedies of Agent Upon Event of Default. During the continuance of any Event of Default, the Agent, in addition to the rights specified in Section 7.01, shall have the right, in its own name and as agent for the Lender, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Agent and the Lender (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.
          SECTION 6.16. Waiver of Defaults. Upon consent of the Lender, the Agent may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Notice of such waiver shall be provided to the Backup Servicer. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall be effective unless it shall be in writing and signed by the Agent on the Lender’s behalf and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.
          SECTION 6.17. Maintenance of Certain Insurance. (a) During the term of its service as Servicer, the Servicer shall maintain in force an employee fidelity/dishonesty insurance policy, in each case, in an amount not less than $1,000,000 in a form that would cover any loss of Collections by the Servicer hereunder caused by employee dishonesty and with an insurance company reasonably acceptable to the Lender and the Agent. The Servicer shall deliver a copy of such fidelity/dishonesty insurance policy to the Agent on the Closing Date together with a certification from the applicable insurance company that such policy is in force on the Closing Date.
          (b) The Servicer shall prepare and present, on behalf of itself, the Agent and the Lender, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon, the filing of any claim on any policy described in this Section 6.17, the Servicer shall promptly notify the Agent of such claim.
          SECTION 6.18. Segregation of Collections. The Servicer shall not commingle funds received by it constituting Collections with any other funds of the Servicer and shall remit any Collections received by it to the Collection Account as set forth in Section 6.02.
          SECTION 6.19. UCC Matters; Protection and Perfection of Pledged Assets.
          (a) The Borrower will not change the jurisdiction of its formation or type of organization or make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names (other than those listed on Schedule II hereto, as such schedule may be revised from time to time to reflect name changes and name usage permitted under the terms of this Section 6.19 after compliance with all terms and conditions of this Section 6.19 related thereto) unless, prior to the effective date of any such jurisdiction change, organization type change, name change or use, the Borrower notifies the Agent of such change in writing and delivers to the Agent such financing statements as the Agent may reasonably request in order to maintain the perfection and priority of its security interest in the Pledged Assets, as a result of such jurisdiction change, organization type change, name change or use, together with such other documents and instruments as the Agent may reasonably request in order to maintain the perfection and priority of its security interest in the Pledged

Assets, as a result of such change. The Borrower will not change the location of its chief executive office or principal place of business or the location of its records regarding the Pledged Receivables unless, prior to the effective date of any such change of location, the Borrower notifies the Agent of such change of location in writing and delivers to the Agent such documents and instruments as the Agent may request in connection therewith. The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Lender’s interest in the Pledged Assets acquired hereunder, or to enable the Lender or the Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, the Borrower will, upon the request of the Agent execute (if necessary) and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as the Agent may request in order to maintain the perfection and priority of its security interest in the Pledged Assets. Each of the Borrower, the Seller and the Servicer will mark its master data processing records evidencing such Pledged Receivables with a legend acceptable to the Agent, evidencing that the Lender has acquired an interest therein as provided in this Agreement. The Agent shall be entitled to conclusively rely on the filings or registrations made by or on behalf of the Borrower without any independent investigation and the Borrower’s obligation to make such filings as evidence that such filings have been made. The Borrower hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pledged Receivables and the Other Conveyed Property and the Related Security related thereto and the proceeds of the foregoing now existing or hereafter arising, without the signature of the Borrower where permitted by law. The Borrower hereby ratifies and authorizes the filing by the Agent of any such financing statement made prior to the Closing Date. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Pledged Receivables, or any part thereof, shall be sufficient as a financing statement. The Borrower shall, upon the request of the Agent at any time after the occurrence of an Event of Default and at the Borrower’s expense, notify the Obligors obligated to pay any Pledged Receivables, or any of them, of the security interest of the Lender in the Pledged Assets. If the Borrower fails to perform any of its agreements or obligations under this Section 6.19, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Borrower upon the Agent’s demand therefor. For purposes of enabling the Agent to exercise its rights described in the preceding sentence and elsewhere in this Article VI, the Borrower and the Lender hereby authorize each of the Agent and its successors and assigns to take any and all steps in the Borrower’s name and on behalf of the Borrower and the Lender necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pledged Receivables and other Pledged Assets, including, without limitation, endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing such Pledged Receivables and the related Contracts and, if any, the related guarantees.
          (b) In the event that the sale or contribution of a Receivable by the Seller to the Borrower under the Purchase and Contribution Agreement and the Pledge of such Receivable by the Borrower to the Agent, for the benefit of the Lender, hereunder are insufficient, without a notation on a related Vehicle’s certificate of title, or without fulfilling any additional administrative requirements under the laws of the state in which such Vehicle is located, to assign the ownership of such Vehicle to the Borrower or to perfect a security interest in such Vehicle (and the proceeds thereof) in favor of the Agent, for the benefit of the Lender, the parties hereto agree that designation of the Obligor as owner on the certificate of title and either Custodian or LEAF Funding inc. under the Lienholder Nominee Agreement as the lienholder on the certificate of title with respect to such Vehicle in its capacity as agent of the Borrower and the Agent, for the benefit of the Lender, as their interests may appear, shall be sufficient until such notations are made or additional administrative requirements are fulfilled.
          SECTION 6.20. Receipt of Lien Certificates. Any Pledged Receivable for which the Servicer shall not have (i) (A) if such Vehicle was leased to an Obligor pursuant to a Lease Contract (other than a Lease Contract which provides for a “nominal value” purchase option), received a Lien Certificate showing Borrower or Custodian under the Lienholder Nominee Agreement as secured party with respect to the related Vehicle from the applicable Registrar of Titles or (B) if such Vehicle was sold to an Obligor pursuant to an Installment Contract or a Lease Contract which provides for a “nominal value” purchase option, the original copy of the certificate of title or Lien Certificate for such Vehicle which such certificate of title or Lien Certificate indicates the Obligor, as owner and the Borrower, the Servicer, the Custodian or another lienholder (for the benefit of the Agent and the Borrower) thereunder as lienholder or secured party and (ii) delivered such Lien Certificate to the Custodian, in each case, within 180 days of the first day of inclusion of such Pledged Receivable secured by such Vehicle in the calculation of the Eligible Receivables Balance, shall no longer be an Eligible Receivable and, therefore, shall no longer be included in the calculation of the Eligible Receivables Balance. In the case of any Receivable excluded from the calculation of the Eligible Receivables Balance pursuant to the previous sentence, the Receivable so excluded from the calculation of the Eligible Receivables Balance may at a later time be included in the calculation of the Eligible Receivables Balance, provided, that (i) the Custodian shall have received a Lien Certificate showing Borrower or Custodian under the Lienholder Nominee Agreement as secured party with respect to the related Vehicle from the applicable Registrar of Titles and (ii) such Receivable is otherwise an Eligible Receivable at such time.
          SECTION 6.21. Compliance with Applicable Law. Each LEAF Party shall at all times comply with all requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, laws relating to usury, truth-in-lending, fair credit billing, fair credit reporting, fair debt collection practices, privacy, consumer credit protection and disclosure, consumer credit, equal credit opportunity and the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Soldiers’ and Sailors’ Civil Relief Act of 1940 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) in the conduct of its business.
          SECTION 6.22. Performance and Compliance; Servicer Activities.
          (a) At their expense, the Borrower and Servicer shall timely and fully perform and comply, in all material respects, with all material provisions, covenants and other promises required to be observed by each of them under the Contracts related to the Pledged Receivables.

          (b) The Borrower and Servicer shall comply in all material respects with the Credit and Collection Policy in regard to each Contract related to Pledged Receivables.
          SECTION 6.23. Change in Agreements and Accounts. The Servicer shall not make any amendment, change or other modification to the terms of the Custodial Agreement, or any other document, agreement or arrangement relating to any of the Master DDA Control Agreement, the Collateral Account Agreement or to its instructions to Obligors required to be made in compliance with this Agreement, unless the Agent shall have consented thereto in each instance.
          SECTION 6.24. Computer Software. The Servicer shall have and maintain all necessary software licenses to operate software (including, but not limited to, InfoLease) in order to perform the duties of the Servicer under the Transaction Documents (including, without limitation, servicing the Receivables and other Pledged Assets and to review the monthly computer tape or diskette delivered pursuant to Section 6.14(a)). The Backup Servicer shall have and maintain all necessary software licenses to operate software to review the monthly computer tape or diskette delivered pursuant to Section 6.14(a).
ARTICLE VII
EVENTS OF DEFAULT, LENDER AMORTIZATION EVENTS AND REMEDIES
          SECTION 7.01. Events of Default and Remedies. If any of the following events (each an “Event of Default”) or a Lender Amortization Event shall occur:
          (a) the occurrence of any Bankruptcy Event with respect to the Borrower, the Seller or the Servicer; or
          (b) the Borrower or the Seller shall fail to make any payment or deposit when due pursuant to any Transaction Document and such event shall remain unremedied for two (2) Business Days; or
          (c) the Facility Amount shall at any time be greater than the Capital Limit and such event shall remain unremedied for two (2) Business Days; or
          (d) the average of the Delinquency Rates in respect of any three consecutive Remittance Periods exceeds 5.00%; or
          (e) the Cumulative Net Loss Rate exceeds the Weighted Average Expected Net Loss Rate; or
          (f) Seller shall fail to maintain the Minimum Partner’s Capital as of the last day of any calendar quarter; or
          (g) Seller’s Leverage Ratio, in respect of any calendar quarter, shall exceed 8.5 to 1:0; or

          (h) any representation or warranty made or deemed to be made by the Borrower, the Seller or the Servicer (or any of their respective officers) under or in connection with this Agreement (or any remittance report or other information or report delivered pursuant hereto) or any other Transaction Document (except solely with respect to Receivables that have been resold to the Seller in accordance with a LEAF Purchase Event) shall prove to be false or incorrect in any material respect and shall remain false or incorrect for a period of fifteen (15) days after the earlier to occur of (a) the discovery of such failure by the Borrower, the Seller or the Servicer or (b) notice of such failure given to any such Person by the Agent, the Agent’s Bank or the Lender; or
          (i) the Borrower, the Seller or the Servicer shall fail to perform or observe any term, covenant or agreement hereunder or under any other Transaction Document (other than as described in this Section 7.01) in any respect and such failure remains unremedied for fifteen (15) days after the earlier to occur of (a) the discovery of such failure by the Borrower, the Seller or the Servicer or (b) notice of such failure given to any such Person by the Agent, the Agent’s Bank or the Lender; or
          (j) (i) the Agent (on behalf of the Lender) shall at any time fail to have a valid, perfected, first priority security interest in any of the Borrower’s right, title and interest in the Pledged Assets and, such event shall remain unremedied for five (5) days or (ii) the Borrower shall, for any reason, cease to have a perfected (with respect to any accounts or chattel paper) ownership interest in any Receivable and the Collections, Related Security and the Other Conveyed Property with respect thereto and such event shall remain unremedied for three (3) Business Days after (a) discovery of such failure by the Borrower or (b) notice of such failure given to the Borrower by the Agent, the Agent’s Bank or the Lender (except to the extent that UCC financing statements are not required to have been filed against the related Obligor for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000); or
          (k) LEAF Financial (or one of its leasing Affiliates) shall fail to pay any principal of or premium or interest on any Debt in a principal amount in excess of $200,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), which payment shall remain unpaid for the lesser of (i) a period of ten (10) days or (ii) any applicable grace period applicable to such Debt; or any other default under any agreement or instrument relating to any Debt with a principal amount of $200,000 or more of LEAF Financial or any of its leasing Affiliates) or any other event, shall occur if the effect of such default or event, together with the required passage of time or giving of notice or both, is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt with a principal amount of $200,000 or more shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;
          (l) the occurrence of a payment default under any financing transaction with a principal amount of $200,000 or more by LEAF Financial or any leasing Affiliate, involving the direct or indirect sale or other conveyance of Receivables or other assets related thereto to a

Person that shall privately or publicly sell securities, notes or certificates backed by such Receivables or assets; or
          (m) the Borrower, the Servicer or the Seller shall have suffered any material adverse change to its financial condition or operations which would affect the collectibility of the Pledged Receivables or the Borrower’s, the Servicer’s or the Seller’s ability to conduct its business or fulfill its obligations hereunder or under any other Transaction Document; or
          (n) the occurrence of a Change of Control; or
          (o) the auditor’s opinion accompanying the audited annual financial statements of LEAF Financial or the Seller and its consolidated subsidiaries (including the Borrower) is qualified in any material manner; or
          (p) (i) any Qualifying Interest Rate Hedge shall cease to be in full force and effect and shall not have been replaced by another Qualifying Interest Rate Hedge, (ii) the occurrence of any default by the Borrower in the observance or performance of any of the terms or provisions of any Qualifying Interest Rate Hedge, (iii) any interest rate swap agreement or interest rate cap agreement represented by the Borrower to be a Qualifying Interest Rate Hedge shall fail to be, or cease to be, a Qualifying Interest Rate Hedge (subject to a 45 day grace period to obtain a replacement Qualifying Interest Rate Hedge solely if such interest rate swap agreement or interest rate cap agreement ceases to be a Qualifying Interest Rate Hedge solely because of a ratings downgrade of the applicable hedge counterparty) or (iv) the Borrower shall fail to comply with any hedging requirement hereunder and, in any such case, such event shall remain unremedied for two (2) Business Days; or
          (q) any Transaction Document, or any material provision thereof, shall not be in full force and effect and enforceable in accordance with its terms, or U.S. Bank, LEAF, the Seller or the Borrower shall so assert in writing; or
          (r) the Originator’s, the Seller’s or the Borrower’s business activities relating to the origination, financing and servicing of the Receivables, the Related Security and the Other Conveyed Property or other similar assets are terminated for any reason, including any termination thereof by a regulatory, tax or accounting body; or
          (s) any employee fidelity/dishonesty insurance policy required to be maintained by the Servicer shall not be in full force and effect and enforceable in accordance with its terms, or the insurer party to such insurance policy shall so assert in writing and any event described in this clause (s) remains unremedied for five (5) days after the occurrence thereof; or
          (t) The Pension Benefit Guaranty Corporation or the Internal Revenue Service shall have filed notice of one or more liens against either the Seller or the Borrower (unless such lien does not purport to cover any of the Pledged Assets) and such notice shall have remained in effect for more than five (5) Business Days;
then the Agent may, by notice to the Borrower (with a copy to the other parties hereto), declare the Early Amortization Commencement Date to have occurred; provided, that, in the case of any event described in Section 7.01(a) above, the Early Amortization Commencement Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon consent of the Lender, the Agent may waive any Event of Default or any Lender Amortization Event. Upon any such waiver of an Event of Default or any Lender Amortization Event, such default shall cease to exist, and shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall be effective unless it shall be in writing and signed by the Agent on the Lender’s behalf, and no such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Agent shall promptly send a copy of each waiver to all of the parties hereto.
          Upon any such declaration or automatic occurrence or the occurrence of the Early Amortization Commencement Date, (i) the Borrower shall cease purchasing Receivables from the Seller under the Purchase and Contribution Agreement, (ii) the Lender may cease issuing commercial paper notes to fund or maintain the Loans hereunder, (iii) the Liquidity/Credit Enhancement Facility may be drawn upon by the Lender from time to time thereafter in order to retire the maturing commercial paper notes issued to fund or maintain the Loans hereunder (and the Loans hereunder, whether maintained by the amounts so drawn under the Liquidity/Credit Enhancement Facility or otherwise, shall bear interest at the Default Funding Rate), (iv) at the option of the Lender in its sole discretion, the Lender may declare the Loans made to the Borrower hereunder and all Yield and all Fees accrued on such Loans and any other Obligations to be immediately due and payable by written notice to the Borrower that an Event of Default has occurred and is continuing (and the Borrower shall pay such Loans and all such amounts and Obligations immediately), provided, that this clause (iv) shall not apply with respect to an event described in clause (i) of the definition of Early Amortization Event until the occurrence of a Lender Amortization Event, (v) at the option of the Lender in its sole discretion, the Lender may pursuant to Section 6.05(c) instruct the Servicer to take all additional steps, if any, as are necessary or desirable, in the determination of the Agent, to create and/or maintain perfection of the security interest in any Equipment related to each Pledged Receivable (and the proceeds of such Equipment) on behalf of the Borrower and to create and/or maintain perfection of the security interest in the security interest of the Borrower in any Equipment related to each Pledged Receivable and (vi) at the option of the Lender in its sole discretion, the Agent, on behalf of the Lender, may direct the Obligors to make all payments under the Pledged Receivables directly to the Backup Servicer or a successor Servicer, the Agent, the Lender or any lockbox or account established by any of such parties. In addition, upon any such declaration or upon any such automatic occurrence, the Agent and the Lender shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. If any Event of Default shall have occurred, the CP Rate shall be increased to the Default Funding Rate, effective as of the date of the occurrence of such Event of Default.
          SECTION 7.02. Additional Remedies of the Agent. (a) If, (i) upon the Lender’s declaration that the Loans made to the Borrower hereunder are immediately due and payable pursuant to Section 7.01 or (ii) on the Facility Maturity Date, the aggregate outstanding principal amount of the Loans, all accrued Fees and Yield and any other Obligations then due are not immediately paid in full, then the Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lender, to immediately sell in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Agent may reasonably deem satisfactory, any or all Pledged Assets and apply the proceeds thereof to the Obligations in the priorities provided in Section 2.06(a).
          (b) The parties recognize that it may not be possible to sell all of the Pledged Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Pledged Assets may not be liquid. Accordingly, the Agent may elect, in its sole discretion, the time and manner of liquidating any Pledged Assets, and nothing contained herein shall obligate the Agent to liquidate any Pledged Assets on the date the Lender declares the Loans made to the Borrower hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all Pledged Assets in the same manner or on the same Business Day.
          (c) Any amounts received from any sale or liquidation of the Pledged Assets pursuant to this Section 7.02 in excess of the Obligations will be returned to the Borrower, its successors or assigns, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may otherwise direct.
          (d) The Agent and the Lenders shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), and all rights and remedies available to the Lenders at law, in equity or under any other agreement between the Lender and the Borrower.
          (e) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Early Amortization Event or Event of Default.
          (f) The parties hereto agree that, at least fifteen (15) days’ prior written notice to the Borrower of the time and place of any such public sale or the time after which any private sale is to be made shall constitute commercially reasonable notification.
ARTICLE VIII
INDEMNIFICATION
          SECTION 8.01. Indemnities by the Borrower. Without limiting any other rights which the Agent, the Lender, the Backup Servicer, the Agent’s Bank, the Servicer, the Custodian or any of their respective Affiliates may have hereunder or under applicable law, the Borrower hereby agrees to indemnify and defend the Agent, the Lender, Lyon (in its capacity as the Backup Servicer or as a successor Servicer), the Servicer, the Custodian, the Agent’s Bank and each of their respective Affiliates (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or incurred by any of them arising out of or as a result of this Agreement or in respect of any Pledged Assets, excluding, however, (A) with respect to each of Lyon (in its capacity as the Backup Servicer or as a successor Servicer), the Custodian, the Agent’s Bank and its Affiliates, Indemnified Amounts resulting solely from any negligence, bad faith or willful misconduct of such Indemnified Party or (B) with respect to any other Indemnified Party, Indemnified Amounts resulting solely from any gross negligence, bad faith or willful misconduct of any such Indemnified Party claiming indemnification hereunder, or (C) resulting from any income or franchise taxes incurred by any Indemnified Party arising out of or as a result of this Agreement. Without limiting the foregoing, the Borrower shall indemnify and defend each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following:
     (i) any Pledged Receivable treated as or represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable;
     (ii) reliance on any representation or warranty made or deemed made by the Borrower or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any agreement executed by it in connection with this Agreement, or with any applicable law, rule or regulation with respect to any Pledged Assets, or the nonconformity of any Pledged Assets with any such applicable law, rule or regulation;
     (iv) the failure to vest and maintain vested in the Agent, for the benefit of the Lender, or to transfer to the Agent, for the benefit of the Lender, a first priority perfected security interest in: (A) the First Priority Assets which are, or are purported to be, Pledged Receivables and the Pledged Assets related thereto and (B) the other Pledged Receivables, Related Security and Other Conveyed Property and the Equipment related to such Pledged Receivables (except to the extent that UCC financing statements are not required to have been filed against the related Obligor for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000), in each case, free and clear of any Adverse Claim whether existing at the time of the related Borrowing or at any time thereafter;
     (v) the failure to maintain, as of the close of business on each Business Day prior to the Collection Date, a Facility Amount which is less than or equal to the Capital Limit on such Business Day;
     (vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Receivable which is, or is purported to be, a Pledged Receivable (including, without limitation, a defense based on such Receivable (or the Contract evidencing such Receivable) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

     (vii) any failure of the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement;
     (viii) the failure of the Borrower to pay when due any taxes payable in connection with the Pledged Receivables or the Pledged Assets related thereto;
     (ix) any repayment by the Agent or the Lender of any amount previously distributed in payment of Loans or payment of Yield or Fees or any other amount due hereunder, in each case, which amount the Agent or the Lender believes in good faith is required to be repaid;
     (x) the commingling by the Borrower of Collections of Pledged Receivables and other Pledged Assets at any time with other funds (other than as expressly contemplated by the Master DDA Intercreditor Agreement);
     (xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans or the Pledged Assets;
     (xii) any failure by the Borrower to give reasonably equivalent value to the Seller in consideration for the transfer by the Seller to the Borrower of any Receivable or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;
     (xiii) any failure of the Borrower or any of its agents or representatives to remit to the Collection Account, Collections of Pledged Receivables and other Pledged Assets remitted to the Borrower or any such agent or representative;
     (xiv) any failure on the part of the Borrower duly to observe or perform in any material respect any covenant or agreement under any Qualifying Interest Rate Hedge;
     (xv) any Contract (not identified as being a true lease on the Schedule of Contracts) related to any Pledged Receivable being an executory contract or unexpired lease subject to rejection by an Obligor under Section 365 of the Bankruptcy Code in the event that a Bankruptcy Event has occurred with respect to such Obligor;
     (xvi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise and/or services which are the subject of any Contract related to the Pledged Receivables; and/or
     (xvii) the payment by such Indemnified Party of taxes (except for “Taxes” (as such term is defined in Section 2.18(a) hereof)), including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto to the extent caused by the Borrower’s actions or failure to act.

Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the applicable Indemnified Party (or, with respect to the Lender, to the Agent) within five (5) Business Days following the applicable Indemnified Party’s written demand therefor. The Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
          If the Borrower has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower without interest.
          SECTION 8.02. Indemnities by Servicer. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer (if LEAF Financial or one of its Affiliates) hereby agrees to indemnify and defend each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses (including reasonable attorneys’ fees and disbursements) (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) suffered or sustained by any Indemnified Party as a consequence of any of the following, excluding, however, (A) with respect to each of Lyon (in its capacity as the Backup Servicer or as a successor Servicer), the Custodian, the Agent’s Bank and its Affiliates, Servicer Indemnified Amounts resulting solely from any negligence, bad faith or willful misconduct of such Indemnified Party or (B) excluding, with respect to any other Indemnified Party, Servicer Indemnified Amounts resulting solely from any gross negligence, bad faith or willful misconduct of such Indemnified Party claiming indemnification hereunder, or (C) resulting from any income or franchise taxes incurred by any Indemnified Party arising out of or as a result of this Agreement or (D) to the extent that providing such indemnity would constitute recourse for losses due to the uncollectability of any Pledged Receivables due to the insolvency, bankruptcy or financial inability or refusal to pay of the related Obligor arising or occurring at any time after the date of its Conveyance under (and as defined in) the Purchase and Contribution Agreement:
     (i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate, Monthly Remittance Report or Commercial Paper Remittance Report or other report prepared by it hereunder, of any Pledged Receivables which were not Eligible Receivables as of the date of any such computation;
     (ii) reliance on any representation or warranty made or deemed made by the Servicer (if LEAF Financial or one of its Affiliates) or any of its officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;
     (iii) the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement, or any agreement executed in connection with this Agreement, or (B) any applicable law, rule or regulation applicable to it with respect to any Pledged Assets;

     (iv) the failure to vest and maintain vested in the Agent, for the benefit of the Lender, or to transfer to the Agent, for the benefit of the Lender, (A) a first priority perfected security interest in: the First Priority Assets which are, or are purported to be, Pledged Receivables and the Pledged Assets related thereto and (B) a perfected security interest in the other Pledged Receivables, Related Security and Other Conveyed Property and the Equipment related to such Pledged Receivables (except to the extent that UCC financing statements are not required to have been filed against the related Obligor for any Equipment related to any Contract that had an original equipment cost at origination of less than $50,000, or if such Contract provides for a “nominal value” purchase option, of less than $25,000), in each case, free and clear of any Adverse Claim whether existing at the time of the related Borrowing or any time thereafter;
     (v) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Loans or the Pledged Assets;
     (vi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with goods, merchandise and/or services which are the subject of any Contract related to the Pledged Receivables;
     (vii) the commingling of the Collections of Pledged Receivables and other Pledged Assets at any time with any other funds (other than as expressly contemplated by the Master DDA Intercreditor Agreement) of the Servicer or any of its Affiliates;
     (viii) any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of the Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to the Collection Account, Collections of Pledged Receivables remitted to the Servicer or any such agent or representative;
     (ix) the failure by the Servicer to perform any of its duties or obligations in accordance with the provisions of this Agreement or errors or omissions related to such duties;
     (x) any repayment by the Agent or the Lender of any amount previously distributed in payment of Loans or payment of Yield or Fees or any other amount due hereunder, in each case, which amount the Agent or the Lender believes in good faith is required to be repaid;
     (xi) the payment by such Indemnified Party of taxes (except for “Taxes” (as such term is defined in Section 2.18(a) hereof)), including, without limitation, any taxes imposed by any jurisdiction on amounts payable and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto to the extent caused by the Servicer or the Borrower’s actions or failure to act;
     (xii) any failure on the part of the Borrower duly to observe or perform in any material respect any covenant or agreement under any Qualifying Interest Rate Hedge;

     (xiii) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article V or Article VI; and/or
     (xiv) any environmental claims arising in connection with any activity on mortgaged property constituting Equipment.
          (b) Any Servicer Indemnified Amounts shall be paid by the Servicer (if LEAF Financial or one of its Affiliates) to the applicable Indemnified Party, within two (2) Business Days following receipt by the Servicer of such Person’s written demand therefor. The Indemnified Party making a request for indemnification under this Section 8.02, shall submit to the Servicer a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.
          (c) If the Servicer has made any indemnity payments to an Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer without interest.
          Each applicable Indemnified Party shall deliver to the indemnifying party under Section 8.01 and Section 8.02, within a reasonable time after such Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts.
          The liability of LEAF Financial under the Transaction Documents shall be several and not joint to any other LEAF Party.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Amendments and Waivers. (a) Except as provided in Section 9.01(b), no amendment of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Agent and the Lender and, solely to the extent that such Person’s obligations or rights hereunder are affected by such amendment, each of the Backup Servicer, the Custodian and the Agent’s Bank, and no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Agent and the Lender. Notice of such waiver shall be provided to the Backup Servicer, the Custodian and the Agent’s Bank. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (b) Notwithstanding the provisions of Section 9.01(a), in the event that there is more than one Lender, the written consent of each Lender shall be required for any amendment, modification or waiver (i) reducing any outstanding Loans, or the Yield thereon, (ii) postponing any date for any payment of any Loan, or the Yield thereon, (iii) modifying the provisions of this Section 9.01, or (iv) increasing the Capital Limit or the Maximum Facility Amount.
          SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication, communication by facsimile copy or electronic mail) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or specified in such party’s Assignment and Acceptance or at such other address (including, without limitation, an electronic mail address) as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by facsimile copy or electronic mail, when verbal communication of receipt is obtained.
          SECTION 9.03. No Waiver; Remedies. No failure on the part of the Agent or the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9.04. Binding Effect; Assignability; Multiple Lenders. (a) This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns. This Agreement and the Lender’s rights and obligations hereunder and interest herein shall be assignable in whole or in part (including by way of the sale of participation interests therein) by the Lender and its successors and assigns; provided, however that (i) the commercial paper, if any, issued by any assignee of the Lender or its successors and assigns shall have a rating from a nationally recognized rating agency at least equal to the rating of the commercial paper of the Lender at the time of the applicable assignment, (ii) such assignee shall be a Qualified Institutional Buyer and (iii) DZ Bank shall remain the Agent hereunder after any such assignment. None of the Borrower, the Servicer, the Backup Servicer, the Custodian or the Agent’s Bank may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Lender and the Agent. The parties to each assignment or participation made pursuant to this Section 9.04 shall execute and deliver to the Agent, for its acceptance and recording in its books and records, an assignment and acceptance agreement (an “Assignment and Acceptance”) or a participation agreement or other transfer instrument reasonably satisfactory in form and substance to the Agent and the Borrower. Each such assignment or participation shall be effective as of the date specified in the applicable Assignment and Acceptance or other agreement or instrument only after the execution, delivery, acceptance and recording thereof as described in the preceding sentence. The Agent shall notify the Borrower of any assignment or participation thereof made pursuant to this Section 9.04. The Lender may, in connection with any assignment or participation or any proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Pledged Assets furnished to the Lender by or on behalf of the Borrower or the Servicer; provided, however, that the Lender shall not disclose any such information until it has obtained an agreement from such assignee or participant or proposed assignee or participant that it shall treat as confidential (under terms mutually satisfactory to the Agent and such assignee or participant or proposed assignee or participant) any information obtained which is not already publicly known or available.
          (b) Whenever the term “Lender” is used herein, it shall mean Autobahn and/or any other Person which shall have executed an Assignment and Acceptance; provided, however, that each such party shall have a pro rata share of the rights and obligations of the Lender hereunder in such percentage amount (the “Commitment Percentage”) as shall be obtained by dividing such party’s commitment to fund Loans hereunder by the total commitment of all parties to fund Loans hereunder. Unless otherwise specified herein, any right at any time of the “Lender” to enforce any remedy, or instruct the Agent to take (or refrain from taking) any action hereunder, shall be exercised by the Agent only upon direction by such parties that hold a majority of the Commitment Percentages at such time.
          (c) Subject to Section 9.04(a), each of the parties hereto hereby agrees to execute any amendment to this Agreement that is required in order to facilitate the addition of any new Lender hereunder as contemplated by this Section 9.04.
          (d) Any bank or other financial institution (including, without limitation, DZ Bank) providing liquidity support, credit enhancement or other similar support under the Liquidity/Credit Enhancement Facility may assign, in whole or in part, its rights and obligations thereunder without the consent of the Borrower or the Servicer.
          (e) At any time and from time to time, the Lender may, without the consent of the Borrower, assign or grant a security interest in all or a portion of its interests in the Pledged Assets hereunder to the Liquidity Providers pursuant to the Liquidity Purchase Agreement or in favor of the Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          SECTION 9.05. Qualified Purchaser. The Lender hereby represents, on the Closing Date and on each Borrowing Date, that it is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act.
          SECTION 9.06. Term of This Agreement. This Agreement including, without limitation, the Borrower’s obligation to observe its covenants set forth in Articles V and VI and the Servicer’s obligation to observe its covenants set forth in Articles V and VI, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and Article IX and the provisions of Section 9.08 and Section 9.09 shall be continuing and shall survive any termination of this Agreement.
          SECTION 9.07. GOVERNING LAW; JURY WAIVER; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION,

EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE LENDER IN THE PLEDGED RECEIVABLES, OR REMEDIES HEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER. EACH PARTY TO THIS AGREEMENT SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK (OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT) FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR BY THE OTHER TRANSACTION DOCUMENTS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN IN AN INCONVENIENT FORUM.
          SECTION 9.08. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Backup Servicer, the Custodian, the Servicer, the Agent’s Bank, the Agent, the Lender and the Indemnified Parties, the Borrower agrees to pay on demand all reasonable (and reasonably documented) costs and expenses of Lyon (in its capacity as the Backup Servicer or as a successor Servicer), the Custodian, the Servicer, the Agent’s Bank, the Lender and the Agent incurred in connection with the preparation, execution, delivery, administration and enforcement of, or any waiver or consent issued or amendment prepared in connection with, this Agreement, the other Transaction Documents and the other documents to be delivered hereunder or in connection herewith or therewith or incurred in connection with any amendment, waiver or modification of this Agreement, any other Transaction Document, and any other documents to be delivered hereunder or thereunder or in connection herewith or therewith that is necessary or requested by any of the Borrower, the Servicer, the Lender or a rating agency or made necessary or desirable as a result of the actions of any regulatory, tax or accounting body affecting the Lender and its Affiliates, or which is related to an Early Amortization Event or an Event of Default, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Backup Servicer, the Servicer, the Custodian, the Agent’s Bank, the Agent and the Lender with respect thereto and with respect to advising the Backup Servicer, the Custodian, the Servicer, the Agent’s Bank, the Agent and the Lender as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Backup Servicer, the Custodian, the Servicer, the Agent’s Bank, the Agent or the Lender in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection with any Transaction Document.

          (b) The Borrower hereby agrees that it will pay the Rating Agencies the aggregate, documented fees associated with the confirmation by the Rating Agencies of Autobahn’s short-term issue credit ratings prior to the initial funding of Loans under this Agreement. To the extent that the Agent has paid any such fees to any Rating Agency on behalf of the Borrower, the Borrower hereby agrees to pay such documented amounts to the Agent promptly (but in any event within 5 Business Days) after the Agent’s demand therefor.
          (c) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Lender which is specific to this Agreement or the funding or maintenance of Loans hereunder.
          (d) The Borrower shall pay on demand all other costs, expenses and taxes (excluding franchise and income taxes) incurred by the Agent and/or any Issuer or any general or limited partner or member or shareholder thereof related to this Agreement, any other Transaction Document or any Qualifying Interest Rate Hedge or similar interest rate cap agreement (“Other Costs”), including, without limitation the taxes (excluding franchise and income taxes) resulting from such Issuer’s operations which are allocable to the provision of Loans hereunder, and the reasonable fees and out-of-pocket expenses of counsel for the Agent and/or the Issuer or any counsel for any general or limited partner or member or shareholder thereof, with respect to (i) advising such Person as to its rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, (ii) the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith and (iii) advising such Person as to the issuance of the Issuer’s commercial paper notes to fund Loans hereunder and action in connection with such issuance.
          (e) Without limiting any other provision hereof, the Borrower shall pay on demand all costs, expenses and fees of the Backup Servicer hereunder related to its duties under this Agreement as set forth in the related fee letter.
          (f) Any Person making a claim under this Section 9.08 shall submit to the Borrower a notice setting forth in reasonable detail the basis for and the computations of the applicable costs, expenses, taxes or similar items.
          SECTION 9.09. No Proceedings. Each party hereto agrees that it will not institute against, or join any other Person in instituting against, any Issuer whose commercial paper was issued to fund Loans advanced hereunder, any proceedings of the type referred to in the definition of Bankruptcy Event so long as any commercial paper issued by such Issuer shall be outstanding or there shall not have elapsed two years and one day since the last day on which any such commercial paper shall have been outstanding. Each party hereto agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event (a) prior to the date that is two years and one day after the Collection Date and (b) so long as any commercial paper issued by a Lender which is an Issuer shall be outstanding or there shall not have elapsed two years and one day since the last day on which any such commercial paper shall have been outstanding.

          SECTION 9.10. Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Lender or the Agent as contained in this Agreement or any other agreement, instrument or document entered into by the Lender or the Agent pursuant hereto or in connection herewith shall be had against any administrator of the Lender or the Agent or any incorporator, affiliate, stockholder, officer, employee or director of the Lender or the Agent or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Lender or the Agent pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 9.10 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Lender or the Agent or any incorporator, stockholder, affiliate, officer, employee or director of the Lender or the Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Lender or the Agent contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of every such administrator of the Lender or the Agent and each incorporator, stockholder, affiliate, officer, employee or director of the Lender or the Agent or of any such administrator, or any of them, for breaches by the Lender or the Agent of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 9.10 shall survive the termination of this Agreement.
          SECTION 9.11. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than the Fee Letter.
          SECTION 9.12. Tax Characterization. Notwithstanding any provision of this Agreement, the parties hereto intend that the Loans advanced hereunder shall constitute indebtedness of the Borrower for federal income tax purposes.
          SECTION 9.13. Lender’s Obligations. Notwithstanding any other provision to the contrary contained in this Agreement, Autobahn’s (and any other Lender which is a CP Conduit’s) obligations hereunder shall be payable by such CP Conduit Lender solely from (and no recourse shall be had against such CP Conduit Lender for the payment of any of the foregoing except from) (i) funds obtained through the issuance of commercial paper notes in the United States commercial paper market or (ii) funds obtained under the Liquidity/Credit Enhancement Facility. Any amount which such CP Conduit Lender does not pay pursuant to the operation of the preceding sentence shall not constitute a claim as defined in Section 101(5) of the Bankruptcy Code against such CP Conduit Lender for any such insufficiency. The provisions of this Section 9.13 shall survive the termination of this Agreement.
          SECTION 9.14. Agent and Affiliates. With respect to any interests which may be assigned by the Lender to DZ Bank, DZ Bank shall have the same rights and powers under this Agreement as would the Lender if it were holding such interests and may exercise the same as though it were not the Agent. DZ Bank and its Affiliates may generally engage in any kind of business with the Borrower, the Servicer, the Originator, the Seller or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Borrower, the Servicer, the Originator, the Seller or any Obligor or any of their respective Affiliates, all as if DZ Bank were not the Agent and without any duty to account therefor to the Lender or any Liquidity Provider.
          SECTION 9.15. Lending Decisions. The Lender acknowledges that it has, independently and without reliance upon the Agent, DZ Bank or any Affiliate of DZ Bank, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to make Loans hereunder. The Lender and each Liquidity Provider also acknowledges that it will, independently and without reliance upon the Agent, DZ Bank or any Affiliate of DZ Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.
          SECTION 9.16. Delegation of Duties. The Agent may each execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
          SECTION 9.17. Successor Agent. The Agent may, upon thirty (30) days’ notice to the Borrower, the Servicer, the Lender and each other party hereto, resign as Agent. If DZ Bank shall resign as Agent under this Agreement, then the Lender during such thirty-day period shall appoint a successor agent that is, (as long as no Event of Default has occurred and is continuing), reasonably acceptable to the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and references herein to the Agent shall mean such successor agent, effective upon its appointment; and such former Agent’s rights, powers and duties in such capacity shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After any retiring Agent’s resignation hereunder as such agent, the provisions of Article VIII and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
[Signature page to follow.]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	LEAF III C SPE, LLC

By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	President, COO

c/o LEAF Financial Corporation
One Commerce Square
2005 Market Street
15th Floor
Philadelphia, PA 19103
Attn: Miles Herman
Tel: (800) 819-5556 Ext. 3358

THE ORIGINATOR:	LEAF FUNDING, INC.

By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	Senior Vice President

c/o LEAF Financial Corporation
One Commerce Square
2005 Market Street
15th Floor
Philadelphia, PA 19103
Attn: Miles Herman
Tel: (800) 819-5556 Ext. 3358
Receivables Loan and Security Agreement

THE SELLER:	LEAF EQUIPMENT
LEASING INCOME FUND III, L.P.

By:	LEAF Asset Management, LLC

By:	/s/ Miles Herman
	Name:	Miles Herman
	Title:	President, COO

c/o LEAF Financial Corporation
One Commerce Square
2005 Market Street
15th Floor
Philadelphia, PA 19103
Attn: Miles Herman
Tel: (800) 819-5556 Ext. 3358

THE SERVICER:	LEAF FINANCIAL CORPORATION

By:	s/ Miles Herman
	Name:	Miles Herman
	Title:	President, COO

One Commerce Square 2005 Market Street 15th Floor Philadelphia, PA 19103 Attn: Miles Herman Tel: (800) 819-5556 Ext. 3358
Receivables Loan and Security Agreement

THE BACKUP SERVICER:	LYON FINANCIAL SERVICES, INC. (d/b/a U.S. Bank
Portfolio Services)

By:	/s/ John Docken
	Name:	John Docken
	Title:	Senior Vice President

U.S. Bank Portfolio Services
1310 Madrid Street
Attention: Joe Andries
Marshall, Minnesota 56258
Tel. (507) 532-7129 Fax. (800) 806-0775
Receivables Loan and Security Agreement

THE AGENT:	DZ BANK AG DEUTSCHE ZENTRAL- GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN

By:	/s/ Daniel Marino
	Name:	Daniel Marino
	Title:	First Vice President

By:	/s/ Jayan Krishnan
	Name:	Jayan Krishnan
	Title:	Assistant Vice President

609 Fifth Avenue
New York, New York 10017
Attention: Daniel Marino
Facsimile No.: 212-745-1651
Confirmation No.: 212-745-1664
Receivables Loan and Security Agreement

THE LENDER:	AUTOBAHN FUNDING COMPANY LLC

By:	DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK,
FRANKFURT AM MAIN, its attorney-in-fact

By:	/s/ Daniel Marino
	Name:	Daniel Marino
	Title:	First Vice President

By:	/s/ Jayan Krishnan
	Name:	Jayan Krishnan
	Title:	Assistant Vice President

609 Fifth Avenue
New York, New York 10017
Attention: Daniel Marino
Facsimile No.: 212-745-1651
Confirmation No.: 212-745-1664
Receivables Loan and Security Agreement

THE CUSTODIAN AND
THE AGENT’S BANK:	U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Diane L. Reynolds
	Name:	Diane L. Reynolds
	Title:	Vice President

U.S. Bank National Association
EP-MN-WS3D
60 Livingston Avenue
St. Paul, Minnesota 55107-1419
Attention: Structured Finance/LEAF III C SPE, LLC
Tel. (651) 495-3923
Fax. 800-831-7910

with a copy to:

U.S. Bank National Association
1133 Rankin Street
Suite 100
St. Paul, Minnesota 55116
Attention: LEAF III C SPE, LLC
Tel (651) 695-5867
Fax (651) 695-5896
Receivables Loan and Security Agreement